As filed with the Securities and Exchange Commission on September 13, 2000

                                                 Registration No. 333-40774

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                FORM S-4/A
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       PRE-EFFECTIVE AMENDMENT NO. 1

                               ----------------

                              NewMil Bancorp, Inc.
             (Exact name of registrant as specified in its charter)

        Delaware                      6712                   06-1186389
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction        Classification Code Number)    Identification No.)
   of incorporation or
      organization)

                                 19 Main Street
                         New Milford, Connecticut 06776
                                 (860) 355-7600
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                               ----------------

                                 B. Ian McMahon
                            Chief Financial Officer
                                 19 Main Street
                         New Milford, Connecticut 06776
                                 (860) 355-7630
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ----------------

                                   Copies to:
      William W. Bouton, III, Esq.            Robert M. Taylor, III, Esq.
           Lewis Segal, Esq.                    Day, Berry & Howard LLP
       Tyler Cooper & Alcorn, LLP                      CityPlace
         CityPlace--35th Floor                Hartford, Connecticut 06103
    Hartford, Connecticut 06103-3488                 (860) 275-0100
             (860) 725-6200

                               ----------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                        Proposed
                                           Proposed      maximum
                               Amount      maximum      aggregate   Amount of
  Title of each class of       to be    offering price  offering   registration
securities to be registered  registered   per unit*      price*        fee*
-------------------------------------------------------------------------------
Common Stock, par value
 $.50 per share.........     1,350,520      $8.25      $11,141,790    $2,941

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
* Estimated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for shares of common and Series B preferred stock of Nutmeg as reported on the Nasdaq Small Cap Market and calculated as of June 29, 2000 and the exchange ratio prescribed by the agreement and plan of merger. The calculation assumes that the maximum amount of NewMil common stock payable pursuant to the agreement and plan of merger, 60% of total consideration, is issued in the transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         NEWMIL BANCORP, INC.                  NUTMEG FEDERAL SAVINGS
            19 Main Street                       & LOAN ASSOCIATION
    New Milford, Connecticut 06776                 301 Main Street
            (860) 355-7600                   Danbury, Connecticut 06810
                                                   (203) 792-3332

           ----------------                       ----------------


      PROSPECTUS/PROXY STATEMENT                   PROXY STATEMENT

   The Boards of Directors of NewMil Bancorp, Inc. and Nutmeg Federal Savings & Loan Association have each approved an agreement and plan of merger. This agreement provides that Nutmeg will merge into New Milford Savings Bank, NewMil's subsidiary bank, subject to customary conditions such as shareholder and regulatory approvals.

   If the merger takes place, Nutmeg's shareholders will receive the equivalent of $8.25 in cash or common stock of NewMil for each share of Nutmeg's common stock they own and $14.4375 in cash or common stock of NewMil for each share of Nutmeg's Series B preferred stock they own. These figures are expected to be adjusted upward based on the sale by Nutmeg of certain loan servicing rights prior to closing. Shareholders may elect to receive cash or NewMil stock, subject to certain limitations described in this document. The exchange of shares of Nutmeg common and Series B preferred stock into NewMil common stock generally will not be taxable, except for the receipt of cash instead of fractional shares. The exchange of Nutmeg common and Series B preferred stock into cash will be taxable. NewMil's common stock is traded on the Nasdaq Stock Market's National Market Tier under the symbol "NMSB".

   This document contains important information about NewMil, Nutmeg, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention. We have enclosed a copy of NewMil's 2000 Annual Report to Shareholders, containing important financial information about NewMil.

   Your vote is very important. The merger agreement and the merger must be approved by (i) a majority of the shares of NewMil cast at the meeting, in person or by proxy; and (ii) a majority of the outstanding shares of the common shares and Series B preferred shares of Nutmeg, voting as separate classes, and two-thirds of all outstanding shares of Nutmeg. To vote your shares, you may use the enclosed proxy card or attend the special shareholders meetings we will hold to allow you to consider and vote on the merger. To approve the merger and merger agreement, you MUST vote FOR the proposal by following the instructions on the enclosed proxy card. If a Nutmeg shareholder does not vote at all, that will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal.

           Francis J. Wiatr                         Paul A. Jaber
    Chairman, President and Chief                     Chairman
              Executive                     Nutmeg Federal Savings & Loan
     Officer NewMil Bancorp, Inc.                    Association

                               ----------------

   NewMil's common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or the Federal Deposit Insurance Corporation, nor have either of these institutions passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

     The date of this Proxy Statement/Prospectus is September 15, 2000 and first mailed to shareholders on September 15, 2000

                              NEWMIL BANCORP, INC.
                                 19 Main Street
                         New Milford, Connecticut 06776

                               ----------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON

                             OCTOBER 25, 2000

   A special meeting of shareholders of NewMil Bancorp, Inc. will be held on October 25, 2000, at 9:30 a.m. at the Candlewood Valley Country Club, New Milford, Connecticut for the following purposes:

  1. To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of May 30, 2000, by and among NewMil, New Milford Savings Bank, a wholly-owned bank subsidiary of NewMil, and Nutmeg Federal Savings & Loan Association, the merger of Nutmeg into New Milford Savings Bank, and the other transactions contemplated by the merger agreement, as described in the attached Proxy Statement/Prospectus.

  2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

   You are entitled to notice and to vote at the special meeting or any adjournments or postponements of the meeting only if you were a holder of record of NewMil's common stock at the close of business on September 1, 2000.

   NewMil's Board of Directors has unanimously determined that the merger is advisable and is fair to and in the best interest of NewMil's shareholders, has approved the merger agreement and the merger, and recommends that you vote to approve the merger agreement and the merger.

   The affirmative vote of a majority of the shares of NewMil's common stock cast at the special meeting, in person or by proxy, is required to approve the merger agreement and the merger.

   It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of NewMil's Board of Directors, by subsequently filing another proxy or by attending the special meeting and voting in person.

                                          By order of the Board of Directors

                                          Francis J. Wiatr
                                          Chairman, President and Chief
                                           Executive Officer

New Milford, Connecticut

September 15, 2000

                            Your vote is important.
            Please complete, sign, date and return your proxy card.

                   NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION
                                301 Main Street
                           Danbury, Connecticut 06810

                               ----------------

                          NOTICE OF SPECIAL MEETING OF
                           SHAREHOLDERS TO BE HELD ON

                             October 18, 2000

                               ----------------

   A special meeting of shareholders of Nutmeg Federal Savings & Loan Association will be held on October 18, 2000, at 6:00 p.m. at the main office of Nutmeg, 301 Main Street, Danbury, Connecticut 06810 for the following purposes:

  1. To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of May 30, 2000, by and among Nutmeg, NewMil Bancorp, Inc. and New Milford Savings Bank, a wholly-owned bank subsidiary of NewMil, the merger of Nutmeg into New Milford Savings Bank, and the other transactions contemplated by the merger agreement, as described in the attached Proxy Statement/Prospectus.

  2. To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

   You are entitled to notice and to vote at the special meeting or any adjournments or postponements of the meeting only if you were a holder of record of Nutmeg's common or Series B preferred stock at the close of business on September 8, 2000.

   Nutmeg's Board of Directors has unanimously determined that the merger is advisable and is fair to and in the best interest of Nutmeg's shareholders, has approved the merger agreement and the merger, and recommends that you vote to approve the merger agreement and the merger.

   The affirmative vote of a majority of the shares of Nutmeg's common stock and Series B preferred stock outstanding on September 8, 2000, voting as separate classes, and the affirmative vote of at least two-thirds of all outstanding common and Series B preferred stock combined is required to approve the merger agreement and the merger. The required vote of Nutmeg's shareholders is based on the total number of shares of Nutmeg's common stock and Series B preferred stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, or not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

   It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary of Nutmeg's Board of Directors, by subsequently filing another proxy or by attending the special meeting and voting in person.

                                          By order of the Board of Directors

                                          Paul A. Jaber
                                          Chairman

Danbury, Connecticut

September 15, 2000

                            Your vote is important.
            Please complete, sign, date and return your proxy card.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1

SUMMARY...................................................................   4

SHARE INFORMATION AND MARKET PRICES.......................................   7

COMPARATIVE PER SHARE DATA................................................   8

SELECTED FINANCIAL DATA...................................................  10

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS......................  13

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.....................  14
  Pro Forma Condensed Consolidated Statements of Condition--June 30,
   2000...................................................................  15
  Pro Forma Condensed Consolidated Statements of Income--Year Ended June
   30, 2000...............................................................  16
  Notes to Pro Forma Condensed Consolidated Financial Statements..........  17

SHAREHOLDER MEETINGS......................................................  20
  Matters to be Considered at the Special Meetings........................  20
  Record Date and Voting..................................................  20
  Required Vote; Revocability of Proxies..................................  22
  Solicitation of Proxies.................................................  23

THE MERGER................................................................  24
  The Parties.............................................................  24
  NewMil..................................................................  24
  Nutmeg..................................................................  24
  Background of the Merger................................................  25
  Recommendation of the Nutmeg Board of Directors and Reasons for the
   Merger.................................................................  26
  Purpose and Effects of the Merger.......................................  27
  Structure...............................................................  27
  Exchange Ratio..........................................................  28
  Shareholder Elections...................................................  28
  Options.................................................................  30
  Regulatory Approvals....................................................  30
  Conditions to the Merger................................................  32
  Conduct of Business Pending the Merger..................................  33
  Third Party Proposals...................................................  34
  Expenses; Breakup Fee...................................................  35
  Fairness Opinion of McConnell, Budd & Downes, Inc.......................  35
  Representations and Warranties..........................................  39
  Termination and Amendment of the Merger Agreement.......................  41
  Federal Income Tax Consequences.........................................  42
  Resales of NewMil's Common Stock Received in the Merger.................  43
  Employee Benefits.......................................................  43
  Interests of Nutmeg Directors and Executive Officers in the Merger That
   are Different Than Those of Nutmeg Shareholders........................  44
  Existing Nutmeg Change of Control Agreements............................  44
  Board Membership........................................................  45
  Indemnification.........................................................  45
  Option Agreement........................................................  45

INFORMATION ABOUT NUTMEG..................................................  47
  Business................................................................  47
  Supervision and Regulation..............................................  48

                                                                          Page
                                                                          ----
  Security Ownership of Certain Beneficial Owners........................  48
  Security Ownership of Management.......................................  49

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...........................................................  50

INFORMATION ABOUT NEWMIL.................................................  66
  Incorporation by References............................................  66
  Security Ownership of Certain Beneficial Owners........................  66
  Security Ownership of Management.......................................  66

MARKET PRICES AND DIVIDENDS..............................................  67
  NewMil's Common Stock..................................................  67
  Nutmeg's Common Stock..................................................  67

DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS........  68
  NewMil's Common Stock..................................................  68
  NewMil's Shareholder Rights Agreement..................................  68
  Nutmeg's Common Stock..................................................  69
  Nutmeg's Series B preferred stock......................................  70
  Comparison of Charter Provisions.......................................  71
  Directors..............................................................  71
  Call of Special Meetings...............................................  72
  Shareholder Action without a Meeting...................................  72
  Limitation on Liability of Directors and Indemnification...............  72
  Cumulative Voting......................................................  72
  Preemptive Rights......................................................  73
  Notice of Meetings.....................................................  73
  Quorum.................................................................  73
  General Vote...........................................................  73
  Record Date............................................................  73
  Procedures for Certain Business Combinations...........................  73
  Anti-Greenmail.........................................................  74
  Amendment to Certificate of Incorporation, Federal Stock Charter and
   Bylaws................................................................  74
  Applicable Law.........................................................  74
  Delaware Takeover Statute..............................................  74
  Connecticut Regulatory Restrictions on Acquisitions of Stock...........  75
  Federal Law............................................................  75

FINANCIAL INFORMATION INCLUDED WITH THIS DOCUMENT........................  75

WHERE YOU CAN FIND MORE INFORMATION......................................  75

SHAREHOLDER PROPOSALS....................................................  76

OTHER MATTERS............................................................  76

EXPERTS..................................................................  77

INDEPENDENT PUBLIC ACCOUNTANTS...........................................  77

LEGAL MATTERS............................................................  77

Appendix A--Opinion of McConnell, Budd & Downes, Inc.
Audited Financial Statements of Nutmeg Federal Savings and Loan
 Association for December 31, 1999 and 1998 and the years ended December
 31, 1999, 1998 and 1997
Unaudited Financial Statements of Nutmeg Federal Savings and Loan
 Association for June 30, 2000 and the periods ended June 30, 2000 and
 June 30, 1999.

   THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT NEWMIL AND NUTMEG THAT IS NOT INCLUDED IN OR DELIVERED WITH THE DOCUMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION." THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO YOU IF YOU CALL OR WRITE TO B. IAN MCMAHON, CHIEF FINANCIAL OFFICER, NEWMIL BANCORP, INC., 19 MAIN STREET, NEW MILFORD, CONNECTICUT 06776, TELEPHONE (860) 355-7630 OR DAVID F. LUCAS, SENIOR VICE PRESIDENT, NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION, 301 MAIN STREET, DANBURY, CONNECTICUT 06810, TELEPHONE (203) 792-3332. IN ORDER TO OBTAIN TIMELY DELIVERY OF DOCUMENTS, YOU SHOULD REQUEST INFORMATION AS SOON AS POSSIBLE, BUT NO LATER THAN OCTOBER 10, 2000.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  Why are NewMil and Nutmeg proposing to merge? How will I benefit?

A: In general, we believe that the business potential for the combination of NewMil and Nutmeg exceeds what NewMil and Nutmeg could accomplish by themselves. We expect that the merger will enhance shareholder value for all shareholders.

  More specifically, we believe that the combined companies will be stronger than either NewMil or Nutmeg on a stand-alone basis. After the merger, NewMil will have gained new bank facilities to serve the City of Danbury, and the towns of Ridgefield and Bethel. Nutmeg customers will enjoy the expanded services and products offered by NewMil.

  The proposed transaction is expected to have a positive impact on NewMil's earnings per share in the first year. It should also result in financial benefits from combining the operations of the two companies. The stability and continuity of NewMil after the merger will be enhanced because three members of Nutmeg's Board of Directors have agreed to serve on the Board of Directors of NewMil and New Milford Savings Bank.

Q. Does management support the merger? How will they vote?

A. The Boards of Directors of both NewMil and Nutmeg unanimously support the merger and intend to vote the shares they own in favor of the merger. At the request of NewMil, all directors and executive officers of Nutmeg signed a Stockholder Agreement agreeing to vote their shares of Nutmeg in favor of the merger. The directors and executive officers of Nutmeg, as a group, as of January 31, 2000 owned approximately 39.95% of Nutmeg's common stock and 37.40% of Nutmeg's Series B preferred stock, amounting to 39.30% of the combined shares of common and Series B preferred stock. To approve the merger, a majority of the shares of Nutmeg's issued and outstanding common stock and Series B preferred stock, each voting as a class, and two-thirds of all issued and outstanding shares of both classes combined, must vote FOR the merger.

Q:  What will Nutmeg shareholders receive in the merger?

A: If the merger takes place, each share of Nutmeg's common stock will be converted into $8.25 and each share of Series B preferred stock into $14.4375 of cash or common stock of NewMil, as elected by each Nutmeg shareholder subject to certain limitations. These figures are expected to be adjusted upward based upon the sale of loan servicing rights by Nutmeg prior to closing. The number of shares of NewMil common stock you will receive, if your election to receive common stock is honored, will depend upon NewMil's average trading price over a 15 day period ending prior to closing. A special procedure has been set up to allow you to change your election after the exact exchange ratio has been set.

Q:  What happens to my future dividends?

A: Before the merger takes place, Nutmeg expects to continue to pay regular quarterly cash dividends on its common stock, which currently are $0.05 per share, and on its Series B preferred stock at its 8% annual dividend rate; Series B preferred stock dividends will be prorated to the date of closing, subject to Nutmeg's equity accounts being equal to or greater at closing than at March 31, 2000. After the merger, any dividends will be based on what NewMil pays. NewMil presently pays dividends at a quarterly dividend rate of $0.10 per share. An exchange ratio of .825 would mean an equivalent quarterly dividend of $0.0825 per share for Nutmeg's common stock, and an equivalent quarterly dividend for Nutmeg's Series B preferred stock of $0.144375 per share.

Q:  What do I need to do now to vote?

A: Just indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and the merger. For Nutmeg shareholders, not returning a proxy card, or not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement and the merger.

  You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions on pages 20-23.

Q: How does a Nutmeg shareholder make an election between cash and NewMil common stock?

A: Complete the enclosed election form and return it with your proxy card to American Stock Transfer & Trust Company. Nutmeg shareholders can change their election at any time up until the date of the special meeting by delivering to American Transfer a written revocation or change form. In addition, for a 48 hour period beginning on the day following the day the actual exchange ratio is set, you may change your election by facsimile transmission, mail, delivery service or e-mail to American Transfer. This election change period should begin on or about November 8, 2000 and will end six days following the announcement date. The exchange ratio will be announced on NewMil's website, "www.newmil.com." A second election form is enclosed for this purpose. Nutmeg shareholders may also call Nutmeg for information about the exchange ratio and the election change process at
    (203) 792-3332. Nutmeg shareholders who do not properly make an election will be assumed to have elected to receive cash.

Q: Will Nutmeg shareholders actually receive the cash and/or stock they elect?

A. Not necessarily. NewMil has committed to satisfy elections for stock up to 60% of the total consideration paid to Nutmeg shareholders. NewMil has also committed to satisfy elections for cash up to 50% of the total consideration. If Nutmeg shareholders elect stock or cash in excess of those limits, NewMil will reduce the overages on a basis proportional to the Nutmeg shareholdings of those Nutmeg shareholders whose elections need to be changed.

Q:  Who can vote?

A: You are entitled to vote at the Nutmeg special meeting if you owned shares of Nutmeg's common or Series B preferred stock at the close of business on September 8, 2000. You will have one vote for each share of Nutmeg's common stock or Series B preferred stock that you owned at that time.

  You are entitled to vote at the NewMil special meeting if you owned shares of NewMil common stock at the close of business on September 1, 2000. You will have one vote for each share of NewMil common stock that you owned at that time.

Q: If my shares are held in street name by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to your broker on how you want your shares voted.

Q:  Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Nutmeg's or NewMil's Board of Directors stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  Should Nutmeg shareholders send in their stock certificates now?

A: No. After the merger takes place, Nutmeg shareholders will receive instructions on how to exchange Nutmeg certificates for NewMil certificates.

Q:  What needs to be done to complete the merger?

A: Our obligations to complete the merger depend on a number of conditions being met. In addition to our compliance with the merger agreement, these include:

  1. Approval of the merger agreement and merger by NewMil and Nutmeg shareholders.

  2.  Approval of the merger by federal and state regulatory authorities.

  3. Receipt of a legal opinion that, for United States tax purposes, Nutmeg shareholders who exchange their shares for shares of NewMil's common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. This opinion will be subject to various limitations and we recommend that you read the fuller description of tax consequences provided in this document beginning on page .

  4. Approval by Nasdaq of listing of NewMil's common stock to be issued in the merger.

  5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

  When the law permits, NewMil or Nutmeg could decide to complete the merger even though one or more of these conditions hasn't been met. We can't be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q: Whom can I call with questions or to obtain copies of this Proxy Statement/Prospectus and other documents?

A: David F. Lucas, Senior Vice President, Nutmeg Federal Savings & Loan Association, 301 Main Street, Danbury, Connecticut 06810, telephone (203) 792-3332.

  B. Ian McMahon, Chief Financial Officer, NewMil Bancorp, Inc., 19 Main Street, New Milford, Connecticut 06776, telephone (860) 355-7630.

  A copy of the merger agreement including each of its exhibits and the other documents described in this Proxy Statement/Prospectus will be provided to you promptly without charge if you call or write to B. Ian McMahon, Chief Financial Officer, NewMil Bancorp, Inc., 19 Main Street, New Milford, Connecticut 06776, telephone (860) 355-7360. Such documents were also filed as exhibits to the registration statement filed with the Securities and Exchange Commission to register the shares of NewMil's common stock to be issued in the merger and with the Office of Thrift Supervision as exhibits to this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information."

                                    SUMMARY

   The following is a brief summary of information located elsewhere in this document. This summary does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document to fully understand the merger. See "Where You Can Find More Information" on page 75. Each item in this summary refers to the page where that subject is discussed in more detail.

Merger Consideration

   Shareholders of Nutmeg will receive either cash or shares of NewMil stock in exchange for their Nutmeg common or Series B preferred stock, at their election. Nutmeg shareholders will be paid the equivalent of $8.25 (subject to expected upward adjustment for the sale of loan servicing rights by Nutmeg prior to closing) in cash or NewMil stock for their Nutmeg common stock, and $14.4375 for their Series B preferred stock (subject to expected upward adjustment for the sale of loan servicing rights by Nutmeg prior to closing). NewMil is not obligated to pay more than 60% of the total merger consideration in NewMil stock, or more than 50% in cash. If shareholder elections exceed these limits, NewMil may alter shareholder elections proportionately. See "THE MERGER--Exchange Ratio; Shareholder Elections."

Generally Tax Free Transaction for Nutmeg Shareholders Who Receive Stock in the Merger (pages 42-43)

   Nutmeg shareholders will not recognize gain or loss for federal income tax purposes on the shares of NewMil stock they receive in the merger. To the extent they elect to receive cash or are allocated cash in exchange for their Nutmeg stock, or if they receive cash instead of fractional shares, they will recognize gain or loss for federal income tax purposes. Nutmeg and NewMil will not be obligated to complete the merger unless we receive a legal opinion to that effect. Different tax consequences may apply to Nutmeg shareholders because of their individual circumstances or because special tax rules apply to them, for example, if they:

  . are a tax-exempt organization;

  . are a dealer in securities;

  . are a financial institution;

  . are an insurance company;

  . are a non-United States person;

  . are subject to the alternative minimum tax;

  . are a trader in securities who elects to apply a mark-to-market method of accounting;

  . acquired shares of Nutmeg's common or Series B preferred stock from the exercise of options or otherwise as compensation or through a qualified retirement plan; or

  . hold shares of Nutmeg's common or Series B preferred stock as part of a straddle, hedge, or conversion transaction.

   Tax matters are very complicated. Nutmeg shareholders should consult their tax advisor for a full explanation of the tax consequences of the merger to you.

Both Boards Of Directors Recommend Approval (page 26)

   Both the Nutmeg and NewMil boards of directors unanimously approved the merger agreement and the merger and recommend that their shareholders vote FOR approval of these matters.

Nutmeg Management's Voting and Monetary Interest in the Merger (page 22)

   At the close of business on January 31, 2000, excluding all options to purchase Nutmeg common stock, Nutmeg's directors and executive officers and their affiliates owned a total of 574,689 shares of Nutmeg's common stock, which was approximately 39.95% of the total number of shares of Nutmeg's common stock that were outstanding on that date. They also owned a total of 182,161 shares of Nutmeg's Series B preferred stock, which was 37.40% of the total number of shares of Nutmeg's Series B preferred stock that were outstanding on that date. This equals 39.30% of the combined shares of common and Series B preferred stock outstanding on that date. Nutmeg directors and executive officers have agreed to vote their shares in favor of the merger agreement and merger. Accordingly, their large voting interest will significantly influence the approval vote for the merger. See "SHAREHOLDER MEETINGS--Required Vote; Revocability of Proxies." Certain of Nutmeg's directors and executive officers have interests in the merger as directors and employees that are different from those of other Nutmeg shareholders. These interests are described at page 44.

Nutmeg's Financial Advisor Says Consideration Fair, From a Financial Point of View, to Nutmeg Shareholders (pages 35-39)

   In deciding to approve the merger, Nutmeg's Board of Directors considered the opinion of McConnell, Budd & Downes, Inc., Nutmeg's financial advisor. The opinion concluded that the proposed consideration to be received by the holders of Nutmeg's common and Series B preferred stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix A to this document. We encourage Nutmeg shareholders to read this opinion carefully in order completely to understand the assumptions made, matters considered and limitation of the review made by McConnell, Budd & Downes, Inc. in providing this opinion.

Differences in the Rights of Shareholders (pages 68-75)

   The rights of Nutmeg shareholders after the merger will be governed by the certificate of incorporation and bylaws of NewMil rather than the federal stock charter and bylaws of Nutmeg. These rights will be governed by the General Corporation Law of the State of Delaware, not the federal law applicable to Nutmeg, since NewMil is incorporated in Delaware. Some of the provisions included in NewMil's certificate of incorporation and bylaws may serve to prevent a change in control of NewMil even if desired by a majority of the shareholders. These provisions are:

  . removal of a director only for cause by a two-thirds vote of the shareholders at a shareholders' meeting; and

  . Somewhat higher super majority voting requirements to amend certificate of incorporation.

   In addition, NewMil has adopted a shareholder rights agreement designed to protect against an inadequate tender offer or to deter coercive or unfair takeover tactics.

Regulatory Approvals We Must Obtain For the Merger (pages 30-31)

   For the merger to take place, we need to receive the regulatory approvals of the Federal Deposit Insurance Corporation and the Connecticut Commissioner of Banking. We have filed applications with these regulators. We expect to receive a waiver from the Board of Governors of the Federal Reserve System of any application filing requirement under the Bank Holding Company Act. In addition, Nutmeg has made a notice filing with the United States Office of Thrift Supervision.

   As of the date of this document, we haven't yet received the required approvals. While we don't know of any reason why we would not be able to obtain the necessary approvals in a timely manner, we can't be certain when or if we will get them.

Termination of the Merger Agreement (page 41)

   The merger agreement specifies a number of situations when NewMil and Nutmeg may terminate the agreement, which are described on page 41. The merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by March 31, 2001, if we do not receive the needed shareholder or regulatory approvals or if the other party breaches its agreements.

   Regardless of whether the merger is completed, we will each pay our own fees and expenses, except that NewMil will pay the costs and expenses incurred in printing and mailing this document and the filing and registration fees to the Securities and Exchange Commission. If the agreement is terminated because the shareholder vote fails at one of the parties, the other party will be entitled to be reimbursed for its expenses up to $150,000.

   Nutmeg will owe an additional $300,000 break-up fee if:

  . it has received a proposal to engage in a competing transaction;

  . it has made a material misrepresentation or covenant breach; or

  . it fails to timely call the special shareholder meeting or recommend approval of the merger.

   NewMil will owe an additional $500,000 break-up fee ($600,000 if the breach occurs after Nutmeg's sale of loan servicing rights) if:

  . it has made a material misrepresentation or covenant breach; or

  . it fails to timely call the special shareholder meeting or recommend approval of the merger.

Option To Discourage Other Parties From Making Other Proposals to Acquire Nutmeg (pages 45-47)

   In connection with the merger agreement, Nutmeg granted NewMil an option to purchase shares of Nutmeg common stock not to exceed 19.99% of Nutmeg's outstanding common and Series B preferred stock at an exercise price of $7.00 per share. The option agreement is intended to discourage other parties from making alternative acquisition-related proposals to Nutmeg.

   In addition to the option to purchase Nutmeg's common stock, under the circumstances mentioned in the next paragraph, NewMil may require Nutmeg to repurchase the option or shares acquired upon a previous exercise of the option at a predetermined price. Alternatively, upon the occurrence of these circumstances, NewMil may surrender the option and/or any shares received upon a previous exercise of the option and receive a payment price as set forth in the option agreement.

   NewMil cannot exercise its option unless a business combination or acquisition transaction concerning Nutmeg or related activities, including the sale of a substantial amount of Nutmeg's assets or stock are proposed or occur. We do not know of any event that has occurred as of the date of this document that would permit NewMil to exercise its option.

Information About the Special Meetings (page 20)

   A special meeting of Nutmeg shareholders will be held on October 18, 2000, at 6:00 p.m. at the main office of Nutmeg, 301 Main Street, Danbury, Connecticut, 06810 and a special meeting of NewMil shareholders will be held on October 25, 2000 at 9:30 a.m. at Candlewood Valley Country Club, New Milford, Connecticut. Each meeting will be for the following purposes:

  . to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

  . to address any other matters that properly come before the special meetings, or any adjournments or postponements of the meetings, including a motion to adjourn the special meetings to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

The Companies Involved In The Merger (page 24-25)

   NewMil Bancorp, Inc. and New Milford Savings Bank

   19 Main Street
   New Milford, Connecticut 06776
   (860) 355-7600

   NewMil is a Delaware corporation and the holding company of New Milford Savings Bank, NewMil's Connecticut savings bank subsidiary. Both NewMil and New Milford Savings Bank are headquartered in New Milford, Connecticut. At June 30, 2000, NewMil had total consolidated assets of $392,572,000, total deposits of $319,626,000, and shareholders' equity of $34,325,000, or 8.74% of total assets.

   Nutmeg Federal Savings & Loan Association

   301 Main Street,
   Danbury, Connecticut 06810
   (203) 792-3332

   Nutmeg is a federally chartered savings and loan association headquartered in Danbury, Connecticut. At June 30, 2000, Nutmeg had total assets of $122,804,000, total deposits of $106,924,000, and shareholders' equity of $10,813,000, or 8.81% of total assets.

Share Information and Market Prices

   NewMil's common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol "NMSB". Nutmeg's common and Series B preferred stock are traded on the Nasdaq Stock Market's Small Cap Tier. The table below presents the per share closing prices of NewMil's common stock on Nasdaq, and the average bid and asked prices of Nutmeg common and Series B preferred stock on Nasdaq as of the dates specified. May 30, 2000 was the last trading date before public announcement of the merger agreement. The shareholders of Nutmeg will receive $8.25 and $14.4375 in cash or NewMil common stock (as adjusted upward for the sale of Nutmeg's loan servicing rights) for each share of Nutmeg common stock and Series B preferred stock, respectively. For more information about the exchange ratio and how it may change, see "The Merger--Exchange Ratio" and "Shareholder Elections" and for more information about the stock prices and dividends of NewMil and Nutmeg, see "Market Prices and Dividends."

                                                     Closing   Average Bid and
                                                      Price      Asked Price
                                                     -------- ------------------
                                                                       Nutmeg's
                                                     NewMil's Nutmeg's Series B
                                                      Common   Common  Preferred
Date                                                  Stock    Stock     Stock
----                                                 -------- -------- ---------
May 30, 2000........................................ $ 9.875   $8.172   $11.938
September 8, 2000................................... $11.875   $7.875   $ 13.75

   Nutmeg's shareholders are advised to obtain current market quotations for NewMil's common stock. The market price of NewMil's common stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the merger takes place. No assurance can be given as to the market price of NewMil's common stock at the time of the merger; Nutmeg may not terminate the merger agreement because of changes in the price of NewMil's common stock. See "The Merger--Termination and Amendment of the Merger Agreement."

Comparative Per Share Data

   The following table shows historical information about net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged throughout those periods.

   We also assumed that the merger will be accounted for as a "purchase" for accounting and financial reporting purposes. The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by an assumed exchange ratio of .825. We present this information to reflect the fact that Nutmeg common shareholders will receive less than one share of NewMil common stock for each share of Nutmeg common stock exchanged in the merger. We have assumed an exchange ratio for Nutmeg Series B preferred stock of 1.44375.

   We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. These charges and benefits are not reflected in the pro forma data. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

   The information in the following table is based on, and you should read it together with, the historical financial information that NewMil has presented in its 2000 Annual Report to Shareholders which has been sent to you with this Joint Proxy Statement/Prospectus. This information should also be read in conjunction with Nutmeg's historical financial information that Nutmeg has presented in Appendices B and C to this document.

Comparative Per Share Data

                                                                   At or for the
                                                                    Year Ended
                                                                   June 30, 2000
                                                                   -------------
Net Income per Common Share (Basic)(1):
  NewMil--historical..............................................     $1.10
  Nutmeg--historical..............................................     $0.70
  Pro Forma Combined..............................................     $0.85
  Equivalent Pro Forma............................................     $0.70
Net Income per Common Share (Diluted)(1):
  NewMil--historical..............................................     $1.05
  Nutmeg--historical..............................................     $0.56
  Pro Forma Combined..............................................     $0.82
  Equivalent Pro Forma............................................     $0.68
Cash Dividends per Common Share(1):
  NewMil--historical..............................................     $0.40
  Nutmeg--historical..............................................     $0.20
  Pro Forma Combined..............................................     $0.36
  Equivalent Pro Forma............................................     $0.30
Cash Dividends per Preferred Share:
  NewMil--historical..............................................       --
  Nutmeg--historical..............................................     $0.70
  Pro Forma Combined..............................................     $0.70
  Equivalent Pro Forma............................................     $0.58
Book Value per Common Share(1):
  NewMil--historical..............................................     $9.52
  Nutmeg--historical..............................................     $4.55
  Pro Forma Combined..............................................     $9.63
  Equivalent Pro Forma............................................     $7.95
For Preferred Shareholders........................................

--------
(1) The number of common shares of Nutmeg is determined by adding 1.75 times the number of outstanding Series B preferred shares to the number of outstanding common shares.

                            SELECTED FINANCIAL DATA

   The tables below present summary historical financial and other data for NewMil and Nutmeg as of the dates and for the periods indicated. This summary data is based on and should be read in conjunction with NewMil's historical consolidated financial statements and related notes which it has presented in its 2000 Annual Report to shareholders which accompanies this Joint Proxy Statement/Prospectus. This summary should also be read in conjunction with Nutmeg's historical financial statements and related notes that appear in Appendices B and C in this document. For additional information about NewMil and Nutmeg, see "Where You Can Find More Information." You should read all of the selected financial information we provide in the following tables together with the historical financial information. The interim financial and other data for Nutmeg include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations have been included. All per share data of NewMil and Nutmeg have been adjusted retroactively to give effect to stock dividends and stock splits.

                  Selected Consolidated Financial Data--NewMil
                             (Dollars in Thousands)

                                      At or for the Year Ended June 30,
                                 ----------------------------------------------
                                   2000      1999      1998     1997     1996
                                 --------  --------  -------- -------- --------
Financial Condition and Other
 Data
Total assets...................  $392,572  $352,117  $367,569 $323,061 $309,363
Loans receivable, net..........   223,734   210,036   162,849  166,141  150,558
Securities.....................   144,307   118,202   162,267  119,368  125,583
Deposits.......................   319,626   300,123   293,877  275,392  259,267
Federal Home Loan Bank advances
 and other borrowings..........    35,750    15,000    37,500   13,000   14,776
Shareholders' equity...........    34,325    33,135    33,409   31,719   31,892
Number of banking offices......        14        14        15       13       13
Operating Data
Net interest income............  $ 14,064  $ 12,649  $ 12,459 $ 11,935 $ 11,399
Provision for loan losses......      (470)      100       250      400      400
Noninterest income.............     1,893     3,434     2,864    2,086    1,643
Noninterest expenses...........    10,336    10,438     9,920    9,133    8,853
                                 --------  --------  -------- -------- --------
Income before income taxes and
 extraordinary items...........     6,091     5,545     5,153    4,488    3,789
Income tax expense (benefits)..     2,076     2,264     2,164    1,886    1,547
                                 --------  --------  -------- -------- --------
Income before extraordinary
 item and changes in accounting
 principal.....................  $  4,015  $  3,281  $  2,989 $  2,602 $  2,242
Extraordinary item, net of
 taxes.........................       --        (87)      --       --       --
Cumulative effect of change in
 accounting principles, net of
 taxes.........................       --       (162)      --       --       --
                                 --------  --------  -------- -------- --------
Net income.....................     4,015     3,032     2,989    2,602    2,242
                                 ========  ========  ======== ======== ========

                      Significant Statistical Data--NewMil

                                        At or for the Year Ended June 30,
                                        --------------------------------------
                                         2000    1999    1998    1997    1996
                                        ------  ------  ------  ------  ------
For The Period:
Net income per common share:
 Basic................................  $ 1.10  $ 0.80  $ 0.78  $ 0.65  $ 0.51
 Diluted..............................  $ 1.05  $ 0.76  $ 0.74  $ 0.63  $ 0.50
Cash dividends per common share.......  $ 0.40  $ 0.35  $ 0.30  $ 0.23  $ 0.17
Return on average shareholders'
 equity...............................   12.11%   8.84%   9.04%   8.02%   6.71%
Interest rate spread..................    3.60%   3.19%   3.31%   3.53%   3.58%
Net interest margin...................    4.06%   3.64%   3.78%   3.98%   4.01%
Noninterest expenses to average
 assets...............................    2.89%   2.89%   2.91%   2.94%   2.97%
At End Of Period:
Diluted weighted average common shares
 (000's)..............................   3,807   3,985   4,066   4,143   4,487
Book value per common share...........  $ 9.52  $ 9.04  $ 8.71  $ 8.27  $ 7.84
Tangible book value per common share..  $ 9.52  $ 9.04  $ 8.71  $ 8.27  $ 7.84
Shareholders' equity to total assets..    8.74%   9.41%   9.09%   9.82%  10.31%
Non-performing assets to total
 assets...............................    0.31%   0.45%   0.46%   1.11%   2.09%
Allowance for loan losses to Non-
 performing loans.....................  584.27% 403.64% 360.26% 175.25% 114.33%

 Selected Consolidated Financial Data and Significant Statistical Data--Nutmeg
                             (Dollars in Thousands)

                         At or for the Six
                           Months Ended
                             June 30,          At or for the Year Ended December 31,
                         ------------------  -------------------------------------------
                           2000      1999      1999      1998     1997    1996    1995
                         --------  --------  --------  -------- -------- ------- -------
Financial Condition and
 Other Data
Total assets............ $122,804  $115,859  $116,827  $111,337 $105,729 $93,298 $85,724
Loans, net..............   97,976    90,897    94,186    93,362   92,790  84,406  70,763
Deposits................  106,924    96,089    93,901    90,728   86,121  77,561  75,184
Shareholders' equity....   10,813    10,059    10,419     9,681    8,891   5,632   5,399
Number of banking
 offices................        4         3         3         3        3       3       3
Operating Data
Net interest income..... $  2,661  $  2,395  $  4,920  $  4,548 $  4,015 $ 3,538 $ 3,287
Provision for loan
 losses.................      (50)      (25)      (25)      100      154      85      70
Noninterest income......      685       766     1,629     1,923    1,677   1,433   1,039
Noninterest expenses....    2,371     2,230     4,690     4,370    4,070   4,418   3,347
                         --------  --------  --------  -------- -------- ------- -------
Income before income
 taxes..................    1,025       956     1,884     2,001    1,468     468     909
Income tax expense......      353       323       584       878      623     186     385
                         --------  --------  --------  -------- -------- ------- -------
 Net income............. $    672  $    633  $  1,300  $  1,123 $    845 $   282 $   524
                         ========  ========  ========  ======== ======== ======= =======

                      Significant Statistical Data--Nutmeg

                           At or for
                            the Six
                          Months Ended   At or for the Year Ended December
                            June 30,                    31,
                          -------------  --------------------------------------
                           2000   1999    1999    1998    1997    1996    1995
                          ------  -----  ------  ------  ------  ------  ------
Net income per common
 share
 Basic..................   $0.34  $0.32  $ 0.67  $ 0.58  $ 0.51  $ 0.20  $ 0.40
 Diluted................   $0.28  $0.27  $ 0.55  $ 0.48  $ 0.42  $ 0.16  $ 0.31
Cash dividends declared
 per common share.......   $0.10  $0.09  $0.193  $0.167  $0.123  $0.063  $ 0.00
Cash dividends declared
 per preferred share....   $0.35  $0.35  $ 0.70  $ 0.70  $0.394  $0.228  $0.228
Return on average
 shareholders' equity...   12.25% 12.53%  12.87%  12.10%  11.33%   5.05%  10.22%
Return on average
 assets.................    1.07%  1.16%   1.17%   1.04%    .85%    .32%    .62%
Common stock -- dividend
 payout ratio...........   29.41% 28.13%  28.81%  28.79%  24.12%   31.5%   0.00%
Interest rate spread....    5.04%  4.58%   4.88%   4.49%   4.26%   4.20%   4.05%
Net interest margin.....    5.06%  4.71%   4.95%   4.56%   4.33%   4.23%   4.11%
Noninterest expenses to
 average assets.........    3.98   4.07    4.22%   4.05%   4.09%   5.01%   3.96%
At End of Period:
Diluted weighted average
 common shares (000's)..   2,396  2,389   2,373   2,347   2,032   1,703   1,673
Book value per common
 share..................   $4.55  $4.25  $ 4.56  $ 4.28  $ 4.13  $ 3.62  $ 3.54
Tangible book value per
 common share...........   $4.55  $4.25  $ 4.56  $ 4.28  $ 4.13  $ 3.62  $ 3.54
Shareholders' equity to
 total assets...........    8.81%  8.68%   8.92%   8.70%   8.41%   6.04%   6.30%
Tangible capital........    8.70%  8.40%   8.82%   8.45%   8.30%   6.04%   6.02%
Risk-based capital......   13.54% 14.32%  13.58%  13.78%  13.23%  10.12%  10.34%
Nonaccrual assets to
 total assets...........     .25%   .94%    .59%    .94%    .89%   1.58%   1.21%
Allowance for loan
 losses to nonaccrual
 loans..................  169.81% 46.44%  73.47%  50.91%  49.36%  32.00%  39.52%

           CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. When we use words like believes, expects, anticipates or similar expressions, we are making forward-looking statements.

   You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

  . the effect of economic conditions;

  . inability to realize expected cost savings in connection with business combinations and other acquisitions;

  . higher than expected costs related to integration of combined or merged businesses;

  . deposit attrition;

  . adverse changes in interest rates;

  . change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise; and

  . adverse changes or conditions in capital or financial markets.

   The forward-looking statements are made as of the date of this document, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

   No person is authorized to give any information or to make any representation not contained in this document, and, if given or made, that information or representation should not be relied upon as having been authorized. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any of NewMil's common stock offered by this document, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of offer or solicitation. Neither the delivery of this document nor any distribution of NewMil's common stock offered pursuant to this Proxy Statement/Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of Nutmeg or NewMil or the information in this document or the documents or reports incorporated by reference into this document since the date of this document.

                              NEWMIL BANCORP, INC.
                                      AND
                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The Boards of Directors of NewMil and Nutmeg have each approved an agreement and plan of merger. This agreement provides that Nutmeg will merge into New Milford Savings Bank, NewMil's subsidiary bank, subject to customary conditions such as shareholder and regulatory approvals.

   If the Merger takes place, Nutmeg's shareholders will receive the equivalent of $8.25 in cash or common stock of NewMil for each share of Nutmeg's common stock they own and $14.4375 in cash or common stock of NewMil for each share of NutMeg's Series B preferred stock they own. These figures are expected to be adjusted upward based on the sale by Nutmeg of certain loan servicing rights prior to closing. See "THE MERGER--Shareholder Elections." Shareholders may elect to receive cash or NewMil stock, subject to certain limitations described in this document. The exchange of shares of Nutmeg common and Series B preferred stock into NewMil common stock generally will not be taxable, except for the receipt of cash instead of fractional shares. The exchange of Nutmeg common and Series B preferred stock into cash will be taxable. NewMil's common stock is traded on the Nasdaq Stock Market's National Market Tier under the symbol "NMSB."

   The following presents the pro forma condensed balance sheets as of June 30, 2000 and pro forma condensed consolidated statements of income for the year ended June 30, 2000 after giving effect to the acquisition of Nutmeg by NewMil (accounted for as a purchase). The pro forma combined financial statements do not give effect to the anticipated cost savings, revenue enhancements or business adjustments which are expected to occur. The purchase price may be adjusted upward based on the sale by Nutmeg of certain loan servicing rights prior to closing. In addition, certain adjustments included in the pro forma combined financial statements are based on estimates and are subject to change as additional information becomes available.

   The information in the following tables is based on, and should be read together with, the historical financial statements of NewMil and Nutmeg, which are incorporated by reference or included with this document, and the comparative per share data which appears elsewhere in this document. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations in the future because it does not give effect to the anticipated cost savings, revenue enhancements or business adjustments which are expected to occur. The proposed transaction is expected to have a positive impact on NewMil's earnings per share in the first year. The pro forma data is also not necessarily indicative of the combined financial position or results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma financial statements are presented.

                              NEWMIL BANCORP, INC.
                                      AND
                   NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF CONDITION

                               JUNE 30, 2000
                             (Dollars in Thousands)

                                                          Pro Forma
                                      NewMil    Nutmeg   Adjustments Pro Forma
                                     --------  --------  ----------- ---------
               ASSETS
Cash and due from banks Securities:  $ 12,623  $  4,345              $ 16,968
  Available-for-sale at market......  104,528     5,391               109,919
  Held-to-maturity at amortized cost
   (fair value: NewMil $38,005).....   39,779       --                 39,779
Loans (net of allowance for loan
 losses: NewMil: $4,978 and Nutmeg
 $523...............................  223,734    97,976               321,710
  Loans held for sale...............      --      2,518                 2,518
  Other real estate owned, net......      366       --                    366
  Loan servicing rights (Note H)....      --      9,536   $ (9,536)       --
  Goodwill (Note D).................      --        --       8,064      8,064
  Bank premises and equipment, net..    5,679       587                 6,266
  Accrued interest income...........    2,747       929                 3,676
Deferred tax asset, net.............    2,000       316                 2,316
Other assets (Note D)...............    1,116     1,206      2,000      4,322
                                     --------  --------   --------   --------
    Total Assets.................... $392,572  $122,804   $    528   $515,904
                                     ========  ========   ========   ========
 LIABILITIES & SHAREHOLDERS' EQUITY
Deposits (Note H)................... $319,626  $106,924   $(12,141)  $414,409
Federal Home Loan Bank advances
 (Note G)...........................   35,750     2,500     12,134     50,384
Accrued interest and other
 liabilities........................    2,871     2,567                 5,438
                                     --------  --------   --------   --------
    Total Liabilities...............  358,247   111,991         (7)   470,231
                                     --------  --------   --------   --------
Preferred stock.....................      --          2         (2)       --
Common stock........................    2,995         5        562      3,562
Paid in capital.....................   43,332     8,148      2,633     54,113
Retained earnings...................   13,199     2,670     (2,670)    13,199
Accumulated other comprehensive
 Income.............................   (1,362)      (12)        12     (1,362)
Treasury stock......................  (23,839)      --         --     (23,839)
                                     --------  --------   --------   --------
    Total Shareholders' Equity (Note
     E).............................   34,325    10,813        535     45,674
                                     --------  --------   --------   --------
    Total Liabilities & Shareholders
     Equity......................... $392,572  $122,804   $    528   $515,904
                                     ========  ========   ========   ========

                              NEWMIL BANCORP, INC.
                                      AND
                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                         Year Ended June 30, 2000

                             (Dollars in Thousands)

                                                           Pro Forma
                                         NewMil   Nutmeg  Adjustments Pro Forma
                                         -------  ------  ----------- ---------
Net Interest Income (Notes G & H)....... $14,064  $5,186    $  (844)   $18,406
Provision for Loan Losses...............    (470)    (50)                 (520)
Non-Interest Income (Note H)............   1,893   1,548       (625)     2,816
Non-Interest Expense (Notes F & H)......  10,336   4,831        137     15,304
                                         -------  ------    -------    -------
Income Before Income Taxes..............   6,091   1,953     (1,606)     6,438
Provision for income taxes..............   2,076     614       (312)     2,378
                                         -------  ------    -------    -------
Net Income.............................. $ 4,015  $1,339    $(1,294)   $ 4,060
                                         =======  ======    =======    =======
Earnings per common share
  Diluted............................... $  1.05  $ 0.56               $  0.82
  Basic................................. $  1.10  $ 0.70               $  0.85
Dividends per common share.............. $  0.40  $ 0.20               $  0.36

                              NEWMIL BANCORP, INC.
                                      AND
                   NUTMEG FEDERAL SAVINGS & LOAN ASSOCIATION

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A: BASIS OF PRESENTATION

   The pro forma combined balance sheet combines the historical consolidated balance sheets of NewMil and Nutmeg as if the merger had become effective on June 30, 2000. The pro forma combined statement of income for the year ended June 30, 2000 combines the historical consolidated statements of income of NewMil and Nutmeg as if the merger had become effective on July 1, 1998.

   The Merger is accounted for as a purchase. Under this method of accounting, assets and liabilities of Nutmeg are adjusted to their estimated fair value and combined with the recorded book values of the assets and liabilities of NewMil.

   For purposes of the pro forma financial statements, estimates of the fair value of Nutmeg's assets and liabilities as of June 30, 2000 have been combined with the recorded values of the assets and liabilities of NewMil. Fair value adjustments are subject to update as additional information becomes available. Fair value adjustments to loans and deposits have not been presented as the amounts are expected to be immaterial.

NOTE B: PURCHASE PRICE

   The purchase price is based on exchanging the equivalent of $8.25 in cash or common stock of NewMil for each share of Nutmeg's common stock and $14.4375 in cash or common stock of NewMil for each share of Nutmeg preferred stock. The purchase price may be adjusted upward in the event a gain is recognized on the sale by Nutmeg of certain loan servicing rights prior to closing. No gain has been anticipated on the sale for the purposes of the pro forma financial statements. See "THE MERGER--Shareholder Elections." The number of shares of NewMil common stock into which a share of Nutmeg common stock will be converted will be determined by dividing $8.25 by the average of the high and low prices of NewMil common stock on each of the 15 trading days ending on the third trading day before the effective time of the merger. For the purpose of the pro forma financial statements, a market price of $10.00 has been assumed for NewMil common stock for determining the number of shares of NewMil common stock that will be issued. Accordingly, the share exchange is based on exchanging
0.825 of a share of NewMil common stock for each share of Nutmeg common stock and 1.44375 of a share of NewMil common stock for each share of Nutmeg preferred stock. Because the price of NewMil common stock may vary before the effective time of the merger, the actual number of shares of NewMil common stock into which a share of Nutmeg common stock will be converted will not be known until the end of such 15 day period. NewMil will not be required to exchange shares of NewMil common stock for more than 60% of the combined total of Nutmeg common and preferred shares (treating each share of Nutmeg preferred stock as the equivalent of 1.75 shares of Nutmeg common stock.)

   For the purposes of the pro forma financial statements, NewMil common stock has been exchanged for 60% of the purchase price and cash for 40% of the purchase price. Furthermore, it has been assumed that all Nutmeg stock options will be converted into cash. Accordingly, the number of the shares of Nutmeg common and preferred stock used in calculating the purchase price to be paid in connection with the Merger reflects an exchange of cash and NewMil common stock for the outstanding shares of Nutmeg common and preferred stock, exclusive of Nutmeg's stock options.

   The total purchase price and the cash and market value of NewMil common stock to be issued in connection with the Merger is calculated as follows:

                                                                      Total
                                                                   Equivalent
                                                Common   Preferred   Common
                                                 Stock     Stock      Stock
                                               --------- --------- -----------
Nutmeg shares outstanding on June 30, 2000.... 1,435,535  489,722
Exchange ratio................................               1.75
Nutmeg common stock equivalent shares......... 1,435,535  857,101    2,292,636
Purchase price per share......................                     $      8.25
Total purchase price..........................                     $18,914,247
Exchange of cash..............................                       7,565,707
                                                                   -----------
Exchange of NewMil common stock...............                     $11,348,540
Estimated price per share of NewMil common
 stock........................................                     $     10.00
NewMil common stock to be issued..............                       1,134,854

NOTE C: PURCHASE ACCOUNTING ADJUSTMENTS

   Purchase accounting adjustments as of June 30, 2000, are based on the best available information and are subject to update as additional information becomes available. Purchase accounting adjustments, net of applicable taxes, are as follows:

   Cost of exercising Nutmeg's stock options........................ $  635,000
   Estimated cost of Nutmeg's change of control agreements..........    548,000
   Professional fees, printing and mailing..........................    734,000
   Termination of service bureau contract...........................     46,000
                                                                     ----------
   Total purchase accounting adjustments, net of taxes.............. $1,963,000
                                                                     ==========

NOTE D: CALCULATION OF GOODWILL ADJUSTMENT AND TOTAL GOODWILL DUE TO MERGER

                                                                  (in thousands)
   Purchase price................................................    $18,914
   Nutmeg total shareholders equity..............................    (10,813)
   Estimated purchase accounting adjustments, net of taxes.......      1,963
   Estimated core deposit intangible.............................     (2,000)
                                                                     -------
   Goodwill adjustment...........................................    $ 8,064
                                                                     =======

   For purposes of the pro forma combined balance sheet, estimates have been made of the purchase accounting adjustments, net of taxes, as of June 30, 2000. Purchase accounting adjustments are subject to update as additional information becomes available.

NOTE E: STOCKHOLDERS' EQUITY

   The net equity impact of the Merger is $536,000, which represents the purchase price of $18,914,247, reduced by cash consideration of $7,565,707 and Nutmeg's stockholders' equity of $10,813,000. In the Merger, NewMil will exchange cash of $7,565,707 and NewMil common stock with a market value of $11,348,540 in exchange for Nutmeg's 1,435,535 common shares and 489,722 preferred shares (based on the number of shares outstanding as of June 30, 2000). NewMil will issue 1,134,854 new shares of common stock, with a par value of $567,427, or $.50 per share, and paid in capital of $10,781,113, based on an estimated price of $10.00 per share.

NOTE F: GOODWILL AND CORE DEPOSIT INTANGIBLE AMORTIZATION

   The pro forma income statements include an adjustment for the amortization of pro forma goodwill on a straight line basis over 20 years and the amortization of the core deposit intangible on a straight line basis over 7 years. Total amortization expense amounts for goodwill and the core deposit intangible for the year ended June 30, 2000 is $689,000. For regulatory capital purposes, goodwill is generally considered to be an intangible asset the amount of which is deducted in calculating required capital ratios.

NOTE G: FEDERAL HOME LOAN BANK ADVANCES

   The cash consideration paid to Nutmeg common and preferred stockholders of $7,566,000, together with cash payments related to purchase accounting adjustments of $1,963,000 and a net payment of $2,605,000 related to the sale of Nutmeg's loan servicing rights will increase the combined pro forma borrowings by $12,134,000. The pro forma income statements for the year ended June 30, 2000 include $789,000, in additional interest expense associated with the additional borrowings, based on an average borrowing rate of 6.50%.

NOTE H: SALE OF LOAN SERVICING RIGHTS

   Before the completion of the Merger, Nutmeg will sell its loan servicing rights. For the purpose of these pro forma financial statements, no gain or loss has been anticipated on the sale. The actual adjustment may be materially different depending upon a number of factors that can not be predicted at this time. The sale of Nutmeg's loan servicing rights will result in the elimination of Nutmeg's loan servicing rights of $9,536,000 and related escrow deposit balances of approximately $12,141,000 (based on balances as of June 30, 2000). For the purposes of these pro forma financial statements, the elimination of income earned and direct costs related to Nutmeg's loan servicing operation does not have a significant impact on the pro forma consolidated results of operations for the year ended June 30, 2000. The income statement impact of the sale of the loan servicing rights is as follows:

                                                                    Year Ended
                                                                  June 30, 2000
                                                                  --------------
                                                                  (in thousands)
   Net interest income...........................................     $ (55)
   Non interest income...........................................      (625)
   Non interest expense..........................................      (552)
                                                                      -----
   Income before tax.............................................      (128)
   Income taxes..................................................       (44)
                                                                      -----
   Net income....................................................     $ (84)
                                                                      =====

                              SHAREHOLDER MEETINGS

Matters to be Considered at the Special Meetings.

   We are first mailing this document to the holders of Nutmeg's common and Series B preferred stock and to holders of NewMil common stock on or about September 15, 2000. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Nutmeg Board of Directors for use at the special meeting of Nutmeg's shareholders on October 18, 2000, at 6:00 p.m., at the main office of Nutmeg, 301 Main Street, Danbury, Connecticut 06810 and by the NewMil Board of Directors for use at the special meeting of NewMil's shareholders on October 25, 2000. At the special meetings, the holders of Nutmeg's common and Series B preferred stock and the holders of NewMil's common stock will consider and vote on:

  . the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and

  . any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

Record Date and Voting.

 Nutmeg.

   The Nutmeg Board of Directors has fixed the close of business on September 8, 2000 as the record date for determining the Nutmeg shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Nutmeg's common and Series B preferred stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on September 8, 2000, there were 1,516,347 shares of Nutmeg's common and 444,058 shares of Nutmeg's Series B preferred stock outstanding and entitled to vote at the special meeting, held by approximately 740 shareholders of record.

   Each holder of Nutmeg's common stock and Series B preferred stock on September 8, 2000 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of Nutmeg's common stock and of Nutmeg's Series B preferred stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Nutmeg's common stock as well as a majority of the shares of Nutmeg's Series B preferred stock and at least two-thirds of all shares of both classes issued and outstanding combined, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

   If a quorum is not obtained, or if fewer shares of Nutmeg's common or Series B preferred stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement. The holders of a majority of the shares present in person or by proxy at the special meeting would be required to approve any adjournment of the special meeting or any other such business that properly comes before the special meeting.

   If your proxy card is properly executed and received by Nutmeg in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

   The Nutmeg Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the Nutmeg Board of Directors.

   To vote on the merger agreement, you need to properly complete the proxy card and return it in the enclosed envelope or attend the special meeting and vote in person.

   You should not forward any stock certificates with your proxy card. If the merger takes place, Nutmeg stock certificates should be delivered in accordance with instructions that will be sent to Nutmeg shareholders by NewMil's exchange agent promptly after the effective time of the merger.

 NewMil.

   The NewMil Board of Directors has fixed the close of business on September 1, 2000 as the record date for determining the NewMil shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of NewMil's common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on September 1, 2000, there were 3,611,025 shares of NewMil's common stock outstanding and entitled to vote at the special meeting, held by approximately 1,444 shareholders of record.

   Each holder of NewMil's common stock on September 1, 2000 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of NewMil's common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of NewMil's common stock cast at the special meeting, abstentions will have the same effect as a vote against the merger agreement.

   If a quorum is not obtained, or if fewer shares of NewMil's common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement. The holders of a majority of the shares present in person or by proxy at the special meeting would be required to approve any adjournment of the special meeting or any other such business that properly comes before the special meeting.

   If your proxy card is properly executed and received by NewMil in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

   The NewMil Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the NewMil Board of Directors.

Required Vote; Revocability of Proxies.

   To vote on the merger agreement, you need to properly complete the proxy card and return it in the enclosed envelope or attend the special meeting and vote in person.

   In order to approve and adopt the merger agreement, the merger of Nutmeg and New Milford Savings Bank and the other transactions contemplated by the merger agreement, the holders of at least a majority of the shares of Nutmeg's common stock issued and outstanding on September 8, 2000, and a majority of the shares of Nutmeg's Series B preferred stock issued and outstanding on September 8, 2000, as well as two-thirds of all issued and outstanding stock of both classes combined, must affirmatively vote FOR the merger agreement and the merger.

   In addition to the votes by Nutmeg shareholders, the holders of a majority of the shares of NewMil's common stock cast at the special meeting must be voted FOR the merger agreement and the merger.

   The required vote of Nutmeg's shareholders is based on the total number of outstanding shares of Nutmeg's common stock and Series B preferred stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting and abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

   All of the directors and executive officers of Nutmeg beneficially owned as of January 31, 2000, excluding all options to purchase shares of Nutmeg's common and Series B preferred stock, a total of 574,689 shares of Nutmeg's common and 182,161 shares of Series B preferred stock, which was approximately 39.95% of the outstanding shares of Nutmeg's common, 37.40% of the shares of Series B preferred stock and 39.30% of the combined shares of common and Series B preferred stock on that date. At the request of NewMil, all of the directors and the three executive officers of Nutmeg executed a Stockholder Agreement by which they agreed to vote their shares of Nutmeg common and Series B preferred stock in favor of the merger. They also agreed not to transfer their shares prior to the effective date of the merger, not to encourage any offer competitive with NewMil's and to generally support the merger.

   The large number of votes secured pursuant to the Stockholder Agreement will strongly influence the outcome of the Nutmeg shareholder votes on the merger.

   All of the directors and executive officers of NewMil beneficially owned as of June 20, 2000, excluding all options to purchase shares of NewMil's common stock, a total of 130,008 shares of NewMil's common stock, which was approximately 3.60% of the outstanding shares of NewMil's common stock on that date. We expect all of these persons to vote their shares in favor of the merger agreement and the merger. Nutmeg did not own any shares of NewMil's common stock as of September 1, 2000.

   All of the directors and executive officers of Nutmeg beneficially owned as of September 1, 2000, a total of 3,550 shares of NewMil's common stock, which was less than 1% of the outstanding shares of NewMil's common stock on that date. We expect all of these persons to vote their shares in favor of the merger agreement and the merger.

   None of the directors and executive officers of NewMil beneficially owned as of June 20, 2000, any shares of Nutmeg's common or Series B preferred stock.

   If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

  . in the case of a Nutmeg shareholder, delivering to Frank Molinaro, Secretary, Nutmeg Federal Savings & Loan Association, 301 Main Street, Danbury, Connecticut 06801, a written notice of revocation before the special meeting,

  . in the case of a NewMil shareholder, delivering to Betty F. Pacocha, Secretary, NewMil Bancorp, Inc., 19 Main Street, New Milford, Connecticut 06776, a written notice of revocation before the special meeting,

  . delivering to Nutmeg or NewMil, as appropriate, a duly executed proxy bearing a later date before the special meeting, or

  . attending the special meeting and voting in person.

   Simply attending the special meeting without voting will not automatically revoke your proxy.

   Nutmeg and NewMil are not obligated to complete the merger unless, among other things, the merger agreement and the merger are approved by the required votes of the shareholders of both companies. For a description of the conditions to the merger, see "The Merger--Conditions to the Merger."

Solicitation of Proxies.

   In addition to solicitation by mail, directors, officers and employees of Nutmeg and NewMil may solicit proxies for the special meeting from shareholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid separately by Nutmeg and NewMil. Nutmeg and NewMil also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

                                   THE MERGER

   The information in this section is qualified in its entirety by reference to the full text of the merger agreement including each of its exhibits and the option agreement, all of which are incorporated by reference into this document and the material features of which are described in this Proxy Statement/Prospectus. A copy of the merger agreement including each of its exhibits and the other documents described in this Proxy Statement/Prospectus will be provided to you promptly without charge if you call or write to B. Ian McMahon, NewMil Bancorp, Inc., 19 Main Street, New Milford, Connecticut 06776
(860) 355-7630. Such documents were also filed as exhibits to the registration statement filed with the SEC to register the shares of NewMil's common stock to be issued in the merger. See "Where You Can Find More Information."

The Parties.

   NewMil, New Milford Savings Bank and Nutmeg have entered into an agreement and plan of merger. Under this agreement, NewMil will acquire Nutmeg through the merger of Nutmeg into New Milford Savings Bank, NewMil's wholly owned subsidiary.

NewMil.

   NewMil is a Delaware corporation and the holding company of New Milford Savings Bank, NewMil's savings bank subsidiary. Both NewMil and New Milford Savings Bank are headquartered in New Milford, Connecticut. Deposits at New Milford Savings Bank are insured by the FDIC. Through New Milford Savings Bank, NewMil currently serves customers from 14 full service and one special needs banking offices located in Fairfield and Litchfield Counties, Connecticut. NewMil, through New Milford Savings Bank, conducts a community banking business with an emphasis on servicing the needs of individuals and small businesses.

   At June 30, 2000, NewMil had total consolidated assets of $392.6 million, total deposits of $319.6 million, and shareholders' equity of $34.3 million or 8.7% of total assets. At that date, NewMil had loans receivable net, of $223.7 million, which included $135.0 million in residential mortgage loans, $53.6 million in commercial real estate loans, $17.4 million in commercial and industrial loans and $22.7 million in consumer loans, consisting primarily of home equity loans. At June 30, 2000, non-performing loans and other real estate owned were $1.2 million. At that date, NewMil's allowance for loan losses was $5.0 million, or 408.7% of non-performing loans. For additional information about NewMil, see "Information About NewMil".

   NewMil, as a bank holding company, is regulated by the Federal Reserve Board. New Milford Savings Bank, as a state savings bank, is regulated by the Connecticut Department of Banking and the Federal Deposit Insurance Corporation.

Nutmeg.

   Nutmeg is a federally chartered savings and loan association headquartered in Danbury, Connecticut, with additional offices in the neighboring towns of Bethel and Ridgefield. Deposits at Nutmeg are insured by the FDIC through its SAIF funds. Nutmeg operates as a community-oriented banking institution dedicated to providing mortgage products and small business loan services and products with an emphasis on personalized service.

   At June 30, 2000, Nutmeg had total consolidated assets of $122.8 million, total deposits of $106.9 million, and shareholders' equity of $10.8 million, or 8.81% of total assets. At that date, Nutmeg had loans receivable, net of $98.0 million, which included $59.2 million in residential mortgage loans, $18.5 million in commercial real estate loans, $16.5 million in commercial and industrial loans and $2.3 million in consumer loans, consisting primarily of home equity loans. At June 30, 2000, nonaccrual loans and other real estate owned were $308,000. At that date, Nutmeg's allowance for loan losses was $523,000, or 169.81% of nonaccrual loans. Nutmeg had $0 in other real estate owned at June 30, 2000. For additional information about Nutmeg, see "Information About Nutmeg".

   Nutmeg, as a federally chartered savings and loan association, is regulated by the Office of Thrift Supervision.

Background of the Merger.

 Nutmeg.

   Nutmeg was organized in 1977 as a federally chartered mutual savings and loan association headquartered in Danbury, Connecticut. Nutmeg converted from mutual to capital stock form in 1984. Nutmeg is a member of the FHLB and operates four banking offices, two in Danbury and one each in Bethel and Ridgefield, Connecticut.

   The Board of Directors of Nutmeg periodically reviews Nutmeg's strategy in light of general conditions in the banking and thrift industries, competitive and economic conditions in its market, results of its operations and future prospects, legislative and regulatory changes and other developments affecting the banking and thrift industries generally and Nutmeg specifically.

   Over the past several years, Nutmeg's Board of Directors has considered a variety of strategic alternatives, including expanding its business as an independent company as well as evaluating potential business combinations with other financial institutions. In June of 1997, Nutmeg completed its offering of Series B preferred stock, which increased Nutmeg's capital base allowing Nutmeg to expand both its basic banking business and its mortgage servicing portfolio.

   In June of 1998, Nutmeg engaged McConnell, Budd & Downes, Inc. ("MB&D") to review and advise Nutmeg's Board of Directors on further strategic initiatives, including possible combinations with other financial institutions. During 1998 and 1999, Nutmeg, with the advice of MB&D, held preliminary discussions with several organizations, including NewMil, regarding potential business combinations. However, during this time, none of the discussions advanced to a level at which due diligence examinations were conducted. In the first quarter of 2000, discussions with NewMil and another financial institution became more serious, and, during the last week of March, 2000, both NewMil and the other party submitted to Nutmeg written, non-binding indications of interest in acquiring Nutmeg.

   At a meeting held April 3, 2000, Nutmeg's Board of Directors' Planning Committee evaluated both indications from a financial standpoint and reviewed publicly available financial information regarding both parties with the advice of MB&D. Following this review, the Nutmeg Planning Committee elected to continue negotiations with both parties. A due diligence review of Nutmeg's business was conducted by NewMil in late April, and NewMil submitted an updated indication of interest dated May 1, 2000. The other party conducted its due diligence review of Nutmeg in early May.

   At a meeting held May 11, 2000, Nutmeg's Board of Directors, with representatives of MB&D and Day, Berry & Howard LLP, reviewed the updated offer from NewMil and authorized the Directors' Planning Committee to negotiate the terms of a definitive agreement with NewMil. On May 24, 2000, both parties met to complete negotiations of the material terms of the merger agreement.

   On May 26, 2000, a final indication of interest was received by Nutmeg from the other party who had conducted a due diligence review. At a meeting held on May 30, 2000, Nutmeg's Board of Directors, along with representatives of MB&D and Day, Berry & Howard LLP, reviewed both the final indication received from the other party and the final version of the merger agreement that had been negotiated with NewMil. After a comprehensive review of the financial terms, structure and contingencies associated with the other party's offer, Nutmeg's Board of Directors elected to reject the other party's offer and proceed with the NewMil proposal. Nutmeg's Board of Directors then reviewed the proposed agreement with NewMil and elected to approve the agreement with NewMil.

 NewMil.

   NewMil was organized in 1987 to operate principally as a bank holding company for New Milford Savings Bank, which was originally organized in 1858 and converted to public ownership in 1986.

   NewMil has indicated for several years its desire to utilize excess capital to effect combination transactions to enhance shareholder value. NewMil believes that the acquisition of Nutmeg is in furtherance of that objective. Nutmeg's offices are located in towns adjacent to or within NewMil's current market areas including the City of Danbury, the largest municipality in northern Fairfield County. The combination will further NewMil's expansion in Fairfield County which has a population with one of the highest per capita incomes in the United States.

Recommendation of the Nutmeg Board of Directors and Reasons for the Merger.

   The Board of Directors of Nutmeg has approved the merger agreement and has determined that the merger is fair to and in the best interests of Nutmeg and its shareholders. Nutmeg's Board of Directors believes that the merger will enable holders of Nutmeg's common stock to realize increased value due to the premium over Nutmeg's market price prior to the public announcement of the merger and book value per share offered by NewMil. The Board also believes that the merger may enable those Nutmeg shareholders who elect to receive shares of NewMil common stock to participate in opportunities for appreciation of NewMil's common stock. In reaching its decision to approve the merger agreement, the Board consulted with its outside counsel, Day, Berry & Howard LLP, regarding the legal terms of the merger and the Board's fiduciary obligations in its consideration of the proposed merger, its financial advisor, MB&D, regarding the financial aspects and fairness of the proposed merger agreement, as well as with management of Nutmeg. Without assigning any relative or specific weight, Nutmeg's Board considered the following material factors, both from a short-term and long-term perspective:

  . Nutmeg's Board's familiarity with, and review of, the business, financial condition, results of operations and prospects of Nutmeg, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

  . The current and prospective environment in which Nutmeg operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions, and the trend toward consolidation in the financial services industry;

  . The potential appreciation in market and book value of Nutmeg's common stock on both a short- and long-term basis, as a stand-alone entity;

  . The proposal by the FASB to eliminate pooling of interests accounting treatment by year end 2000 and its potential affect on acquisition values;

  . Information concerning NewMil's business, financial condition, results of operations, asset quality and prospects including the long-term growth potential of NewMil's common stock, the future growth prospects of NewMil combined with Nutmeg following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

  . The fact that the exchange of NewMil's common stock for Nutmeg's common and Series B preferred stock can be effected on a tax-free basis for Nutmeg shareholders (except for cash paid), and the potential for appreciation and growth for the market and book value of NewMil's common stock following the proposed merger;

  . The oral presentation and written opinion of MB&D that the terms of the merger agreement are fair to the holders of Nutmeg's common and Series B preferred stock from a financial point of view;

  . The advantages and disadvantages of Nutmeg remaining an independent institution or affiliating with a larger institution;

  . The fact that three of the directors of Nutmeg will become directors of NewMil and New Milford Savings Bank;

  . The short- and long-term interests of Nutmeg and its shareholders, the interests of the employees, customers, creditors and suppliers of Nutmeg, and the interests of Nutmeg's communities all of which can be served to advantage by an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community; and

  . The compatibility of the businesses and management philosophies of Nutmeg and NewMil, and NewMil's strong commitment to the communities it serves.

   On the basis of these considerations, the merger agreement was approved by Nutmeg's Board of Directors.

Purpose and Effects of the Merger.

   The purpose of the merger is to enable NewMil to acquire the assets and business of Nutmeg. After the merger, it is expected that all of Nutmeg's branch banking offices will remain open and will be operated as banking offices of New Milford Savings Bank.

   The merger will result in an expansion of New Milford Savings Bank's primary market area to include Nutmeg's banking offices in Connecticut, including the City of Danbury, the largest municipality in northern Fairfield County. The assets and business of New Milford Savings Bank's banking offices will broaden NewMil's existing operations in Fairfield County, one of the wealthiest in the nation, and where New Milford Savings Bank currently has four banking offices. NewMil expects to achieve reductions in the current operating expenses of Nutmeg upon the consolidation of Nutmeg's operations into New Milford Savings Bank. Upon completion of the merger, except as discussed below, the issued and outstanding shares of Nutmeg's common and Series B preferred stock automatically will be converted into shares of NewMil's common stock or cash. See "--Exchange Ratio and Shareholder Elections."

Structure.

   Nutmeg will merge into New Milford Savings Bank, with New Milford Savings Bank as the surviving corporation. When the merger takes place, except as discussed below, each issued and outstanding share of Nutmeg's common and Series B preferred stock will be converted into the right to receive, at the election of the holder, NewMil common stock, cash or a combination of NewMil common stock and cash based on the exchange ratio and the results of the elections made by Nutmeg's shareholders, as described below. Cash will be paid instead of fractional shares. The consideration to be received by Nutmeg shareholders may be increased based on the results of the required sale by Nutmeg prior to closing of loan servicing rights. See "--Exchange Ratio and Shareholder Elections". Shares of Nutmeg's common and Series B preferred stock held as treasury stock or held directly or indirectly by Nutmeg, NewMil or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled and shall cease to exist.

   We expect that the merger will take place in the fourth quarter of 2000, or as soon as possible after we receive all required regulatory and shareholder approvals and all regulatory waiting periods expire. If the merger does not take place by March 31, 2001, the merger agreement may be terminated by either NewMil or Nutmeg unless both agree to extend it.

   The merger agreement permits NewMil to modify the structure of this transaction so long as:

  . there are no material adverse federal income tax consequences to Nutmeg's shareholders from the modification;

  . the consideration to be paid to Nutmeg's shareholders under the merger agreement is not changed or reduced in amount;

  . the modification will not materially change the rights or benefits of any director, officer or employee of Nutmeg provided in the merger agreement; and

  . the modification will not be reasonably likely to delay materially or jeopardize receipt of any required regulatory approvals. NewMil presently has no intent to modify the structure of the merger.

Exchange Ratio.

   The merger agreement provides that at the effective time of the merger, except as discussed below, all outstanding shares of Nutmeg's common and Series B preferred stock automatically will be converted into the right to receive, at the election of the Nutmeg shareholder, either a number of shares of NewMil's common stock or an amount of cash or a combination of stock and cash. Based on the negotiations, between NewMil and Nutmeg, it was agreed that NewMil would pay the cash or stock equivalent of $8.25 for each share of Nutmeg common stock (subject to expected upward adjustment for the sale of Nutmeg loan servicing rights prior to closing). The conversion ratio of Nutmeg Series B preferred stock is 1.75 so it was similarly determined to value Nutmeg Series B preferred stock at $8.25 multiplied by 1.75, or $14.4375 per share.

   If a holder of Nutmeg common stock elects to receive NewMil common stock, the number of shares of NewMil common stock into which a share of Nutmeg common stock will be converted will be determined by dividing $8.25 by the average of the high and low prices of NewMil common stock on each of the 15 trading days ending on the third trading day before the effective time of the merger. Because the price of NewMil common stock may vary during such 15 day period, the actual number of shares of NewMil common stock into which a share of Nutmeg common stock will be converted will not be known until the end of such 15 day period. If NewMil should publicly announce that it is a party to a pending transaction involving the acquisition by a third party of a significant amount of NewMil common stock, the period in which the average price of NewMil common stock is determined will be changed to a different 15 day period that begins 30 trading days before the date of such public announcement. We do not know of any transaction that would require that such 15 day period be changed. The $8.25 amount may be increased if Nutmeg realizes a net gain on the sale of its loan servicing rights which it is required to sell before the effective time of the merger.

   If a holder of Nutmeg common stock elects to receive cash, the amount of cash into which a share of Nutmeg common stock will be converted will be $8.25, increased if Nutmeg realizes a net gain on the sale of loan servicing rights as discussed above.

   A share of Nutmeg Series B preferred stock will be converted into 1.75 times the number of shares of NewMil common stock or 1.75 times the amount of cash into which a share of Nutmeg common stock would be converted.

Shareholder Elections.

   We have included two election forms with the notice of the special meeting of Nutmeg's shareholders. Nutmeg's shareholders may specify on the election form the number of shares of their Nutmeg common and Series B preferred stock that they desire to have converted into NewMil common stock and the number of shares of Nutmeg common and Series B preferred stock that they desire to be exchanged for cash. Any shareholder who does not submit an election form by the deadline of 5:00 p.m. New York City time on October 19, 2000 will be deemed to have elected to receive cash in exchange for his or her shares (subject to adjustment, however, if necessary to satisfy Nutmeg shareholders who elect cash). Any Nutmeg shareholder may change an election as long as a revised election form is submitted in time for it to be received by the exchange agent before the deadline. NewMil will announce a special election change period on the day following the day the final exchange ratio is set. This will take place after the special meetings and shortly before the closing date. Although we can not be certain of the date at this time, we anticipate it will be announced on or about November 8, 2000. The announcement will be made on NewMil's internet web site (www.newmil.com) and shareholders can also call Nutmeg at (203) 792-3332 to obtain the final exchange ratio. Nutmeg shareholders may change elections by communicating with the exchange agent by facsimile transmission, mail, delivery service or e-mail as described in the announcement. The second election form can be used for this purpose. These election changes must be received by the exchange agent no later then the sixth calendar day following the day the announcement is first made.

   NewMil will not be required to exchange shares of NewMil common stock for more than 60% of the combined total of Nutmeg common and preferred shares (treating each share of Nutmeg Series B preferred stock as the equivalent of 1.75 shares of Nutmeg common stock.) Therefore, if the holders of Nutmeg common and Series B preferred stock elect to receive NewMil common stock in the merger in exchange for more than 60% of the outstanding shares of Nutmeg common and Series B preferred stock (treating each share of Nutmeg Series B preferred stock as the equivalent of 1.75 shares of Nutmeg common stock), NewMil will have the right to reduce the amount of NewMil common stock and increase the amount of cash into which the shares of Nutmeg common and Series B preferred stock of the holders who have elected to receive NewMil common stock will be converted. This adjustment will be allocated among the holders of Nutmeg common and Series B preferred stock who have elected to receive NewMil common stock proportional to their Nutmeg share holdings.

   NewMil will also not be required to exchange cash for more than 50% of the combined total of Nutmeg common and preferred shares. Therefore, if the holders of Nutmeg common and Series B preferred stock elect to receive cash in the merger for more than 50% of the outstanding shares of Nutmeg common and Series B preferred stock (treating each share of Nutmeg Series B preferred stock as the equivalent of 1.75 shares of Nutmeg common stock), NewMil will have the right to reduce the amount of cash and increase the amount of NewMil common stock into which the shares of Nutmeg common and Series B preferred stock of the holders who have elected to receive cash will be converted. Such adjustment will be allocated among such holders of Nutmeg common and Series B preferred stock as nearly as practicable in proportion to their holdings as to which an election to receive cash may have been made.

   As of the date of this Joint Proxy Statement/Prospectus, Nutmeg has entered into a contract for the sale of its loan servicing rights which will, if completed in accordance with the contract terms, result in an estimated net gain on the sale of not less than $1,930,000, or $.75 per common stock share of Nutmeg ($1.3125 per Series B preferred stock share) which will result in an identical increase in the value of the stock or cash consideration received by Nutmeg stockholders from NewMil. No assurance can now be given that the sale will be completed on the current terms of the contract. The actual adjustment may be materially different depending upon a number of factors which can not be predicted at this time.

   Shares of Nutmeg's common stock held as treasury stock and shares held directly or indirectly by Nutmeg, NewMil or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled. Certificates for fractions of shares of NewMil's common stock will not be issued. Instead of a fractional share of NewMil's common stock, a Nutmeg shareholder will be entitled to receive an amount of cash equal to the fraction of a share of NewMil's common stock to which the shareholder would otherwise be entitled multiplied by $8.25, increased if Nutmeg has realized a gain on the sale of its loan servicing rights as discussed above.

   The conversion of Nutmeg's common and Series B preferred stock into shares of NewMil's common stock and/or cash at the exchange ratio described above will occur automatically upon completion of the merger.

   NewMil will deposit with the exchange agent the certificates representing NewMil's common stock to be issued to Nutmeg shareholders and the cash to be paid to Nutmeg shareholders in exchange for Nutmeg's common and Series B preferred stock in accordance with the elections of Nutmeg's shareholders, along with cash to be paid instead of fractional shares. As soon as practicable after the merger takes place, the exchange agent will mail a letter of transmittal and instructions for use in surrendering certificates to each shareholder who held Nutmeg's common or Series B preferred stock immediately before the effective time. Upon surrendering his or her certificate(s) representing shares of Nutmeg's common or Series B preferred stock, together with the signed letter of transmittal, a Nutmeg shareholder who is entitled to receive NewMil common stock shall be entitled to receive promptly certificate(s) representing a number of shares of NewMil's common stock determined in accordance with the exchange ratio and a check representing the amount of cash payable in lieu of fractional shares, if any. A Nutmeg shareholder who is entitled to receive cash in exchange for his or her Nutmeg stock shall, upon surrendering the certificate(s) representing such stock, be entitled to receive promptly a check for the amount of such cash. No dividends or distributions on NewMil's common stock payable to any Nutmeg shareholder will be paid until the shareholder surrenders the certificate(s) representing the shares of Nutmeg's common or Series B preferred stock for exchange. No interest will be paid or accrued to Nutmeg shareholders on any cash payable to such shareholders in the merger.

   If any certificate representing shares of NewMil's common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

  . pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

  . establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

   After the close of business on the day before the merger takes place, there will be no transfers on Nutmeg's stock transfer books of shares of Nutmeg's common or Series B preferred stock, and any shares of this kind that are presented to the exchange agent after the merger takes place will be canceled and exchanged for cash in accordance with the exchange ratio.

   Any portion of the NewMil common stock and cash deposited by NewMil with the exchange agent that remains unclaimed by Nutmeg shareholders for six months after the effective time of the merger will be returned to NewMil. Any Nutmeg shareholder who has not exchanged shares of Nutmeg's common or Series B preferred stock in accordance with the merger agreement before that time may look only to NewMil for the shares of NewMil common stock, cash or cash payable in lieu of fractional shares, exchangeable for these shares and for any unpaid dividends or distributions after that time. No interest will be payable to such shareholder. Neither NewMil, Nutmeg, the exchange agent nor any other person will be liable to any Nutmeg shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

   Stock certificates for shares of Nutmeg's common or Series B preferred stock should NOT be returned to Nutmeg with the enclosed proxy card. After the merger takes place, you will receive instructions on how to exchange your Nutmeg certificates for NewMil certificates or for cash.

Options.

   As of the record date, there were outstanding options to purchase 282,446 shares of Nutmeg's common stock at an average exercise price of $4.92 per share. Under the merger agreement, each Nutmeg option that is outstanding and unexercised immediately before the effective time shall be converted automatically, at the effective time, into cash or NewMil common stock equal to the difference between the option exercise price and $8.25, as adjusted. Whether the conversion of the option will be into cash or NewMil common stock will be based on the option holder's election under the same procedures and restrictions that apply to all Nutmeg shareholders.

Regulatory Approvals.

   For the acquisition of Nutmeg and the merger of New Milford Savings Bank and Nutmeg to take place, we must receive approvals of the Federal Deposit Insurance Corporation and the Connecticut Commissioner of Banking, apply for a waiver from the Board of Governors of the Federal Reserve System and provide a notice to the Office of Thrift Supervision. In this section, we refer to these approvals as the "required regulatory approvals". NewMil and Nutmeg have agreed to use their best efforts to obtain the required regulatory approvals.

   New Milford Savings Bank has filed with the FDIC an application for approval of the merger of New Milford Savings Bank and Nutmeg. We refer to that merger in this section as the "bank merger". The bank merger is subject to the approval of the FDIC under the Bank Merger Act provisions of the Federal Deposit Insurance Act. These approvals require consideration by the FDIC of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, commonly referred to as the "CRA", also requires that the FDIC, in deciding whether to approve the bank merger, assess the records of performance of New Milford Savings Bank and Nutmeg in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process, it is not unusual for the FDIC to receive protests and other adverse comments from community groups and others. New Milford Savings Bank currently has a "satisfactory" CRA rating from the FDIC. Nutmeg currently has an "outstanding" CRA rating from the OTS. The FDIC regulations require publication of notice and an opportunity for public comment concerning the applications filed in connection with the bank merger, and authorize the FDIC to hold informal and formal meetings in connection with the applications if the FDIC, after reviewing the applications or other materials, determines it desirable to do so or receives a request for an informal meeting. Any meeting or comments provided by third parties could prolong the period during which the bank merger is subject to review by the FDIC. As of the date of this Proxy Statement/Prospectus, NewMil is not aware of any protests, adverse comments or requests for a meeting filed with the FDIC concerning the bank merger. The bank merger may not take place for a period of 15 to 30 days following FDIC approval, during which time the Department of Justice has authority to challenge the bank merger on antitrust grounds. The FDIC will determine the precise length of the period in consultation with the Department of Justice. The commencement of an antitrust action would stay the effectiveness of any approval granted by the FDIC unless a court specifically orders otherwise. If the Department of Justice does not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

   An application has been filed with the Connecticut Commissioner of Banking in connection with the acquisition of Nutmeg by NewMil and the merger of Nutmeg into New Milford Savings Bank. In reviewing the applications, the Connecticut Commissioner will review and consider, among other things, whether the investment and lending policies of the two institutions are consistent with safe and sound banking practices and will benefit the economy of the state, whether the services or proposed services of the two institutions are consistent with safe and sound banking practices and will benefit the economy of the state, the competitive effects of the transaction, and the financial and managerial resources of the two institutions. The Connecticut Commissioner also will review the institutions' record under the CRA. The Connecticut Commissioner may, at his discretion, hold a public hearing on the proposed transaction.

   NewMil has requested from the Board of Governors of the Federal Reserve System a waiver of any application filing requirement under the Bank Holding Company Act of 1956 that would otherwise apply to the merger.

   Nutmeg has filed a formal notice with the OTS advising of the proposed merger. At this time, NewMil and Nutmeg believe that the notice will not be disapproved by the OTS.

   NewMil and Nutmeg are not aware of any other material governmental approvals that are required for the merger and the bank merger to take place that are not described above. If any other approval or action is required, we presently expect that we would seek the approval or take the necessary action.

   The transaction cannot take place without the required regulatory approvals, which we have not received yet. There is no assurance that we will receive these approvals, and if we do, when we will receive them. Also, there is no assurance that the Department of Justice will not challenge the merger, or, if a challenge is made, what the result of a challenge would be.

Conditions to the Merger.

   Under the merger agreement, NewMil and Nutmeg are not required to complete the transaction unless the following conditions are satisfied:

  . the merger agreement is not terminated on or before the effective time of the merger;

  . the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of both Nutmeg's common stock and Series B preferred stock entitled to vote at the special meeting as well as at least a majority of the issued and outstanding shares of Nutmeg's common stock and Series B preferred stock as separate classes;

  . the merger agreement and the merger are approved by the affirmative vote of the holders of a majority of the shares of NewMil common stock cast at the NewMil special meeting;

  . NewMil's common stock to be issued in the merger is authorized for quotation on the Nasdaq Stock Market's National Market Tier (or such other exchange on which the stock may become listed);

  . all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals expire, and none of the regulatory approvals or statutory waiting periods contains a non-customary provision that NewMil reasonably considers to be burdensome or otherwise alters the benefits of the merger agreement;

  . the registration statement filed with the SEC to cover the shares of NewMil's common stock to be issued in the merger is effective and is not subject to a stop order or any threatened stop order;

  . no order, injunction or decree preventing the merger from taking place is in effect and the completion of the merger continues to be legal; and

  . NewMil and Nutmeg receive a favorable tax opinion from NewMil's counsel that is reasonably satisfactory to NewMil and Nutmeg, including an opinion as to the non-recognition of gain or loss by Nutmeg shareholders who elect to receive NewMil common stock.

   NewMil is not required to complete the merger unless the following additional conditions are satisfied or waived:

  . the representations and warranties of Nutmeg contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

  . Nutmeg performs in all material respects all covenants and agreements contained in the merger agreement to be performed by Nutmeg by the effective time;

  . the amount of Nutmeg's shareholders' equity as shown on its balance sheet immediately after it has sold its loan servicing rights is at least as great as the shareholders' equity shown on Nutmeg's balance sheet as of March 31, 2000;

  . Nutmeg obtains the consents, approvals or waivers of other persons that are required to permit NewMil and New Milford Savings Bank to succeed to any obligations, rights or interests of Nutmeg under any agreement, except where the failure to obtain consents, approvals or waivers would not have a material adverse effect on NewMil or New Milford Savings Bank;

  . no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending;

  . NewMil receives the written opinion of Day, Berry & Howard LLP, counsel to Nutmeg, dated as of the closing date, as to such matters as NewMil reasonably requests; and

  . NewMil receives letters, known as "comfort letters", from Seward and Monde, Nutmeg's independent public accountants, as to Nutmeg's financial data included in this Proxy Statement/Prospectus.

   Nutmeg is not required to complete the merger unless the following additional conditions are satisfied or waived:

  . the representations and warranties of NewMil contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

  . NewMil performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it by the effective time;

  . NewMil and New Milford Savings Bank obtain the consents, approvals or waivers of other persons that are required in connection with the transaction contemplated by the merger;

  . no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending; and

  . Nutmeg receives the written opinion of Tyler Cooper & Alcorn, LLP, counsel to NewMil, dated the closing date, as to such matters as Nutmeg reasonably requests.

Conduct of Business Pending the Merger.

   The merger agreement contains various restrictions on the operations of Nutmeg before the effective time of the merger. In general, the merger agreement obligates Nutmeg to continue to carry on its business in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of Nutmeg. The merger agreement prohibits Nutmeg from:

  . declaring or paying any dividends or other distributions on its capital stock other than regular quarterly cash dividends on Nutmeg's common and Series B preferred stock and accrued dividends on Nutmeg's Series B preferred stock through the closing date of the merger, provided such payment does not result in Nutmeg's shareholders' equity being less than it was at March 31, 2000. Nutmeg is permitted to pay a regular dividend on its common stock to the holders of Nutmeg common stock who receive NewMil common stock in the merger if such holders would otherwise fail to receive a quarterly cash dividend from either Nutmeg or NewMil;

  .  splitting, combining or reclassifying any of its capital stock;

  . issuing or authorizing or proposing the issuance of any securities, other than the issuance of additional shares of Nutmeg common stock upon the exercise or fulfillment of options issued or existing under Nutmeg's stock option plans in accordance with their present terms;

  .  amending its certificate of incorporation or bylaws;

  . authorizing or permitting any of its officers, directors, employees or agents to solicit, initiate or encourage, directly or indirectly, any inquiries or proposals concerning any tender or exchange offer, merger, consolidation, or business combination involving Nutmeg or the acquisition of any substantial equity interest in Nutmeg;

  .  making capital expenditures aggregating in excess of $25,000;

  .  entering any new line of business;

  . acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or loan restructures in the ordinary course of business consistent with prudent banking practices;

  . taking any action intended or reasonably expected to result in any of its representations and warranties being or becoming untrue or in any of the merger conditions not being satisfied;

  . changing its methods of accounting in effect at December 31, 1999, except as required by changes in regulatory or generally accepted accounting principles;

  . adopting or amending any employee plans or agreements between Nutmeg and its present or former employees, officers, directors or independent contractors;

  . increasing the compensation of any employee or director except in accordance with past practices in the ordinary course of business;

  . entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, officer or employer of compensation or benefits;

  .  hiring any new employee at an annual compensation in excess of $20,000;

  . paying any retention payments to employees except for retention payment bonuses totaling in the aggregate no more than $50,000;

  . paying any severance payments to employees except for severance payments totaling in the aggregate no more than $50,000;

  . paying expenses of any employees or directors for attending conventions or similar meetings except in accordance with past practices in the ordinary course of business;

  .  promoting any employee to the rank of vice president or higher;

  . making contributions to employee benefit plans that are larger than the minimum amount required by law or that are not deductible for tax purposes;

  . incurring any indebtedness for borrowed money or assuming the obligations of a third party;

  .  selling, opening or closing any banking or other office;

  . making any equity investments in real estate, other than in connection with foreclosures or settlements in lieu of foreclosures in the ordinary course of business consistent with past banking practices;

  . making any new loans or modifying any existing loans with any affiliated person of Nutmeg;

  . making any investment, or incurring any deposit liabilities, other than in the ordinary course of business consistent with past practice;

  . purchasing any loans or selling, purchasing or leasing any real property other than consistent with past practices;

  . originating any unsecured consumer loans in excess of $10,000, commercial business loans in excess of $250,000, commercial real estate loans in excess of $250,000 as to any loan or $250,000 in the aggregate as to related loans or to loans to related persons, or land acquisition loans to borrowers who intend to construct a residence thereon in excess of the lesser of 75% of the appraised value of such land or $100,000;

  . engaging in any forward commitment, futures transaction, financial options transactions, hedging or arbitrage transaction or covered trading activities or making any investment in any investment security with a maturity of more than one year;

  .  changing its methods of accounting; or

  . purchasing any mortgage loan servicing rights except in connection with existing agreements.

Third Party Proposals.

   Under the merger agreement, Nutmeg generally may not authorize or permit any of its officers, directors, employees or agents to solicit, initiate or encourage any inquiries relating to any third party proposal relating to a tender offer or exchange offer or acquisition of a substantial equity interest in or acquisition of a substantial portion of the assets of or any merger or consolidation with Nutmeg. There is also a prohibition against holding substantive discussions or negotiations and providing confidential information regarding these kinds of proposals. Nevertheless, the Nutmeg Board of Directors may disregard these restrictions if, based on advice of counsel, it reasonably determines in the exercise of its fiduciary duty that this kind of information must be furnished and discussions and negotiations must be entered into.

Expenses; Breakup Fee.

   The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid for by the party incurring such expense, except that NewMil will pay all filing and other fees paid to the SEC in connection with the merger. However, if the merger agreement is terminated by NewMil or Nutmeg as a result of a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by the other party, the merger agreement provides for the non-terminating party to pay all documented reasonable expenses of the terminating party up to $150,000 plus a breakup fee. The breakup fee that would be payable by Nutmeg to NewMil would be $300,000. The breakup fee that would be payable by NewMil to Nutmeg would be either $500,000 or, if Nutmeg has entered into a contract to sell its loan servicing rights, the breakup fee would be $600,000. If the merger agreement is terminated because either party's shareholders have not given the approvals required under the merger agreement, that party will be required to pay the other party's documented reasonable expenses up to $150,000. In the event Nutmeg shareholders do not approve the merger agreement after a third party announces a competing acquisition proposal for at least 10% of Nutmeg's common stock or any director, officer or 5% holder of Nutmeg's common stock announces opposition to the merger agreement, Nutmeg shall also pay all documented reasonable costs of NewMil up to $150,000 plus a breakup fee of $300,000. Some of these events would also permit NewMil to exercise its rights under the option agreement. See "--Option Agreement."

Fairness Opinion of McConnell, Budd & Downes, Inc.

   On May 30, 2000, McConnell, Budd & Downes, Inc., ("MB&D") Nutmeg's financial advisor, delivered its oral opinion to the Board of Directors of Nutmeg that, as of that date, the consideration offered by NewMil was fair, from a financial point of view, to Nutmeg Common and Preferred Shareholders. The basis for this opinion has been updated for the purposes of this Proxy Statement/Prospectus and the opinion remains unchanged.

   We have attached as Exhibit A to this Proxy Statement/Prospectus the full text of the MB&D opinion, which describes the assumptions made, matters considered and limits on the review undertaken. The following is a summary of the opinion and matters which MB&D considered. We urge you to read the MB&D opinion in its entirety.

   Nutmeg retained MB&D on June 26, 1998 to act as financial advisor to Nutmeg and provide assistance in evaluating Nutmeg's strategic alternatives, to include a potential combination with another financial institution. Nutmeg retained MB&D based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Connecticut banking market and its experience with merger and acquisition transactions involving banking institutions. As part of its investment banking business, which is focused exclusively on the financial services industry, MB&D is regularly engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular.

   Members of the Corporate Finance Advisory Group of MB&D have extensive experience in advising financial institution clients on mergers and acquisitions. As part of its business as a NASD broker-dealer, MB&D may, at times purchase securities from or sell securities to Nutmeg, NewMil or their affiliates. As a market-maker in securities, MB&D may, at times, as part of its business have a long or short position in, and buy or sell securities of, Nutmeg or NewMil for its own account or the accounts of customers. In addition, as part of its business, the employees of MB&D may have direct or indirect investments in the securities of either or both Nutmeg or NewMil. MB&D acted as financial advisor and placement agent for Nutmeg in its issuance of Series B Convertible Series B preferred stock in 1997 and has acted as a Nasdaq market-maker in Nutmeg Common and preferred stock since 1996.

   With respect to the proposed transaction involving NewMil, MB&D advised Nutmeg during the evaluation and negotiation process leading up to the execution of the merger documents. In rendering its advice, MB&D provided Nutmeg with a number of analyses as to a range of consideration values that might be achieved in a hypothetical transaction. NewMil and Nutmeg arrived at the financial terms of the agreement through negotiations in which MB&D advised Nutmeg and participated directly. The opinion of MB&D addresses only the value of the consideration offered to Nutmeg common and preferred shareholders. It does not constitute a recommendation to any shareholder as to how he or she should vote at the Nutmeg special meeting. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to MB&D through the date of this proxy statement/prospectus. Nutmeg's Board of Directors did not impose any limitations on MB&D with respect to the investigations it made, the matters it considered, or the procedures it followed in rendering its opinions.

 Materials reviewed and analyses performed:

   In connection with its rendering and/or updating its opinion, MB&D reviewed the following documents and considered the following subjects:

  . the Merger Agreement and other related merger documents; the proxy statement/prospectus in substantially the form mailed to Nutmeg shareholders;

  . publicly available financial information with regard to both Nutmeg and NewMil;

  . internal financial information and forecasts prepared by the managements of both Nutmeg and NewMil;

  . discussions with members of Nutmeg's senior management and Board of Directors concerning past and current results of operations, Nutmeg's current financial condition and management's opinion of Nutmeg's future prospects;

  . discussions with members of Nutmeg's senior management regarding the current earnings contribution of the mortgage servicing business, the risks, capital requirements and growth potential of that business and the range of potential sale values for Nutmeg's mortgage servicing portfolio;

  . discussions with members of NewMil's senior management concerning past and current results of operations, NewMil's current financial condition and management's opinion of NewMil's future prospects;

  . the historical record of reported market prices, trading volume and dividend payments for Nutmeg common and Series B preferred stock and NewMil common stock;

  . the current state of and future prospects for the economy of Connecticut in general and the market areas served by Nutmeg and NewMil in particular;

  . specific merger analysis models developed by MB&D to evaluate potential acquisitions and business combinations of banking and thrift companies;

  . the reported financial terms of selected recent acquisitions and business combinations of financial institutions for purposes of comparison to the proposed transaction; and

  . such other studies and analyses which MB&D considered appropriate, none of which were material to its determination in this matter.

   In the course of rendering the opinion, MB&D did not complete any independent valuation or appraisal of the assets or liabilities of either Nutmeg or NewMil and has not been provided with such valuations or appraisals from any other source.

   The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. In arriving at its fairness opinion, MB&D did not attribute any particular weight to any one specific analysis or factor considered by it and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Therefore, MB&D believes that its analyses must be considered as a whole and feels that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion.

   In its analyses, MB&D made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of either Nutmeg or NewMil. Estimates referred to in MB&D's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth.

 Consideration Analysis:

   The proposed consideration to be paid to Nutmeg common shareholders in exchange for their shares equals $8.25 per Common share plus any net gain (after expenses and taxes payable) on Nutmeg's sale of certain loan servicing rights. The consideration is payable in either cash or in shares of NewMil common stock, with the amount of NewMil Common Stock to be exchanged for each Nutmeg share to be determined during a 15 day pricing period ending prior to closing of the transaction. The proposed consideration to be paid to Nutmeg preferred shareholders in exchange for their shares equals $14.4375 per preferred share plus any net gain (after expenses and taxes payable) on Nutmeg's sale of the loan servicing rights. The consideration to be paid to the Nutmeg Preferred shareholders is also payable in either cash or shares of NewMil common stock as described above. The consideration to be received by Nutmeg common and preferred shareholders is subject to the limitation that no more than 50% of the total consideration to be paid to all shareholders and option holders in the transaction will be paid in cash. In addition, no more than 60% of the total consideration to be paid to all shareholders and option holders in the transaction will be paid in NewMil common stock unless NewMil, in its discretion, determines to accept elections in excess of the 60%.

   The $14.4375 base value offered per Nutmeg preferred share reflects the conversion value of the Series B preferred stock based upon its current conversion ratio of 1.75 Nutmeg common shares per preferred share (as adjusted for common Stock splits and Common Stock Dividends) multiplied by the $8.25 base value offered for shares of Nutmeg common stock. Under the terms of the Series B preferred stock, as issued, in the event of a change of control of Nutmeg, conversion of the Series B preferred stock to Nutmeg common stock becomes mandatory. The proposed merger with NewMil, if completed, would be such a change of control.

   On May 30, 2000, MB&D rendered its oral opinion as to the fairness of the consideration based upon the $8.25 and $14.4375 base values offered, with no assumed increase in consideration value receivable from the sale of the loan servicing rights. In updating its opinion as of the date of this proxy statement/prospectus, MB&D has made no change to this methodology, and all analyses included herein are presented solely on the base amounts offered.

   Multiple of historical earnings for Nutmeg common stock: The base value of $8.25 per Nutmeg common share represents a multiple of 15.0 times Nutmeg's reported earnings per common share for both the year ended December 31, 1999 and 13.1 times Nutmeg's reported earnings per common share for the twelve months ended June 30, 2000. Nutmeg's reported earnings per common share assume conversion of all shares of Nutmeg Series B preferred stock into common stock.

   Multiple of stated and tangible book values of Nutmeg common stock: The base value of $8.25 per Nutmeg common share represents a multiple of 1.75 times Nutmeg's stated and tangible book values per common share as of June 30, 2000. Nutmeg's stated and tangible book values per common share assume conversion of all shares of Nutmeg Series B preferred stock into common stock.

   Premium above Nutmeg's tangible book value as a percentage of deposits: The premium above Nutmeg's tangible book value, expressed as a percentage of Nutmeg's deposits, to be paid to Nutmeg common, preferred and option holders is 8.44% using reported data for Nutmeg as of June 30, 2000.

   Percentage of market value of Nutmeg common and Series B preferred stock:
Nutmeg Common and Series B preferred stocks are listed on the Nasdaq SmallCap Market. However, a limited trading market exists in both securities. Trades were reported in Nutmeg common stock on seven days during the four calendar weeks prior to the May 31, 2000 announcement of the merger agreement. There were no reported trades in Nutmeg Series B preferred stock during the four calendar weeks prior to May 31, 2000. Due to this limited trading activity, comparison is made here to the quoted bid for each security as reported on the Nasdaq SmallCap Market. The $8.25 base value per Nutmeg common share represents a 7.1% premium to the average closing reported bid quote for Nutmeg common stock during the four calendar weeks prior to May 31, 2000. The $14.4375 base value per Nutmeg preferred share represents a 37.5% premium to the average closing reported bid quote for Nutmeg Series B preferred stock during the four calendar weeks prior to May 31, 2000.

 Discounted Cash Flow Analysis:

   MB&D reviewed a discounted cash flow model that it prepared based upon projections that assume Nutmeg operates as a stand-alone, independent organization with the mortgage servicing business intact. Such projections have been reviewed with Nutmeg's management. The model uses Nutmeg's actual reported earnings of $1.34 million for the twelve months ended June 30, 2000 and its current annual Common Stock dividend rate per share of $.20. Using a time horizon of three calendar years ending June 30, 2003, MB&D used growth rates for both Nutmeg's earnings and common stock dividends of 10%, 12% and 15%, factoring in both the economic risks inherent in Nutmeg's basic banking business as well as the interest rate risk component of the mortgage servicing portfolio. MB&D also assigned a range of possible future market or hypothetical transaction price/earnings ratios of 12 to 15 times earnings in order to project possible future values for Nutmeg Common Stock.

   Given the model's time horizon, and a discount rate of 12%, these assumptions resulted in the range of present discounted values for a share of Nutmeg Common Stock of $6.94 to $9.72. Factoring in the higher cash dividend stream for shares of Nutmeg Series B preferred stock until its call/conversion date in June, 2002, and assuming that a holder of Nutmeg Series B preferred stock would convert into Nutmeg common shares at that time, MB&D's assumptions resulted in a range of present discounted values for a share of Nutmeg Series B preferred stock of $12.72 to $17.55. In each case, the stated base value of the consideration offered in the proposed NewMil transaction fell within the range of hypothetical present values of Nutmeg shares.

   The point of such a discounted cash flow exercise is not to make a precise estimate of Nutmeg's value in the marketplace at a future date. Precise predictions are well beyond the capability of both MB&D and Nutmeg due to the large number of variables involved, many of which are beyond the control of management. Rather, the point of the exercise is to employ reasonable earnings estimates to analyze whether one given course of action may be preferable over another.

   MB&D advised Nutmeg's Board of Directors that although discounted cash flow analysis is a frequently used valuation methodology, it relies on numerous assumptions, including discount rates, terminal values, future earnings performance, the sustainability and market value of Nutmeg's mortgage servicing business and dividend payout rates. The accuracy of these assumptions for time periods over one year is very difficult and contains the possibility of inaccuracy despite MB&D's attempts to be both accurate and conservative in its analysis. Consequently, any or all of these assumptions may vary from actual future performance.

 Analysis of comparable transactions:

   MB&D is reluctant to place emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. Such analysis as routinely employed by industry observers and financial advisors fails to adequately take into consideration such factors as:

  . material differences in the underlying capitalization of the comparable institutions being acquired;

  . differences in the historic earnings (or loss) patterns of the compared institutions which can depict a very different trend than do recent financial results;

  . non-recurring profits or losses which can distort earnings multiples;

  . material differences in the form or forms of consideration used in the transactions;

  . differences in accounting methods used for compared transactions; and

  . less quantifiable differences and unreported factors, such as the varying degrees of perceived risk in the business of acquired institutions, demographic and geographic characteristics of the compared institutions' markets and perceived ability to achieve cost savings in compared transactions.

   With these reservations in mind, MB&D thus examined statistics associated with twenty-nine transactions in which thrift institutions with assets less than $250 million in the Northeast and Mid-Atlantic regions were acquired between March 1, 1998 and September 1, 2000. The results follow:

                                                                 Nutmeg/ Sample
                                                                 NewMil  Median
                                                                 ------- ------
   Transaction price to Tangible Book Value.....................  175.0% 151.1%
   Transaction price to trailing 12-month Earnings..............   13.1x  26.6x
   Premium to Tangible Book Value as % of Deposits..............    8.4%   8.5%

   Within this larger sample, only four transactions represented combinations in which the acquired company's reported net income exceeded .90% of assets during its trailing twelve months of reported earnings. (Nutmeg reported a return on assets of 1.17% and 1.04%% for 1999 and 1998, respectively.) The proposed transaction with NewMil compares to this smaller sample of stronger performing companies as follows:

                                                                 Nutmeg  Sample
                                                                 NewMil  Median
                                                                 ------- ------
   Transaction price to Tangible Book Value.....................  175.0% 129.5%
   Transaction price to trailing 12-month Earnings..............   13.1x  15.5x
   Premium to Tangible Book Value as % of Deposits..............    8.4%   9.4%

 Compensation of MB&D:

   Nutmeg has agreed to pay MB&D an aggregate fee equal to 1.00% of the value of the total consideration received by Nutmeg common and preferred shareholders, including the value of in-the-money options, determined at the time of closing of the merger. The final fee should be approximately $200,000, subject to upward adjustment based on the expected sale of loan servicing rights by Nutmeg. Of this amount, Nutmeg has paid MB&D $80,000, which includes $50,000 upon delivery of the attached fairness opinion for inclusion in this proxy statement / prospectus. The balance will be paid on the date when the merger is completed. Separately, Nutmeg paid MB&D $10,000 for additional advisory services rendered during 1999, not associated with the NewMil transaction.

   In addition, Nutmeg will reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the engagement. Nutmeg has also agreed to indemnify MB&D, its directors, officers and employees against losses, claims, damages and liabilities relating to or arising out of the engagement, including liabilities under the federal securities laws.

Representations and Warranties.

   In the merger agreement, Nutmeg made representations and warranties to NewMil. The material representations and warranties of Nutmeg are the following:

  . the proper organization and good standing of Nutmeg;

  . insurance of the Nutmeg's deposit accounts by the FDIC;

  . capitalization of Nutmeg;

  . the existence of corporate power and authority of Nutmeg to execute, deliver and perform its various obligations under the transaction documents;

  . board approval of the merger agreement, bank merger agreement and option agreement;

  . listing of all consents and approvals required to complete the merger;

  . accurate disclosure of loan portfolio and timely filing of reports;

  . proper presentation of financial statements;

  . no broker's fees other than a financial advisor fee to McConnell, Budd &
    Downes, Inc.;

  . the absence of any material adverse change in Nutmeg;

  . the absence of legal proceedings;

  . timely filing of tax returns and absence of tax claims;

  . existence of employee benefit plans and material compliance with applicable law;

  . existence of material contracts and their effectiveness;

  . absence of regulatory agreements with banking regulators;

  . material compliance with environmental law;

  . adequacy of loss reserves;

  . existence of properties and assets, absence of encumbrances, and existence of good title;

  . existence of insurance policies;

  . operations in material compliance with applicable laws;

  . existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

  . receipt of shareholder agreements by affiliates of Nutmeg with regard to supporting the merger agreement and limiting transfer of shares of Nutmeg's common stock owned by such affiliates;

  . absence of Nutmeg or its directors' and affiliates' ownership of NewMil common stock, except as listed in the disclosure schedule;

  . receipt of the fairness opinion of McConnell, Budd & Downes, Inc.; and

  . compliance by Nutmeg with the CRA and other applicable consumer compliance laws.

   In the merger agreement, NewMil made representations and warranties to Nutmeg. The material representations and warranties of NewMil are the following:

  . the proper organization and good standing of NewMil and New Milford Savings Bank;

  .  capitalization of NewMil and ownership of shares of New Milford Savings
     Bank;

  . existence of corporate power and authority to execute, deliver and perform NewMil's and New Milford Savings Bank's obligations under the transaction documents;

  .  listing of regulatory consents and approvals to complete the merger;

  .  proper presentation of financial statements;

  . NewMil's filings with the SEC comply in all material respects with applicable requirements;

  .  absence of material regulatory agreements or legal proceedings;

  .  absence of any material adverse change in NewMil;

  . absence of NewMil or its affiliates' ownership of more than 5% of the common stock of Nutmeg;

  . existence of employee benefit plans and material compliance with applicable law;

  .  compliance with the CRA and other applicable consumer compliance laws;

  .  the absence of legal proceedings;

  .  timely filing of tax returns and absence of tax claims; and

  .  compliance with applicable laws.

Termination and Amendment of the Merger Agreement.

   Before or after NewMil's and Nutmeg's shareholders approve the merger agreement, it may be terminated:

   by mutual written consent of NewMil and Nutmeg;

   by NewMil or Nutmeg if:

  . 30 days pass after any required regulatory approval is denied or regulatory application is withdrawn at a regulator's request unless action is taken during the 30 day period for a rehearing or to file an amended application;

  . the merger has not taken place on or before March 31, 2001, unless the failure to complete the merger by that date is due to the terminating party's failure to perform its obligations in the merger agreement; or

  .  NewMil's or Nutmeg's shareholders do not approve the merger agreement;

  . by NewMil, provided that NewMil is not in breach of any representation, warranty or covenant contained in the merger agreement, if there is a breach of any representation, warranty, covenant or agreement in the merger agreement by Nutmeg, if the breach or breaches would entitle NewMil not to consummate the merger if the breach occurred or continued on the date of the closing of the merger and the breach is not cured within 30 days after receiving written notice of the breach;

  . by NewMil, if Nutmeg fails to call and hold within 50 days of the effectiveness of the Registration Statement filed with the SEC a meeting of Nutmeg shareholders to approve the merger agreement, fails to recommend that Nutmeg shareholders approve the merger and merger agreement, or fails to oppose a competing third party proposal, or if Nutmeg authorizes or permits any of its officers, directors, employees or agents to solicit competing third party proposals;

  . by Nutmeg, provided that Nutmeg is not in breach of any representation, warranty or covenant contained in the merger agreement, if there is a breach of any representation, warranty, covenant or agreement in the merger agreement by NewMil, if the breach or breaches would entitle Nutmeg not to consummate the merger if the breach occurred or continued on the date of the closing of the merger and the breach is not cured within 30 days after receiving written notice of the breach; and

  . by Nutmeg, if NewMil fails to call and hold within 50 days of the effectiveness of the registration statement filed with the SEC a meeting of NewMil shareholders to approve the merger agreement or fails to recommend that NewMil shareholders approve the merger agreement.

   The merger agreement also permits, subject to applicable law, the boards of directors of NewMil and Nutmeg to:

  .  amend the merger agreement except as provided below;

  . extend the time for performance of any of the obligations or other acts of the other party;

  . waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

  . waive compliance with any of the agreements or conditions contained in the merger agreement.

   After approval of the merger agreement by Nutmeg's shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to Nutmeg's shareholders under the merger agreement.

Federal Income Tax Consequences.

   The following summary discusses the material federal income tax consequences of the merger to Nutmeg shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, applicable U.S. Treasury regulations under the Code, administrative rulings and judicial authority, all as of the date of this document. All of the foregoing authorities are subject to change, and any change could affect the continuing validity of this summary. The summary assumes that the holders of shares of Nutmeg's common stock hold their shares as a capital asset. The summary does not address the tax consequences that may be applicable to particular Nutmeg shareholders in light of their individual circumstances or to Nutmeg shareholders who are subject to special tax rules, including:

  . tax-exempt organizations;

  . dealers in securities;

  . financial institutions;

  . insurance companies;

  . non-United States persons;

  . shareholders who acquired shares of Nutmeg's common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

  . shareholders who are subject to the alternative minimum tax;

  . shareholders who hold shares of Nutmeg's common stock as part of a straddle, hedge, or conversion transaction; and

  . traders in securities who elect to apply a mark-to-market method of accounting.

   This summary also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

   One of the conditions for the merger to take place is that NewMil and Nutmeg must receive opinions from NewMil's counsel, Tyler Cooper & Alcorn, LLP, dated as of the effective date that the merger and the bank merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code and that NewMil and Nutmeg will each be a party to the reorganization in respect of the merger within the meaning of Section 368(b) of the Code, and that, accordingly,

  . no gain or loss will be recognized by NewMil, Nutmeg or New Milford Savings Bank as a result of the merger;

  . no gain or loss will be recognized by the shareholders of Nutmeg who exchange their Nutmeg common and/or Series B preferred stock solely for NewMil common stock in the merger (except with respect to cash received in lieu of a fractional share interest in NewMil common stock);

  . no gain or loss will be recognized with respect to the NewMil common stock received in the merger by the shareholders of Nutmeg who exchange their Nutmeg common and/or Series B preferred stock in part for NewMil common stock (except with respect to cash received in lieu of a fractional share interest in NewMil common stock) and in part for cash but gain or loss will be recognized with respect to the cash received in the merger;

  . the aggregate tax basis of the NewMil common stock received (including a fractional share interest deemed received) by shareholders who exchange all or a portion of their Nutmeg common or Series B preferred stock solely or partially for NewMil common stock in the merger will be the same as the aggregate tax basis of the Nutmeg common stock surrendered in exchange for the NewMil common stock; and

  . the holding period of the NewMil common stock received by a Nutmeg shareholder in the merger (including a fractional share interest deemed received) will include the holding period of the Nutmeg common or Series B preferred stock surrendered in exchange for the NewMil common stock.

   The opinions will be based on the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, on the assumption that the merger takes place as described in the merger agreement, and on the basis of facts, representations or assumptions set forth or referred to in the opinions. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinions or that those positions will be upheld by the courts if challenged by the Internal Revenue Service.

   Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 31% of any cash payments to which a Nutmeg shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to NewMil and the exchange agent.

   The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of Nutmeg's common or Series B preferred stock. The tax effects that are applicable to a particular holder of Nutmeg common or Series B preferred stock may be different from the tax effects that are applicable to other holders of Nutmeg common or Series B preferred stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of Nutmeg common or Series B preferred stock are urged to consult their own tax advisors.

Resales of NewMil's Common Stock Received in the Merger.

   NewMil is registering the sale of the shares of its common stock to be issued in the merger under the Securities Act of 1933 (the "Securities Act"). The shares will be freely transferable under the Securities Act, except for shares received by Nutmeg shareholders who are deemed to be affiliates of Nutmeg before the merger and/or affiliates of NewMil thereafter. These affiliates only may resell their shares pursuant to an effective registration statement under the securities act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act's registration requirements. This Proxy Statement/Prospectus does not cover any resales of NewMil's common stock by NewMil or Nutmeg affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with Nutmeg or NewMil, and may include officers or directors, as well as principal shareholders of Nutmeg or NewMil.

Employee Benefits.

   To the extent permissible under applicable law, Nutmeg employees who become employees of New Milford Savings Bank at the effective time generally will be given credit for service at Nutmeg for eligibility to participate in and the satisfaction of vesting and service requirements (but not for benefit accrual purposes) under the New Milford Savings Bank 401(k) savings plan (but not under the New Milford Savings Bank defined benefit pension plan).

   Employees of Nutmeg who become employees of New Milford Savings Bank will be eligible immediately to participate in New Milford Savings Bank's health and welfare plans on the same basis as apply generally to other employees at New Milford Savings Bank.

   New Milford Savings Bank expects, subject to its normal hiring process, to offer employment to each Nutmeg employee with direct customer contact except those who duplicate functions served by current New Milford Savings Bank employees. Further, New Milford Savings Bank will provide the same consideration to

Nutmeg employees who are not retained for open employment positions at New Milford Savings Bank as it gives New Milford Savings Bank employees as vacancies occur, subject to such employee's qualifications. NewMil has agreed to honor existing written change of control contracts with three senior officers of Nutmeg that were disclosed to NewMil prior to the execution of the merger agreement.

Interests of Nutmeg Directors and Executive Officers in the Merger That are Different Than Those of Nutmeg Shareholders.

   In considering the recommendation of the Nutmeg Board of Directors, the Nutmeg shareholders should be aware that certain members of Nutmeg's senior management and of the Nutmeg Board of Directors have interests in the transaction that are different from, or in addition to, the interests of shareholders generally. The Nutmeg Board of Directors knew about these additional interests and considered them when approving the merger agreement.

   NewMil has agreed to honor existing written, change of control contracts with the three senior officers of Nutmeg to the extent that these contracts do not provide for any payments that are not deductible or that constitute excess parachute payments under the Code.

Existing Nutmeg Change of Control Agreements.

   Nutmeg has entered into agreements with three executives providing for payments following a termination of employment or specified other events, after a change in control occurs. Nutmeg is a party to change of control agreements with the following Nutmeg executive officers:

   Name                    Title
   ----                    -----
   Henry A. Bessel, Jr. .. President and Chief Executive Officer
   William D. Starbuck.... Executive Vice President and Chief Lending Officer
                           Senior Vice President, Chief Financial Officer and
   David F. Lucas......... Treasurer

   Each of these agreements provides for two potential payments if there is a "change in control" of Nutmeg, while the executive is an officer of Nutmeg. The first payment is due within thirty (30) days following the "change in control" event, and is payable in a lump sum equal to twenty-five percent (25%) of two times the officer's annual compensation (either base salary at the time or total compensation in the most recent fiscal year). The second payment is due within 15 days of the officer's termination of employment within two years after the change of control, unless terminated for cause. The second payment will equal 2 years' annual compensation minus any compensation paid to the officer following the change of control. The officer can also trigger this payment by himself terminating for "good reason", including assignment of inferior duties, result in significantly less authority, reduction in base salary or relocation more than 20 miles from Danbury. Finally, the agreements provide for a continuation of employee's participation in employee benefit plans for one year after the change of control, at no extra cost to the officer. The maximum amounts payable to Messrs. Bessel, Starbuck and Lucas under these contracts is estimated to be $353,534, $247,426, and $198,247, respectively, or a total of $799,208.

   In no event shall the severance amount exceed one dollar less than an aggregate amount which would cause all or any portion of the severance amount to be deemed a "parachute payment" under Section 280G of the Code.

   The merger will constitute a change in control for purposes of the change of control agreements. NewMil currently expects that Mr. Starbuck will be retained by New Milford Savings Bank following the merger.

Board Membership.

   Following the merger, NewMil and New Milford Savings Bank will add Paul N. Jaber, John Otto and Anthony M. Rizzo, Sr. from the Nutmeg Board of Directors to serve as additional members of NewMil's and New Milford Savings Bank's Boards of Directors. Each person will be assigned to one of their three classes of directors, to serve a term commensurate with members of his class. The non-employee directors of Nutmeg serving at the effective time of the merger will be invited to serve on the advisory board of New Milford Savings Bank that is now being organized.

   Mr. Jaber is 57 years old and an attorney with the firm of Collins, Hannafin, Garamella, Jaber & Tuozzolo, P.C. Mr. Jaber owns 2,000 shares of NewMil common stock, representing a less than 1% interest of the issued and outstanding shares. Mr. Otto is 64 years old and the owner of The Otto Company, a plumbing services company. He does not own any shares of NewMil common stock. Mr. Rizzo is 59 years old and the owner of A.M. Rizzo Electrical Contractors, Inc. He owns 1,000 shares of NewMil common stock, representing a less than 1% interest of the issued and outstanding shares. Messrs. Jaber, Otto and Rizzo will be compensated for services on the NewMil and New Milford Savings Bank boards on the same basis as all of the board members. Each non-employee director of NewMil receive an annual stipend of $8,500, $350 for each Board meeting attended and $150 for each committee meeting attended. Officers of the Corporation who are also directors receive no compensation as directors. No additional compensation is paid for service on the New Milford Savings Bank Board.

Indemnification.

   In the merger agreement, NewMil agrees to indemnify, defend and hold harmless each person who is, has been, or before the completion of the merger becomes, a director, officer or employee of Nutmeg to the fullest extent permitted under applicable law and NewMil's certificate of incorporation and bylaws or the charter and by-laws of New Milford Savings Bank, for any claims made against the person because he or she is or was a director, officer or employee of Nutmeg or in connection with the merger agreement. NewMil also agrees to use reasonable efforts to cause such persons to be covered under a directors' and officers' liability insurance policy of substantially the same coverage as Nutmeg's prior to the merger, for a total premium cost of not more than $30,000 and for not less than three years.

Option Agreement.

   As a condition of and inducement to NewMil's entering into the merger agreement, NewMil and Nutmeg have also entered into an option agreement. Under the option agreement, Nutmeg granted NewMil an option, referred to in this section as the "Nutmeg option," which entitles NewMil to purchase, subject to the terms of the option agreement, up to 457,280 shares of Nutmeg's common stock which is equal to approximately 19.99% of the total number of shares of Nutmeg's common and Series B preferred stock then outstanding at a price per share of $7.00. That price is subject to adjustment in specified circumstances. The Nutmeg option is intended to discourage the making of alternative acquisition-related proposals and, under specified circumstances, may significantly increase the cost to a potential third party of acquiring Nutmeg compared to its cost had Nutmeg not entered into the option agreement. Therefore, the Nutmeg option is likely to discourage third parties from proposing a competing offer to acquire Nutmeg even if the offer involves a higher price per share for Nutmeg's common and Series B preferred stock than the per share consideration to be paid under the merger agreement.

   The following brief summary of the option agreement is qualified in its entirety by reference to the option agreement. A copy of the option agreement, as well as the other documents described in this document, will be provided to you without charge if you call or write to B. Ian McMahon, Chief Financial Officer, NewMil Bancorp, Inc., 19 Main Street, New Milford, Connecticut 06776, telephone (860) 355-7630.

   Subject to applicable law, regulatory restrictions and Nutmeg's certificate of incorporation, NewMil may exercise the Nutmeg option, in whole or in part, following the occurrence of both a preliminary purchase event and a purchase event both as defined below. A preliminary purchase event means, in substance:

  . the entry by Nutmeg, without the prior written consent of NewMil, into a letter of intent or definitive agreement to engage in an acquisition transaction, as defined below, with any third party;

  . the acquisition by any other person of beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Nutmeg's common stock;

  . any third party makes a proposal, which is or becomes public, to Nutmeg or its shareholders to enter into an acquisition transaction;

  . a third party files a regulatory application with regard to an acquisition transaction with Nutmeg;

  . Nutmeg willfully breaches the merger agreement permitting NewMil to terminate thereunder; or

  . for any reason whatsoever, Nutmeg's Board of Directors fails to recommend, withdraws or modifies its recommendation that Nutmeg's shareholders approve the merger agreement or if the Board fails to oppose a competing acquisition transaction.

   A purchase event, as defined in the option agreement includes either:

  . the acquisition by any person of beneficial ownership of 25% or more of the then outstanding common stock of Nutmeg;

  . entering into an agreement to enter into an acquisition transaction, as defined in the next paragraph, except that the percentage referred to in that definition is 25% instead of 10%; or

  . termination of the merger agreement by NewMil due to willful or intentional breach by Nutmeg.

  For purposes of the option agreement, the term "acquisition transaction" means:

  . a merger, acquisition, consolidation or other business combination involving Nutmeg;

  . a purchase, lease or other acquisition of all or substantially all of the assets of Nutmeg; or

  . a purchase or the acquisition, including through merger, consolidation, share exchange or otherwise, of beneficial ownership of securities representing 10% or more of the voting power of Nutmeg.

   The Nutmeg option terminates and, thus, may no longer be exercised by NewMil upon the occurrence of any of the following events:

  .  the completion of the merger;

  . 12 months after the first occurrence of a purchase event, as defined above;

  . 18 months after the termination of the merger agreement following the occurrence of a preliminary purchase event, as defined above, unless NewMil terminated the agreement as a result of a willful or intentional material breach of any representation, warranty, covenant or agreement by Nutmeg, or if the Nutmeg Board of Directors fails to take some necessary action or Nutmeg enters into an acquisition transaction with a third party. In such case, the option will terminate 24 months after the termination of the merger agreement;

  . upon termination of the merger agreement, prior to the occurrence of a purchase event or preliminary purchase event, (A) by both parties, if the merger agreement is terminated by mutual written consent; (B) by either NewMil or Nutmeg, if the merger agreement has been terminated as a result of regulatory denial or requested withdrawal of a regulatory application; or if the merger has not occurred by March 31, 2001; or (C) by Nutmeg, if the merger agreement is terminated as a result of a material breach of any representation, warranty, covenant or other agreement NewMil; or,

  . 12 months after the termination of the merger agreement, if the Nutmeg shareholders have failed to approve the merger agreement.

   The Nutmeg option may not be assigned by NewMil or Nutmeg to any other person without the express written consent of the other party, except that NewMil may assign its rights in whole or in part after the occurrence of a preliminary purchase event, as defined above.

   In the event that before the Nutmeg option is terminated, Nutmeg enters into a letter of intent or definitive agreement:

  . to consolidate or merge with any third party, and Nutmeg is not the continuing or surviving corporation in the consolidation or merger;

  . to permit any third party to merge into Nutmeg, and Nutmeg is the continuing or surviving corporation, but, in connection with the merger, the then outstanding shares of Nutmeg's common stock will be changed into or exchanged for stock or other securities of any third party or cash or any other property or the then outstanding shares of Nutmeg's common stock will represent after the merger less than 50% of the outstanding shares and share equivalents of the merged company; or

  . to sell or otherwise transfer all or substantially all of its assets to any third party.

   In that case, then the agreement governing the transaction must make proper provision so that the Nutmeg option will, upon the completion of that transaction, be converted into, or exchanged for, a substitute option, at the election of NewMil, of either the acquiring corporation, or any person that controls the acquiring corporation.

   The substitute option will be exercisable for shares of the issuer's common stock in a number and at an exercise price in accordance with the option agreement and will otherwise have the same terms as the Nutmeg option, except that the number of shares subject to the substitute option may not exceed 19.99% of the issuer's outstanding shares of common stock.

   Upon the occurrence of a purchase event, as defined above, prior to the termination of the option, at the request of NewMil, Nutmeg will be obligated to prepare, file and keep current for a period of one year an offering circular which meets the standards of a shelf registration statement filed with the SEC with respect to the shares to be issued upon exercise of the Nutmeg option under applicable federal and state securities laws, and to repurchase the Nutmeg option, and any shares of Nutmeg's common stock thus far purchased pursuant to the Nutmeg option, at prices determined as set forth in the option agreement, except to the extent prohibited by applicable law, regulation or administrative policy.

                            INFORMATION ABOUT NUTMEG

Business.

   Nutmeg is a federal savings and loan association headquartered in Danbury, Connecticut. Deposits at Nutmeg are FDIC insured. Nutmeg is engaged principally in the business of collecting deposits, making residential and commercial mortgage loans, making small business loans, and servicing mortgages for itself and others. Nutmeg currently serves customers from four banking offices located in Danbury (2), Ridgefield and Bethel, Connecticut.

   At December 31, 1999, Nutmeg had total assets of $116.8 million, total deposits of $93.9 million, and shareholders' equity of $10.4 million, or 8.92% of total assets. At December 31, 1999, Nutmeg had loans receivable, net of $94.2 million, which included $58.9 million in residential real estate loans, $16.8 million in commercial real estate loans, $14.7million in commercial loans and $2.7million in home equity credit lines and consumer loans. At December 31, 1999, nonperforming loans were $683,000. At that date, Nutmeg's allowance for loan losses was $504,000, or 74% of nonperforming loans.

Supervision and Regulation.

   Nutmeg, as a federal savings and loan association, is primarily regulated by the Office of Thrift Supervision.

Security Ownership of Certain Beneficial Owners.

   The following table shows, as of January 31, 2000, those persons known to Nutmeg (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) to be beneficial owners of more than 5% of the common stock. Except as indicated in the notes following the table below, the principal shareholders have sole voting and investment power with respect to the shares listed as being beneficially owned by them.

   In preparing the following table, Nutmeg has relied on information furnished to it by the beneficial owner or filed with the OTS and mailed to Nutmeg. The percentages shown are calculated on the basis of the number of outstanding shares of Nutmeg's common stock on January 31, 2000, which was 1,428,644 shares, and the number of shares of common stock for which the individual may exercise an option within sixty days and/or convert Series B preferred stock.

Name and Address of                                Amount and Nature of Percent
Beneficial Owner                                   Beneficial Ownership of Class
-------------------                                -------------------- --------
Jackie Chan.......................................      104,949(1)        7.19%
34 Ward Drive South
Danbury, Connecticut 06810

John N. Deep......................................      107,292(2)        7.30%
60 Clapboard Ridge Road
Danbury, Connecticut 06811

Constantine S. Macricostas........................      124,662(3)        8.15%
100 Ocean Trail Way, Unit #1203
Jupiter, FL 33477

Richard Portelance................................      125,904(4)        8.63%
14 Mountain Drive
New Milford, Connecticut 06776

Anthony M. Rizzo, Sr..............................      117,773(5)        7.97%
38 Clapboard Ridge Road
Danbury, Connecticut 06811

Henry A. Bessel, Jr...............................       96,732(6)        6.68%
One Smoke Ridge
Sherman, Connecticut 06784

--------

 (1) Includes 9,600 shares of Series B preferred stock, which are convertible into 16,800 shares of Common Stock, purchased in Mr. Chan's wife's name, and 3,800 shares of Series B preferred stock which are convertible into 6,650 shares of common stock; 55,027 shares with shared voting and investment power, and 14,689 shares exercisable by option within sixty days.

 (2) Includes 16,000 shares of Series B preferred stock, which are convertible into 28,000 shares of Common Stock; 27,507 shares owned by Mr. Deep's wife; 10,725 shares with shared investment power and 12,970 shares exercisable by option within sixty days.

 (3) Includes 56,000 shares of Series B preferred stock, which are convertible into 98,000 shares of Common Stock and 956 shares owned by Mr. Macricostas' wife, and 2,851 shares exercisable by option within sixty days.

 (4) Includes 8,020 shares of Series B preferred stock, which are convertible into 14,035 shares of Common Stock; 871 shares exercisable by option within sixty days; 2,854 shares with shared voting and investment power; 27,988 shares of Common Stock and 4,328 shares of Series B preferred stock, which are convertible into 7,574 shares of Common Stock, owned by Mr. Portelance's wife; and 1,173 shares owned by Mr. Portelance's son.

 (5) Includes 27,720 shares of Series B preferred stock, which are convertible into 48,510 shares of Common Stock; 68,827 shares owned jointly with Mr. Rizzo's wife, and 436 shares exercisable by option within sixty days.

 (6) Includes 10,552 shares of Series B preferred stock which are convertible into 18,466 shares of Common Stock, with 18,190 exercisable by option within sixty days.

Security Ownership of Management.

   The following table sets forth information, as of January 31, 2000, regarding the number of shares and percentages of the Common Stock beneficially owned, either directly or indirectly, by the directors and nominees and by all of the directors and executive officers of Nutmeg as a group. Except as indicated in the notes following the table below, the directors and nominees have sole voting and investment power with respect to the shares listed as being beneficially owned by them. The percentages shown are calculated on the basis of the number of outstanding shares of Nutmeg's common stock on January 31, 2000 and on the number of shares of common stock for which the individual or group may exercise an option within sixty days and/or convert Series B preferred stock.

                                                 Amount and Nature    Percent
Name of Beneficial Owner                      of Beneficial Ownership of Class
------------------------                      ----------------------- --------
Henry A. Bessel..............................           96,732(1)       6.68%
Jackie Chan..................................          104,949(2)       7.19%
Manuel A. Correia............................           45,704(3)       3.16%
John N. Deep.................................          107,292(4)       7.30%
Alan Dinho...................................           11,596(5)        .81%
Paul N. Jaber................................           65,270(6)       4.46%
Constantine S. Macricostas...................          124,662(7)       8.15%
Frank P. Molinaro............................           37,866(8)       2.61%
Orlando Monteiro.............................           35,194(9)       2.44%
John J. Otto.................................           39,789(10)      2.76%
Richard Portelance...........................          125,904(11)      8.63%
Anthony M. Rizzo, Sr.........................          117,773(12)      7.97%
John A. Val..................................           53,400(13)      3.65%
Directors and Executive Officers as a Group
 (15 persons)................................        1,030,687(14)     54.13%

--------

(1) Includes 10,552 shares of Series B preferred stock which are convertible into 18,466 shares of Common Stock, with 18,190 shares exercisable by option within sixty days.

(2) Includes 9,600 shares of Series B preferred stock, which are convertible into 16,800 shares of Common Stock, purchased in Mr. Chan's wife's name, and 3,800 shares of Series B preferred stock which are convertible into 6,650 shares of common stock; 55,027 shares with shared voting and investment power, and 14,689 shares exercisable by option within sixty days.

(3) Includes 13,202 shares owned by Mr. Correia's wife, 1,400 shares of Series B preferred stock which are convertible into 2,450 shares of common stock 700 of which are owned by Mr. Correia's wife, and 14,253 shares exercisable by option within sixty days.

(4) Includes 16,000 shares of Series B preferred stock, which are convertible into 28,000 shares of Common Stock; 27,507 shares owned by Mr. Deep's wife; 10,725 shares with shared investment power and 12,970 share exercisable by option within sixty days.

(5) Includes 10,725 shares with shared voting and investment power; and 871 shares exercisable by option within sixty days.

(6) Includes 12,000 shares of Series B preferred stock, which are convertible into 21,000 shares of Common Stock and 2,201 shares of Series B preferred stock, which are convertible into 3,852 shares of Common Stock; and 9,727 shares of which Mr. Jaber has the right to acquire beneficial ownership pursuant to the power to revoke a trust, discretionary account or similar arrangement (included in this total are 1,000 shares of Series B preferred stock which are convertible into 1,750 shares of common stock) and 6,812 shares exercisable by option within sixty days.

(7) Includes 56,000 shares of Series B preferred stock, which are convertible into 98,000 share of Common Stock and 956 shares owned by Mr. Macricostas' wife, and 2,851 shares exercisable by option within sixty days.

(8) Includes 4,814 shares of Series B preferred stock, which are convertible into 8,425 shares of Common Stock; 2,342 shares with shared voting and investment power; 14,076 shares exercisable by option within sixty days; 5 shares of Common Stock and 1,376 shares of Series B preferred stock, which are convertible into 2,408 shares of Common Stock owned by Mr. Molinaro's wife.

(9) Includes 4,375 shares with shared voting and investment power, 425 shares owned by Mr. Monteiro's wife, and 14,253 shares exercisable by option within sixty days.

(10) Includes 28,201 shares with shared voting and investment power and 1,370 shares of Series B preferred stock, which are convertible into 2,398 shares of Common Stock, and 9,190 shares exercisable by option within sixty days.

(11) Includes 8,020 shares of Series B preferred stock, which are convertible into 14,035 share of Common Stock; 871 shares exercisable by option within sixty days; 2,854 shares with shared voting and investment power; 27,988 shares of Common Stock and 4,328 shares of Series B preferred stock, which are convertible into 7,574 shares of Common Stock, owned by Mr. Portelance's wife; and 1,173 shares owned by Mr. Portelance's son.

(12) Includes 27,720 shares of Series B preferred stock, which are convertible into 48,510 shares of Common Stock; 68,827 shares owned jointly with Mr. Rizzo's wife, and 436 shares exercisable by option within sixty days.

(13) Includes 12,500 shares of Series B preferred stock, which are convertible into 21,875 shares of Common Stock; 18,324 shares with shared voting and investment power; and 12,768 shares exercisable by option within sixty days

(14) Includes 183,014 shares of Series B preferred stock, which are convertible into 320,275 shares of Common Stock; and 155,144 shares exercisable by option within sixty days.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
            COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999 AND 1998

General

   In 1999, Nutmeg had net income of $1,300,000 or $.67 basic earnings per share compared to net income of $1,123,000 or $.58 basic earnings per share in 1998, an increase of $ 177,000 or 15.76%. The increase in net income was primarily caused by an increase in net interest income of $372,000 and the formation of a Passive Investment Corporation ("PIC") which permits financial institutions to shelter certain mortgage income from Connecticut corporation business tax. Shareholders' equity increased $738,000 or 7.62%. Total assets increased by $5,490,000 or 4.93%. The increase in total assets resulted primarily from a $3,462,000 or 56.03% increase in loan servicing rights and a $3,819,000 increase in securities available-for-sale. In addition, gross loans increased from $94,829,000 at December 31, 1998 to $95,343,000 at December 31, 1999. Non-performing assets decreased by $185,000 or 17.67% from $1,047,000 at December 31, 1998 to $862,000 at December 31, 1999.

Financial Condition

   Shareholders' equity increased from $9,681,000 at December 31, 1998 to $10,419,000 at December 31, 1999. The increase in shareholders' equity was due to net income of $1,300,000 for the year ending December

31, 1999, and issuance of common stock due to the exercise of stock options of $74,000, partially offset by declared Series B preferred stock dividends of $343,000, declared common stock dividends of $275,000 and a decrease in accumulated other comprehensive income of $18,000.

   Nutmeg's gross loans increased by $514,000 or .54% from $94,829,000 at December 31, 1998 to $95,343,000 at December 31, 1999. For the year ended December 31, 1999 loan originations totaled $48,246,000 as compared to $52,510,000 for the year ended December 31, 1998, a decrease of $4,264,000 or 8.12%. Fixed rate mortgages are normally sold by Nutmeg in the secondary market while adjustable rate mortgages are held-to-maturity. Nutmeg's loans held-for-sale portfolio increased by $1,298,000 or 158.29% from $820,000 in 1998 to $2,118,000 in 1999 due to reduced sales of Small Business Administration ("SBA") loan guarantees to the secondary market during 1999.

   Nutmeg's allowance for loan losses decreased by $27,000 from $531,000 at December 31, 1998 to $504,000 at December 31, 1999. This decrease is primarily the result of improved quality of Nutmeg's loan portfolio in 1999. Nutmeg will continue to monitor the adequacy of its allowance for loan losses based on the results of internal reviews and local economic conditions. At December 31, 1999 non-performing loans (consisting of impaired and 90 days past due accruing loans) were .72% of gross loans.

   During 1999, foreclosed real estate increased from $35,000 at December 31, 1998 to $179,000 at December 31, 1999. This was a result of Nutmeg's foreclosure of two residential properties in 1999. All foreclosed real estate is available-for-sale and is recorded at the lower of carrying value of the loan or fair value less estimated selling costs.

   Federal Home Loan Bank of Boston (FHLB) advances increased by $492,000 from $6,508,000 at December 31, 1998 to $7,000,000 at December 31, 1999. Deposits
increased by $3,173,000 or 3.50% from $90,728,000 in 1998 to $93,901,000 in
1999. Nutmeg's philosophy is to allow its asset size to be determined by loan demand and to fund loans with local deposits and tax and insurance escrows from Nutmeg's mortgage servicing portfolio.

   At December 31, 1999 securities are intended to be available-for-sale and are so classified. These securities are recorded at market value totaling $3,819,000 at December 31, 1999.

   During 1999, Nutmeg purchased at a total cost of $4,918,000 the servicing rights for loans with outstanding principal balances totaling approximately $466,900,000. For further information, please refer to Note 4 of the Audited Financial Statements of Nutmeg attached as Appendix B. During the years ended December 31, 1999 and 1998 Nutmeg originated servicing rights totaling $310,000 and $436,000, respectively.

Effects of Inflation

   Nutmeg's financial statements have been prepared in terms of historical dollars, without considering changes in the relative purchase power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not generally move in the same direction or in the same magnitude as prices of goods and services. Nevertheless, inflation can directly affect the value of loan collateral, in particular real estate. Sharp decreases in real estate prices may result in significant loan losses or losses on real estate acquired. Inflation, or disinflation, could significantly affect Nutmeg's earnings in future periods.

                              COMPARATIVE ANALYSIS

                          Year Ended December 31, 1999
                                      and
                          Year Ended December 31, 1998

   The following table sets forth the dollar amount and percentage increase in the components of Nutmeg's Statements of Income during the periods indicated and is followed by management's discussion of the various changes.

                             Comparison Year Ended
                    December 31, 1999 and December 31, 1998

                                                           (Decrease)  Percent
                                                            Increase   Change
                                                           ----------  -------
   Interest income........................................ $(149,000)    (1.91)%
   Interest expense.......................................  (521,000)   (16.02)
   Net interest income....................................   372,000      8.18
   Provision for loan losses..............................  (125,000)  (125.00)
   Noninterest income.....................................  (294,000)   (15.29)
   Noninterest expenses...................................   320,000      7.32
   Income before income tax expense.......................  (117,000)    (5.85)
   Income tax expense.....................................  (294,000)   (33.49)

Interest income

   Interest income decreased $149,000 or 1.91% for the year ended December 31, 1999 as compared to December 31, 1998.

   Interest on loans in 1999 was $7,336,000 and $7,676,000 in 1998, a decrease of $ 340,000. This decrease was due to a decrease in the average yield on Nutmeg's loans portfolio outstanding from 7.95% in 1998 to 7.93% in 1999. Non-performing loans have decreased from $1,012,000 at December 31, 1998 to $683,000 at December 31, 1999 but continue to negatively impact interest income. Interest on loans is earned from a portfolio that consists of loans to individuals and businesses in the form of mortgages, commercial loans and various types of consumer loans. A schedule of loans by type can be found in
Note 3 of the Audited Financial Statements attached as Appendix B.

   In 1999, loan origination fees net of direct costs were amortized to interest income in the amount of $340,000 as compared to amortization of $472,000 in 1998. The average yield on Nutmeg's loan portfolio was 7.93% in 1999 as compared with 7.95% in 1998. The average yield on Nutmeg's loan portfolio decreased primarily due to prepayments of higher rate fixed rate mortgages due to an overall reduction in interest rates.

   Interest and dividends on securities increased from $124,000 at December 31, 1998 to $315,000 at December 31, 1999, an increase of $191,000 or 154.03%. This increase was due to a higher average balance of the securities portfolio in 1999.

Interest expense

   Interest expense decreased by $521,000 or 16.02% for the year ended December 31, 1999 as compared to the year ended December 31, 1998.

   Interest expense on deposits decreased from $2,834,000 at December 31, 1998 to $2,528,000 at December 31, 1999, a decrease of $306,000 or 10.80%. Average deposits increased from $89,070,000 in 1998 to $93,124,000 in 1999 while the average rate paid for these funds decreased from 3.20% to 2.72%.

   Interest expense on borrowings from the FHLB decreased from $405,000 in 1998 to $197,000 in 1999. Interest expense on FHLB borrowings decreased because the average borrowings of Nutmeg decreased from $6,845,000 in 1998 to $3,785,000 in 1999, while the average rate paid on borrowings decreased from 5.92% in 1998 to 5.35% in 1999.

Net interest income

   Net interest income represents the difference between interest earned on loans and securities and interest paid on deposits and borrowings. The level of net interest income is a function of volume, rate and mix of both interest earning assets and interest bearing liabilities. Nutmeg finances its earning assets with a combination of interest bearing deposits, borrowings and interest free funds such as demand deposits and common stock.

   Net interest income increased 8.18% to $4,920,000 in 1999 from $4,548,000 in 1998. This increase was due primarily to the increase of average loans outstanding in 1999 by $1,944,000 which earn higher yields than the vehicles from which they were funded and due to a decrease in Nutmeg's cost of funds resulting from an increase in the average balance of transaction accounts in 1999.

   In 1999, the spread on interest bearing funds, which represents the yield on average earning assets less the yield on average interest bearing liabilities was 4.88% compared to 4.49% in 1998.

Provisions for loan losses and asset quality

   Of fundamental importance to a lending institution is the analysis of credit risk. In addition to the review of the portfolio by lending officers, Nutmeg has established a committee of the Board of Directors (Loan Audit Committee) and in addition has contracted with an independent company to review: 1) all loans where the borrower's outstanding indebtedness to Nutmeg exceeds $250,000;
2) all unsecured loans exceeding $50,000; 3) Small Business Administration guaranteed loans and 4) special mention and classified loans. The independent contractor's review consisted of 139 loans totaling $29,414,000. Nutmeg's Classified Asset Committee consisting of Senior Management, the Loan Audit Committee and the Property Review Committee meets at least quarterly to review overall asset quality, classify loans based upon performance and review loan loss reserve adequacy. In addition, Nutmeg's Board of Directors meets each month to review past-due, non-performing and classified loans and loans where significant concentration exists. A concentration is defined as loans to one borrower where the total loans to that borrower exceeds 15% of capital. In addition, Nutmeg has implemented a policy relating to internal classification of assets in order to monitor and assess the quality of the loan portfolio.

   Nutmeg's problem assets are classified as substandard, doubtful or loss. "Substandard" loans are characterized by the possibility that Nutmeg could sustain some loss if certain identifiable factors are not corrected. Loans classified as "Doubtful" have weaknesses making collection, liquidation in full, on the basis of currently known facts, conditions and values questionable and improbable. Loans classified as "Loss" are considered uncollectible and of such little value that their identification as bankable assets is not warranted and such amounts are charged-off. As of December 31, 1999, loans aggregating $670,000 were classified by Nutmeg as substandard and $13,000 were classified as doubtful as compared to $972,000 of loans classified as substandard and none as doubtful at December 31, 1998. These loans represented .58% of total assets in 1999 and .87% in 1998.

   Nutmeg views as non-performing loans those loans on which it is probable that Nutmeg will be unable to collect all amounts due according to the contractual terms of the loan (impaired loans) and loans past due 90 days or more on which it was still accruing interest. Nutmeg's policy is to discontinue the accrual of interest on a loan when management believes, after considering economic and business conditions, periods of delinquency and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful or when a loan is specifically determined to be impaired. Interest income is generally not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance.

   At December 31, 1999 and 1998, Nutmeg had loans amounting to approximately $683,000 and $401,000, respectively that were specifically classified as impaired. The average balance of these loans amounted to approximately $736,000, $253,000 and $806,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The allowance for loan losses relating to these loans amounted to approximately $13,000 and $12,000 at December 31, 1999 and 1998, respectively.

   The reserve for loan losses represents an allowance to provide for loan losses inherent in the loan portfolio. Loans or portions thereof deemed uncollectible are charged against these reserves while recoveries of amounts previously charged off are added to these reserves. The provision for loan losses is the amount charged against earnings to bring the reserve to the appropriate level. Nutmeg determines its reserve for loan losses based upon an evaluation of total loan portfolio quality through a process which considers the general experience of the portfolio as well as the reserve requirements with respect to weaknesses in individual loans. Reserves are established which, in management's opinion, are adequate to absorb credit losses based upon current information available. While Nutmeg believes its loan loss reserve as of December 31, 1999, totaling $504,000 is adequate at this time, an economic downturn or erosion of real estate values in 2000 could result in future deterioration in asset quality which may require additional loan loss reserves. Management and the Board of Directors of Nutmeg will continue to evaluate the adequacy of the reserve in 2000 by monitoring the status of the regional economy, particularly the real estate market, and its impact on the financial condition of borrowers.

   Changes in the allowance for loan losses during the years ended December 31 were as follows (in thousands):

                                                                     1999  1998
                                                                     ----  ----
   Balance, beginning of year....................................... $531  $466
                                                                     ----  ----
   Provisions charged to operations.................................  (25)  100
                                                                     ----  ----
   Loans charged off:
     Commercial.....................................................        (47)
     Residential real estate........................................        (25)
     Other consumer.................................................   (3)  (15)
                                                                     ----  ----
                                                                       (3)  (87)
                                                                     ----  ----
   Recoveries of loans previously charged off:
     Commercial real estate.........................................         50
     Other consumer.................................................    1     2
                                                                     ----  ----
                                                                        1    52
                                                                     ----  ----
   Net charge-offs..................................................   (2)  (35)
                                                                     ----  ----
   Balances, end of year............................................ $504  $531
                                                                     ====  ====

   The following table reflects non-performing assets for the fiscal years ended December 31, (in thousands):

                                                                    1999  1998
                                                                    ---- ------
   Non-accruing loans.............................................. $683 $  401
   Accruing loans past due 90 days or more.........................    0    611
                                                                    ---- ------
   Non-performing loans............................................  683  1,012
   Foreclosed real estate..........................................  179     35
                                                                    ---- ------
     Total......................................................... $862 $1,047
                                                                    ==== ======

Noninterest income

   Noninterest income decreased $294,000 or 15.29% in 1999 to $1,629,000 from $1,923,000 in 1998. This decrease can be attributed to lower gains on sale of mortgage loans and lower loan fees. Gains on the sale of loans decreased by $210,000 due to lower sales of fixed rate mortgages to the Federal National Mortgage Association and the sale of SBA guarantees in the secondary market. Loan fees including service fees charged on loans serviced for others decreased by $72,000 or 9.05% from 1998 to 1999. This primarily resulted from loan servicing rights being amortized at a faster rate due to higher repayment of the principal balances of the loans than was anticipated. During 1999 and 1998, Nutmeg acquired the servicing rights for loans with outstanding principal balances totaling approximately $466,900,000 and $239,000,000, respectively. In addition, during 1999 and 1998, Nutmeg originated the servicing rights for loans with outstanding principal balances totaling approximately $20,323,000 and $31,500,000, respectively.

Noninterest Expenses

   Noninterest expenses increased by $320,000 or 7.32% to $4,690,000 for the year ended December 31, 1999, compared to $4,370,000 for the year ended December 31, 1998. Salaries and employee benefits for the year ended December 31, 1999, were $2,378,000, compared to $2,222,000 for the year ended December 31, 1998, an increase of $156,000 or 7.02%. The increase in salaries and employee benefits resulted from increases in salaries to remain competitive with the market and small increases in staff to support Nutmeg's growth. Occupancy and equipment expense for the year ended December 31, 1999 was $597,000 compared to $582,000 for the year ended December 31, 1998, an increase of $15,000 or 2.58%. The increase in occupancy and equipment resulted from an increase in depreciation expense on new data processing equipment purchased in 1998 and 1999. This new equipment was purchased primarily to replace equipment that was not year 2000 compliant. As compared to 1998, foreclosed real estate expense decreased by $20,000 to $33,000 in 1999. Other operating expenses increased in 1999 by $168,000 to $1,626,000 as compared to $1,458,000 in 1998.
For further information, please refer to Note 13 of the audited financial statements attached as Appendix B. Federal Deposit Insurance Corporation ("FDIC") deposit insurance expense for the year ended December 31, 1999 was $56,000 compared to $55,000 for the year ended December 31, 1998, an increase of $1,000 or 1.82%. This increase was the result of slightly higher deposit balances in 1999.

   Nutmeg's deposits are insured by the FDIC's Savings Association Insurance Fund ("SAIF"). SAIF institutions are assessed for deposit insurance purposes in a manner substantially similar to those insured by the FDIC's Bank Insurance Fund ("BIF"), whereby rates are assessed within a range set by the FDIC from time to time based upon certain safety and soundness criteria. SAIF assessment rates currently range from 0 to 27 basis points. Nutmeg's assessment rate at December 31, 1999 was zero -0- basis points.


   In addition, effective January 1, 1998, the Financing Corporation ("FICO") assessment to service interest on FICO bond obligations (previously an obligation assessed against SAIF institutions only) was set for the first semiannual period at 1.30 basis points annually for BIF deposits and 6.48 basis points for SAIF deposits. By law BIF/FICO assessments must be one-fifth of SAIF/FICO assessments until the insurance funds are merged or January 1, 2000, whichever is earlier.

Income Taxes

   As compared to 1998, income tax expense decreased by $294,000 to $584,000 for the year ended December 31, 1999. Income tax expense for 1999 consists of provisions for Federal and State income taxes of $583,000 and $1,000, respectively, as compared to Federal and State taxes of $663,000 and $215,000, respectively, for the year ended December 31, 1998. During 1999, Nutmeg established a wholly owned subsidiary ("PIC"). The PIC was established to own and service mortgage loans in its portfolio. Under Connecticut State law certain mortgage income from the PIC and its dividend to Nutmeg are sheltered from Connecticut corporation business tax.

Asset/Liability Management and Interest Rate Sensitivity

   Nutmeg's Board of Directors establishes policies and objectives with regard to asset/liability management and oversees the implementation of such policies. Senior management meets weekly to review and establish rates on Nutmeg's loan/deposit products, and meets monthly to establish policies and strategies to monitor Nutmeg's flow of funds and coordinate the sources, uses and pricing of those funds.

   As rates on deposits have become deregulated and subject to competitive pressures, thrift institutions have become increasingly concerned about the extent to which they are able to match the maturities of interest-earning assets with interest-earning liabilities. Interest rate risks arise when assets mature or when their rates of interest change in time frames that are different from those of interest-bearing liabilities. Interest rate risk may be analyzed by examining the extent to which Nutmeg's "net portfolio value" (NPV) changes with changes in interest rates. NPV is defined as the sum of the present value of assets, the present value of liabilities and the present value of off-balance-sheet positions, assuming various changes in interest rates. NPV can further be defined as the present value of shareholders' equity assuming various changes in interest rates. At December 31, 1999, Nutmeg showed the following NPV at various interest rates:

** Interest Rate Sensitivity of Net Portfolio Value (NPV) **

                              Net Portfolio Value
                             (Amounts in Thousands)

       Change
      in rates              $ Amount                       $ Change                       % Change
      --------              --------                       --------                       --------
      + 300 bp               16,272                            127                           + 1
      + 200 bp               16,841                            696                           + 4
      + 100 bp               16,883                            738                           + 5
          0 bp               16,145
      - 100 bp               14,355                        - 1,791                          - 11%
      - 200 bp               12,792                        - 3,354                          - 21%
      - 300 bp               12,087                        - 4,058                          - 25%

--------
bp means basis point; one basis point equals 1/100th of one percent.

   The NPV table above indicates that Nutmeg has interest rate risk within a range Nutmeg believes to be reasonable. Nutmeg has greater interest rate risk when interest rates decrease. If interest rates increase by 100 or 200 basis points, Nutmeg's NPV increases. The NPV modeled at each change in rates exceeds Nutmeg's core capital ratio. See note 18 of the Audited Financial Statements attached as Appendix B. If the portfolio volume or maturing/repricing mix or assumptions used to calculate NPV change, this may increase interest rate risk significantly. Management is unable to predict the effect of changes in the portfolio or in the assumptions used on NPV.

   The following table sets forth information relating to interest earning assets, interest bearing liabilities and net interest income during the periods and at the dates indicated. All average balances have been computed with daily average balances (dollars in thousands).

                                                     Year Ended December 31,
                          -----------------------------------------------------------------------------
                                           1999                                   1998
                          -------------------------------------- --------------------------------------
                          Average                      Weighted  Average                      Weighted
                          Balance Interest Yield/Rate Average(4) Balance Interest Yield/Rate Average(4)
                          ------- -------- ---------- ---------- ------- -------- ---------- ----------
Interest earning assets:
  Loans(3)..............  $92,566  $7,336     7.93%      8.28%   $98,022  $7,676     7.83%      7.96%
  Securities............    6,817     315     4.62%      6.24%     1,668     124     7.43%      6.40%
                          -------  ------     ----               -------  ------     ----
                           99,383   7,651     7.70%               99,690   7,800     7.82%
                          -------  ------     ----               -------  ------     ----
Interest bearing
 liabilities:
  Deposits..............   93,124   2,534     2.72%      2.58%    89,070   2,847     3.20%      3.29%
  FHLB advances.........    3,785     197     5.20%      5.92%     6,845     405     5.92%      6.42%
                          -------  ------     ----               -------  ------     ----
                           96,909   2,731     2.82%               95,915   3,252     3.39%
                          -------  ------     ----               -------  ------     ----
Excess of interest-
 earning assets over
 interest-bearing
 liabilities............  $ 2,474                                $ 3,775
                          -------                                -------
  Net interest and
   dividend income......           $4,920                                 $4,548
                                   ------                                 ------
Interest rate
 spread(1)..............                      4.88%                                  4.43%
                                              ----                                   ----
Interest margin(2)......                      4.95%                                  4.56%
                                              ----                                   ----

--------

(1) Interest rate spread represents the difference between the yield on average interest earning assets and the cost of average interest bearing liabilities.

(2) Net interest income represents net interest income divided by average interest earning assets.

(3) Principal amounts on non-accruing loans have been included in the average balances used to determine the yields earned on loans. Interest income on non-accruing loans is included in income only to the extent that cash payments have been received.

(4) Represents weighted average as of year end.

   The maturities and weighted average yield of securities classified as available-for-sale at December 31, 1999 were as follows (in thousands):

                                                               Amortized Market
                                                        Yield    Cost    Value
                                                        -----  --------- ------
U.S. Treasury Obligations:
  Due after one year through five years................ 6.11%   $3,847   $3,819
                                                        ====    ======   ======

   The following table sets forth the composition and maturity distribution of the loan portfolio at December 31, 1999 (dollars in thousands):

                                                After 3 After 6  After 10
                         Within Within  Within   thru     thru     thru   After 15
                         1 Year 2 Years 3 Years 5 Years 10 Years 15 Years  Years    Total
                         ------ ------- ------- ------- -------- -------- -------- -------
Real Estate
  Residential........... $1,220 $   11  $  116  $  274   $3,780  $10,801  $42,715  $58,917
  Commercial............     51    422   1,028   1,079      506    2,530   11,248   16,863
  Home equity...........    863             27     108       61       25             1,084
  Construction..........  2,161                                                      2,161
Commercial loans........    544    809     103   1,044    2,929    5,492    3,783   14,704
Consumer & other........     90    436     109     490      481        8             1,614
                         ------ ------  ------  ------   ------  -------  -------  -------
                         $4,929 $1,677  $1,383  $2,995   $7,757  $18,855  $57,747  $95,343
                         ====== ======  ======  ======   ======  =======  =======  =======
Fixed rate..............    667  1,167   1,004   1,250      334      667   11,588   16,677
Variable rate...........  4,262    510     379   1,745    7,423   18,188   46,159   78,666
                         ------ ------  ------  ------   ------  -------  -------  -------
                         $4,929 $1,677  $1,383  $2,995   $7,757  $18,855  $57,747  $95,343
                         ====== ======  ======  ======   ======  =======  =======  =======

   The following table sets forth the composition and maturity distribution of the loan portfolio at December 31, 1998 (dollars in thousands):

                                                After 3 After 3  After 10
                         Within Within  Within   thru     thru     thru   After 15
                         1 Year 2 Years 3 Years 5 Years 10 Years 15 Years  Years    Total
                         ------ ------- ------- ------- -------- -------- -------- -------
Real estate
  Residential........... $    0 $    0  $  257  $  645   $4,251  $13,250  $46,838  $65,241
  Commercial............     56    454   1,122   1,108      675    2,648   12,010   18,073
  Home Equity...........    681     15       8      77      236       91      166    1,274
  Construction..........  2,300      0       0       0        0        0        0    2,300
Commercial loans........    552    325     101     799    1,215    2,111    1,413    6,516
Consumer & other........    381    379     127     149      287      102        0    1,425
                         ------ ------  ------  ------   ------  -------  -------  -------
                         $3,970 $1,173  $1,615  $2,778   $6,664  $18,202  $60,427  $94,829
                         ====== ======  ======  ======   ======  =======  =======  =======
Fixed rate.............. $  845 $  687  $1,031  $1,213   $  250  $   464  $10,530  $15,020
Variable rate...........  3,125    486     584   1,565    6,414   17,738   49,897   79,809
                         ------ ------  ------  ------   ------  -------  -------  -------
                         $3,970 $1,173  $1,615  $2,778   $6,664  $18,202  $60,427  $94,829
                         ====== ======  ======  ======   ======  =======  =======  =======

Liquidity Management

   Nutmeg manages its liquidity position to ensure sufficient cash flow to fund loans, depositor withdrawals and other operating cash outflows. Principal sources of funds are deposits, loan amortization and prepayments, maturities of securities, borrowings from the FHLB and funds provided by operations. For additional information, please refer to the Statements of Cash Flows included in the audited financial statements attached as Appendix B.

   Liquidity management is both a daily and a long term function of business management. Excess liquidity is generally invested in short term investments such as overnight deposits at the FHLB and U.S. Treasury Bills. If Nutmeg requires funds beyond its ability to generate them internally, borrowing capability exists at the FHLB, which provides an additional source of borrowing capacity of approximately $30,798,000 at December 31, 1999. At December 31, 1999 and 1998 borrowings from the FHLB were $7,000,000 and $6,508,000 respectively.

   The following table provides certain information about the borrowings of
Nutmeg:

                         Balance    Weighted    Maximum Amount  Average Amount  Weighted Average
Category of aggregate    at End      Average     Outstanding     Outstanding     Interest Rate
short-term borrowings   of Period Interest Rate During Period  During Period(a) During Period(b)
---------------------   --------- ------------- -------------- ---------------- ----------------
                                                 (Dollars in Thousands)
For Period Ended:
Payable to FHLB of
 Boston December 31,
 1999..................  $7,000       5.13%        $ 7,000          $3,785            5.20%
Payable to FHLB of
 Boston December 31,
 1998..................  $6,508       5.18%        $11,264          $7,614            5.32%

--------

(a) Average is based on daily average balances.

(b) Average is based on daily average balances and interest expense.

   Short-term borrowings are daily overdrafts against Nutmeg's checking account maintained with the FHLB of Boston. The rate for this account fluctuates daily and is set by the FHLB of Boston.

   Applicable regulations currently require Nutmeg to maintain an average daily balance of liquid assets (primarily cash and eligible investments) of not less than 4% of the average daily balance of its liquidity base during the previous month (generally net withdrawable accounts and borrowings due within the year). As of December 31, 1999 and 1998, Nutmeg's average liquidity ratio was 8.70% and 10.70%, respectively.

Committed Resources

   At December 31, 1999, Nutmeg's committed resources included undisbursed loans of approximately $440,000, unused lines of credit to loan customers of approximately $2,584,000, commitments to fund loans of $1,795,000 and standby letters of credit of $25,000. In most instances agreements with borrowers allow Nutmeg to unilaterally terminate unused commercial and personal lines of credit at any time. Nutmeg intends to fund the commitments in the normal course of business from deposit growth, principal and interest collections from existing loans, securities and, if necessary, additional borrowings from the FHLB. For further detail see Note 20 to the Audited Financial Statements attached as Appendix B.

Capital and capital requirements

   Nutmeg is subject to capital rules promulgated by the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC). The OTS has imposed a three part capital test under these rules: 1). Tangible capital of not less than 1.5% of total assets; 2). Core capital of not less than the capital requirements applicable to national banks (which at December 31, 1999 was at least 3% of total assets) and, 3). Risk-based capital of 8.0% of risk-adjusted assets at December 31, 1999. The risk-based ratio is arrived at by assigning different risk "weightings" to assets based on their risk profile. Nutmeg currently exceeds OTS regulatory capital requirements. These capital requirements and the actual levels maintained by Nutmeg are summarized in Note 18 to the audited financial statements attached as Appendix B. At December 31, 1999, Nutmeg had a core capital ratio of 8.82%, and a Tangible capital ratio of 8.82% and a Risk-based capital ratio of 13.58% all of which exceeded OTS requirements.

   The enactment in recent years of such major banking legislation as the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA) and the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Improvement Act") have added significantly to the regulatory and enforcement powers of the FDIC which, together with the OTS, regulate Nutmeg. The Improvement Act, through its prompt corrective action provisions, further increases the supervisory powers of the FDIC and the other federal regulatory agencies with regard to undercapitalized institutions, by establishing a statutory framework that requires every insured depository institution to comply with a system of supervisory actions based on the capital classification of the institution. Final regulations promulgated by each of the federal banking agencies implement the prompt corrective action provisions of the Improvement Act by defining the capital measures for each of the capital categories and by establishing specific capital levels for each capital category. The following table identifies generally the capital measures and thresholds defined under the FDIC and OTS rules:

                      Total Risk-      Tier 1 Risk-
                      Based Ratio      Based Ratio     Tier 1 Leverage Ratio
                     --------------   --------------  ------------------------
Well Capitalized     10% or above &   6% or above &   5% or above
Adequately           8% or above &    4% or above &   4% or above
Capitalized
Undercapitalized     Under 8% or      Under 4% or     Under 4%
Significantly
Undercapitalized     Under 6%         Under 3% or     Under 3%
Critically                                            A ratio of tangible
Undercapitalized                                      equity to total assets
                                                      equal to or under 2%

   As of December 31, 1999 Nutmeg's total risk-based capital ratio was 13.58%. As of December 31, 1999 Nutmeg's Tier 1 risk-based ratio was 12.95%. Under the prompt corrective action rules, as of December 31, 1999 Nutmeg is in the "well capitalized" category.

Regulatory and competitive matters

   Nutmeg is involved in a heavily regulated business. Legislation and accompanying regulation have increased the powers of Nutmeg's regulators in recent years, and imposed numerous additional operational standards on its activities. Federal and Connecticut state law currently allow acquisitions, mergers and establishments of de novo institutions, by out of state institutions in Connecticut subject to certain limited restrictions. On November 12,1999 the Gramm-Leach-Bliley Act was signed into law by President Clinton. GLB eliminates many of the historic barriers to affiliations among banking and thrift institutions, securities firms and insurance companies. GLB provides flexibility to those institutions by use of a new entity, the "financial holding company". GLB adopts a system of functional regulation of activities to include various state and federal supervisory agencies depending upon the activity being conducted. The trend of banking industry toward consolidation and the offering of diversified products and services is expected to be enhanced by the adoption of GLB. The adoption of GLB is expected to increase competition for all financial institutions, including Nutmeg, although the actual effects thereof cannot be determined at this time.

   The Community Reinvestment Act of 1977 ("CRA") was enacted to encourage every financial institution to help meet the credit needs of its entire community, including low and moderate-income neighborhoods, consistent with the institution's safe and sound operation. Under CRA, state and federal regulators are required, when examining financial institutions and when considering application for approval of certain merger, acquisition or other transactions, to take into account the institution's record in helping to meet the credit needs of its entire community, including low to moderate income neighborhoods. In reviewing an institution's CRA record for this purpose, state and federal regulators will consider reports of regulatory examination, comments received from interested members of the public or community groups, and the description of the institution's CRA activities in its publicly available CRA statement, supplemented, as necessary, by the institution. Banking regulators generally have the power to disapprove proposed merger or acquisition transactions involving banking organizations that are deemed by the FRB to have unsatisfactory examination records of CRA compliance. Following its most recent CRA examination during 1999, Nutmeg received the highest classification, an "Outstanding" rating regarding its compliance with CRA.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      COMPARISON AT AND FOR THE PERIODS ENDED JUNE 30, 2000 AND 1999

General

   Nutmeg's financial performance improved in the first six month period of 2000 with net income increasing to $672,000 at June 30, 2000 representing $.34 per basic common share from $633,000 at June 30, 1999 representing $.32 per basic common share. Total assets increased by $5,977,000 or by 5.12% to $121,804,000 at June 30, 2000 from $116,827,000 at December 31, 1999. Total liabilities increased by $5,583,000 or 5.25% from December 31, 1999 to June 30, 2000. Deposits increased during the first six months of 2000 by $13,023,000 to $106,924,000 at June 30, 2000 from $93,901,000 at December 31, 1999. The 13.87%
increase in deposits has been used to increase loans and securities and to repay FHLB advances. Stockholders' equity increased $394,000 or 3.78% to $10,813,000 during the period January 1, 2000 through June 30, 2000. The Association's core capital ratio decreased slightly from 8.82% at December 31, 1999 to 8.70% at June 30, 2000 due to the Association's growth in total assets since December 31, 1999. Nutmeg as defined by the Office of Thrift Supervision
(OTS) is considered to be a "well capitalized" financial institution.

Financial Condition

   Shareholders' equity increased from $10,419,000 at December 31, 1999 to $10,813,000 at June 30, 2000. The increase in shareholders' equity was due to net income of $672,000 for the six month period ending June 30, 2000, and proceeds from the issuance of common stock of $31,000, partially offset by declared common and preferred stock dividends totaling $316,000. Net income for the first six months of 2000 was $672,000 or $.34 per basic common share as compared to $633,000 and $.32 per basic common share for the same period in 1999. Income before income tax expense for the six months ended June 30, 2000 increased to $1,025,000 as compared to $956,000 for the six months ended June 30, 1999, a 7.22% increase. The increase in net income resulted primarily from an 11.11% increase in Nutmeg's net interest income.

   Nutmeg's gross loans increased by $4,033,000 or 4.23% from $95,343,000 at December 31, 1999 to $99,376,000 at June 30, 2000. The increase in loans since December 31, 1999 is primarily the result of an increase in the originations of commercial mortgages by $1,847,000 which are held by Nutmeg to maturity. In total, during the six month period ending June 30, 2000 Nutmeg closed loans totaling $18,694,000 compared to $27,058,000 for the six month period ending June 30, 1999, a 30.91% decrease. Nutmeg normally sells fixed rate residential mortgages to Fannie Mae in order to control its interest rate risk. At June 30, 2000, Nutmeg had $2,518,000 of loans held for resale as compared to $2,118,000 at December 31, 1999.

   Nutmeg's allowance for loan losses increased by $19,000 from $504,000 at December 31, 1999 to $523,000 at June 30, 2000. Nutmeg charged off $13,000 and recovered $82,000 in the first six months while reducing its loan loss reserve by $50,000 due to overfunding of the reserve caused by the recoveries and improvement in Nutmeg's impaired loans. Nutmeg will continue to monitor the adequacy of its allowance for loan losses based on the results of internal reviews and local economic conditions. At June 30, 2000 impaired loans were
 .31% of gross loans.

   Federal Home Loan Bank of Boston (FHLB) advances decreased from $7,000,000 at December 31, 1999 to $2,500,000 at June 30, 2000. FHLB advances were repaid from the funds provided by the increase in deposits. Deposits increased by $13,023,000 or 13.87% from $93,901,000 at December 31, 1999 to $106,924,000 at
June 30, 2000. The net inflow of deposits was also used to fund new loans and to purchase securities. Nutmeg's philosophy continues to be loan driven making local loans funded by local deposits.

   Nutmeg determines at the time of purchase if an investment security will be held-to-maturity or be available-for-sale. Available-for-sale securities are stated at fair value. Mark to market adjustments are recorded to and presented as a component of accumulated other comprehensive income. At June 30, 2000, Nutmeg held securities totaling $4,629,000 while it held securities totaling $3,819,000 securities at December 31, 1999. At June 30, 2000 and December 31, 1999, all securities were available-for-sale and stated at fair value.

Effects of Inflation

   Inflation affects the growth of total assets by increasing the level of loan demand and creating the need to increase equity capital at sometimes higher than normal rates in order to maintain an appropriate ratio of equity to assets. Interest in particular can be significantly affected by inflation, but neither the timing nor the magnitude of changes in interest rates coincide with changes in the consumer price index, which is one of the indicators used to measure the rate of inflation. Adjustments in interest rates may be delayed because of regulatory restraints by the Federal Reserve Board, competitive market conditions and terms of existing loan agreements. In addition to its effects on interest rates, inflation can directly affect Nutmeg by increasing its cost of funds and operating expenses.

Comparative Analysis

   The following table sets forth the dollar amount and percentage increase (decrease) in the components of Nutmeg's Statements of Income during the periods indicated and is followed by management's discussion of the various changes.

         Comparison Quarter Ended June 30, 2000 and June 30, 1999

                                              (Decrease) Increase Percent Change
                                              ------------------- --------------
Interest income..............................      $239,000           12.35%
Interest expense.............................        92,000           12.99
Net interest income..........................       147,000           11.97
Provision for loan losses....................        25,000             N/A
Noninterest income...........................       (28,000)          (7.31)
Noninterest expenses.........................        47,000            4.13
Income before income taxes...................        47,000            9.47
Income taxes.................................        28,000           16.87

     Comparison Six Month Period Ended June 30, 2000 and June 30, 1999

                                              (Decrease) Increase Percent Change
                                              ------------------- --------------
Interest income..............................      $387,000            10.06%
Interest expense.............................       121,000             8.33
Net interest income..........................       266,000            11.11
Provision for loan losses....................       (25,000)         (100.00)
Noninterest income...........................       (81,000)          (10.57)
Noninterest expenses.........................       141,000             6.32
Income before income taxes...................        69,000             7.22
Income taxes.................................        30,000             9.29

Interest Income

   Interest income increased $239,000 or 12.35% for the quarter ended June 30, 2000 as compared to June 30, 1999. For the six month period ended June 30, 2000 interest income increased by $387,000 or 10.06%, as compared to the same period in 1999.

   Interest on loans in the first six months of 2000 was $4,028,000 as compared to $3,636,000 in the first six months of 1999, an increase of $392,000. Interest income on loans for the quarter ending June 30, 2000 as compared to the quarter ending June 30, 1999 increased by $271,000 or 15.09%. This increase was due to the increase in gross loans and adjustable rate mortgages repricing to higher rates. Impaired loans have decreased from $683,000 at December 31, 1999 to $308,000 at June 30, 2000, and they continue to offset interest income earned on loans. Interest on loans is earned from a portfolio that consists of loans to individuals and businesses in the form of mortgages, commercial loans and various types of consumer loans.

   The average yield on Nutmeg's loan portfolio was 8.08% in the first six months of 2000 as compared with 7.88% in same period of 1999. The average yield on Nutmeg's loan portfolio increased due to the increase in higher yielding commercial mortgages and adjustable rate mortgages repricing upward.

   Interest on securities decreased from $212,000 for the six months ended June 30, 1999 to $207,000 at June 30, 2000, a decrease of $5,000 or 2.36%. Interest on securities decreased by $32,000 or 22.86% during the second quarter of 2000 as compared to the second quarter of 1999. This decrease was due to a lower average balance in securities during the first six months of 2000 as compared to the first six months of 1999.

Interest Expense

   Interest expense increased by $92,000 or 12.99% for the quarter ended June 30, 2000 as compared to the quarter ended June 30, 1999. Interest expense for the six months of 2000 increased by $121,000 or 8.33% as compared to the same period in 1999. The average rate paid for deposits increased from 2.67% for the six months ended June 30, 1999 to 2.87% for the six months ended June 30, 2000. This increase was the result of an increase in certificates of deposit since December 31, 1999.

   Interest expense on borrowings from the Federal Home Loan Bank of Boston decreased from $141,000 in the first six months of 1999 to $110,000 in the first six months of 2000 while the average rate paid on borrowings increased from 5.18% in 1999 to 5.40% in 2000. For the second quarter of 2000 interest expense on borrowings decreased to $45,000 from $63,000 for the same period in 1999.

Net Interest Income

   Net interest income represents the difference between interest earned on loans and investments and interest paid on deposits and borrowings. The level of net interest income is a function of volume, rate and mix of both interest earning assets and interest bearing liabilities. Nutmeg finances its earning assets with a combination of interest bearing deposits, borrowings and interest free funds such as demand deposits and common stock.

   Net interest income increased 11.11% to $2,661,000 in the first six months of 2000 from $2,395,000 in the first six months of 1999. Net interest income increased by $147,000 or 11.97% in the second quarter of 2000 as compared to the second quarter of 1999. This increase was due primarily to an increase in the Association's loan portfolio and replacing higher costing FHLB advances with lower costing deposits.

   For the first six months of 2000, the interest spread, which represents the yield on average earning assets less the yield on average interest bearing liabilities was 5.04% compared to 4.58% in the first six months of 1999. Nutmeg's interest spread was 5.08% for the second quarter of 2000 as compared to 4.63% for the same period in 1999.

Provisions for Loan Losses and Asset Quality

   Of fundamental importance to a lending institution is the analysis of credit risk. In addition to the review of the portfolio by lending officers, Nutmeg has established a committee of the Board of Directors (Loan Audit Committee) and in addition has contracted with an independent company, Cambridge Capital, to periodically review: 1). all loans where the borrower's outstanding indebtedness to Nutmeg exceeds $250,000, 2). all unsecured loans exceeding $50,000, 3). Small Business Guaranteed loans, and 4). special mention and classified loans. Nutmeg's Classified Asset Committee consisting of Senior Management, the Loan Audit

Committee and the Property Review Committee meet at least quarterly to review overall asset quality, classify loans based upon performance and review loan loss reserve adequacy. In addition, Nutmeg's Board of Directors meets each month to review past-due, non-performing and classified loans and loans where significant concentration exists. In addition, Nutmeg has implemented a policy relating to internal classification of assets in order to monitor and assess the quality of the loan portfolio.

   Nutmeg's problem assets may be classified as either substandard, doubtful or loss. "Substandard" loans are characterized by the possibility that Nutmeg could sustain some loss if certain identifiable factors are not corrected. Loans classified as "doubtful" have weaknesses making collection, or liquidation in full, on the basis of currently known facts, conditions and values questionable and improbable. Loans classified as "loss" are considered uncollectible and of such little value that their identification as bankable assets is not warranted and such amounts are charged-off. As of June 30, 2000, loans aggregating $670,000 were classified by Nutmeg as substandard and $-0-were classified doubtful as compared to $670,000 of loans classified as substandard and $13,000 classified as doubtful at December 31, 1999. These loans represented .55% of total assets as of June 30, 2000 and .58% as of December 31, 1999. Non-performing assets include nonaccrual loans, foreclosed property, loans past due 90 days or more and still accruing and restructured loans. In the first six months of 2000 and 1999 the Association had no write-downs of foreclosed properties.

   During 2000, foreclosed real estate decreased from $179,000 at December 31, 1999 to $-0- at June 30, 2000. This resulted from Nutmeg adding one sale of all of Nutmeg's real estate owned during the first six months of 2000.

   The reserve for loan losses represents an allowance to provide for loan losses inherent in the loan portfolio. Loans or portions thereof, deemed uncollectible are charged against these reserves while recoveries of amounts previously charged-off are added to these reserves. The provision for loan losses is the amount charged against earnings to bring the reserve to the appropriate level. Nutmeg determines its reserve for loan losses based upon an evaluation of total loan portfolio quality through a process which considers the general experience of the portfolio as well as the reserve requirements with respect to weaknesses in individual loans. Reserves are established which in management's opinion, are adequate to absorb credit losses based upon current information available allowances for impaired loans are generally determined based upon collateral values or the present value of estimated cash flows. While Nutmeg believes its loan loss reserve as of June 30, 2000, totaling $523,000, is adequate at this time, an economic downturn and further erosion of real estate values in 2000 may result in future deterioration in asset quality which may require additional loan loss reserves. Management and the Board of Directors of Nutmeg will continue to evaluate the adequacy of the reserve in 2000 by monitoring the status of the regional economy, particularly the real estate market, and its impact on the financial condition of borrowers.

Noninterest Income

   Noninterest income decreased $81,000 or 10.57% in the first six months of 2000 to $685,000 from $766,000 in the first six months of 1999. Noninterest income decreased by $28,000 or 7.31% in the second quarter of 2000 as compared to the second quarter of 1999. These decreases can be attributed lower loan fees due to prepayments in Nutmeg's mortgage servicing portfolio and the resulting accelerated amortization of the capitalized asset.

Noninterest Expenses

   Noninterest expenses increased by $141,000 or 6.32% to $2,371,000 for the six months ended June 30, 2000, compared to $2,230,000 in 1999. In the second quarter of 2000 noninterest expense was $1,186,000, a $47,000 increase compared to the second quarter of 1999. Salaries and employee benefits for the six months ended June 30, 2000, were $1,296,000, compared to $1,164,000 for the six months ended June 30, 1999, an increase of $132,000 or 11.34%. The increase in salaries and benefits was primarily the result of increasing staff throughout Nutmeg to handle increased loan, deposit, and loan servicing volumes and additional staffing resulting from the opening of a new branch office in Bethel, CT.

   Occupancy and equipment expense increased from $300,000 for the first six months of 1999 to $319,000 for the first six months of 2000, or 6.33%. This increase resulted primarily from additional expense resulting from the opening of the new branch office.

   Foreclosed real estate expense decreased by $8,000 or 400.00% for the six months ended June 30, 2000 as compared to the same period in 1999. This decreased expense for the six month period reflects the Association's successful effort to dispose of real estate owned.

Income Taxes

   As compared to the quarter ended June 30, 1999, income tax expense for the quarter ended June 30, 2000 increased by $28,000 to $194,000. Income tax expense for the first six months of 2000 decreased by 9.29% or $30,000 as compared to the first six months of 1999. Income tax expense increased due to the Association's increased pretax income.

Liquidity Management

   Nutmeg manages its liquidity position to ensure sufficient cash flow to fund loans, deposit withdrawals and other operating cash outflows. Principal sources of funds are deposits, loan amortization and prepayments, maturities of securities, borrowings from the Federal Home Loan Bank of Boston and funds provided by operations. For additional information, please refer to the Statements of Cash Flows included in the unaudited financial statements for Nutmeg for the period ended June 30, 2000 included in this joint proxy statement/prospectus.

   Liquidity management is both a daily and long term function of business management. Excess liquidity is generally invested in short term investments such as overnight deposits at the Federal Home Loan Bank of Boston and U.S. Treasury Bills. If Nutmeg requires funds beyond its ability to generate them internally, borrowing capability exists at the Federal Home Loan Bank of Boston, which provides an additional source of borrowing capacity of approximately $36,900,000. At June 30, 2000 and December 31, 1999 borrowings from the FHLBB were $2,500,000 and $7,000,000, respectively.

   Applicable regulations currently require Nutmeg to maintain a ratio of cash and eligible investments to net withdrawable savings deposits and borrowings due within the year of not less than 5%. As of June 30, 2000 and December 31, 1999, the Association's liquidity ratio was 10.90% and 8.70%, respectively.

Committed Resources

   At June 30, 2000, Nutmeg's committed resources included undisbursed loans of approximately $607,000, unused lines of credit to loan customers of approximately $4,484,000, commitments to fund loans of $1,362,000 and standby letters of credit of $10,000. In most instances agreements with borrowers allow Nutmeg to unilaterally terminate unused commercial and personal lines of credit at anytime. Nutmeg intends to fund the commitments in the normal course of business from deposit growth, principal and interest collections from existing loans, investments and, if necessary, additional borrowing from the Federal Home Loan Bank of Boston.

Capital and Capital Requirements

   Nutmeg is subject to capital rules promulgated by the Office of Thrift Supervision (OTS) and the Federal Deposit Insurance Corporation (FDIC). The OTS has imposed a three part capital test under these rules: 1). Tangible capital of not less than 1.5% of total assets; 2). Core capital ratio no less stringent than the capital requirements applicable to national banks which at June 30, 2000 was at least 3% of total assets; 3). Risk-based capital of 8.0% of risk-adjusted assets at June 30, 2000. The risk-based ratio is arrived at by assigning different risk "weightings" to assets based on their risk profile. Nutmeg currently exceeds OTS regulatory capital requirements. These capital requirements and the actual levels maintained by Nutmeg are summarized in the footnotes to the unaudited financial statements. At June 30, 2000, Nutmeg had a Core capital ratio of 8.70%, a Tangible capital ratio of 8.70% and a Risk-based Capital ratio of 13.54%.

   The FDIC also has regulations requiring a minimum leverage capital ratio (shareholders' equity divided by average total assets for the most recent quarter) from 4.00 to 5.00 percent or more, based upon the risk profile of Nutmeg. Nutmeg's core capital to total assets ratio is 8.70% which exceeds the minimum FDIC requirements as of June 30, 2000.

   The following table identifies generally the capital measures and thresholds defined under the FDIC and OTS rules:

                                   Total            Tier 1          Tier 1
                              Risk-Based Ratio Risk-Based Ratio Leverage Ratio
                              ---------------- ---------------- --------------
Well Capitalized.............  10% or above &   6% or above &    5% or above
Adequately Capitalized.......   8% or above &   4% or above &    4% or above
Undercapitalized.............     Under 8% or     Under 4% or       Under 4%
Significantly
 Undercapitalized............     Under 6% or     Under 3% or       Under 3%

   To fall within the "well capitalized" or "adequately capitalized" category, the financial institution must meet the requirements of all three capital measurements. "Undercapitalized" and "significantly undercapitalized" institutions will be categorized as such if they fall within any one of the capital measurements. Under the prompt corrective action rules, as of June 30, 2000 Nutmeg is in the "well capitalized" category.


                            INFORMATION ABOUT NEWMIL

Incorporation by References.

   This Proxy Statement/Prospectus is accompanied by NewMil's 2000 Annual Report to Shareholders, which is incorporated by reference into this Proxy Statement/Prospectus. The Annual Report includes NewMil's financial statements audited by PricewaterhouseCoopers LLP. The SEC allows NewMil to incorporate by reference information into this Proxy Statement/Prospectus, which means that NewMil can disclose important information to you by referring you to another document filed separately with the SEC. The information that NewMil incorporates by reference is considered a part of this Proxy Statement/Prospectus, except for any information superseded by information presented in this Proxy Statement/Prospectus. In addition to the 2000 Annual Report to Shareholders, NewMil is incorporating by reference its Form 10-K filing for the year ended June 30, 2000.

   NewMil incorporates by reference additional documents that it may file with the SEC between the date of this document and the date of the NewMil special meeting. These documents include periodic reports, such as annual reports on form 10-K, quarterly reports on form 10-Q and current reports on form 8-K, as well as proxy statements. See "Where You Can Find More Information" on p. 75-76.

Security Ownership of Certain Beneficial Owners.

   Information concerning security ownership of beneficial owners is contained in NewMil's 10-K filing for the year ended June 30, 2000 and is incorporated herein by reference.

Security Ownership of Management.

   Information concerning security ownership of management is contained in NewMil's 10-K filing for the year ended June 30, 2000 and is incorporated herein by reference.

                          MARKET PRICES AND DIVIDENDS

NewMil's Common Stock.

   The table below sets forth the range of high and low sale prices of NewMil's common stock as reported on the Nasdaq National Market, as well as cash dividends paid during the periods indicated:

                                                   Market Price
                                                  ---------------      Cash
                                                   High     Low   Dividends Paid
                                                  ------- ------- --------------
   Quarter Ended:
   September 30, 1998............................ $13.500 $10.000     $0.08
   December 31, 1998............................. $14.000 $11.000     $0.09
   March 31, 1999................................ $13.000 $11.000     $0.09
   June 30, 1999................................. $11.750 $ 9.500     $0.09

   September 30, 1999............................ $11.750 $10.125     $0.10
   December 31, 1999............................. $13.375 $11.000     $0.10
   March 31, 2000................................ $13.313 $10.125     $0.10
   June 30, 2000................................. $10.625 $ 9.875     $0.10

   Period Ended:
   September 8, 2000............................. $11.594 $10.031     $0.10

   On May 30, 2000, the last trading day before the public announcement of the merger, the closing price of NewMil's common stock on the Nasdaq was $9.875. On September 8, 2000, the most recent practicable date before the printing of this document, the closing price of NewMil's common stock on the Nasdaq was $11.406.

Nutmeg's Common Stock.

   The table below sets forth the range of high and low bid and asked prices of Nutmeg's common stock as reported on the Nasdaq Small Cap Market, as well as cash dividends paid during the periods indicated, restated to reflect all stock dividends:

                                                        Bid and
                                                      Asked Price
                                                      -----------      Cash
                                                      High   Low  Dividends Paid
                                                      ----- ----- --------------
   Quarter Ended:
   March 31, 1998.................................... $8.74 $8.02     $0.038
   June 30, 1998..................................... $8.60 $7.88     $0.038
   September 30, 1998................................ $9.69 $8.98     $0.038
   December 31, 1998................................. $9.40 $8.69     $0.048

   March 31, 1999.................................... $9.25 $8.50     $0.048
   June 30, 1999..................................... $8.75 $8.00     $0.048
   September 30, 1999................................ $8.45 $8.00     $0.048
   December 31, 1999................................. $8.00 $7.75     $0.050

   March 31, 2000.................................... $8.28 $6.69     $0.050
   June 30, 2000..................................... $8.09 $7.75     $0.050
   Period Ended:
   September 8, 2000................................. $8.13 $7.72     $ 0.00

   On May 30, 2000, the last trading day before the public announcement of the merger, the high and low bid and asked prices of Nutmeg's common stock reported on the Nasdaq Small Cap Market was $8.000 and $8.171875. On September 6, 2000, the most recent practicable date before the printing of this document, the high and low bid and asked prices of Nutmeg's common stock on the Nasdaq Small Cap Market was $8.00 and $7.94.

       DESCRIPTION OF CAPITAL STOCK AND COMPARISON OF SHAREHOLDER RIGHTS

   Set forth below is a description of NewMil's capital stock, as well as a summary of the material differences between the rights of holders of Nutmeg's common and Series B preferred stock and their prospective rights as holders of NewMil's common stock. If the merger agreement is approved and the merger takes place, some of the holders of Nutmeg's common and Series B preferred stock will become holders of NewMil's common stock. As a result, NewMil's certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the "Delaware corporation law", will govern the rights of current holders of Nutmeg's common and Series B preferred stock who receive NewMil common stock in exchange for their shares of Nutmeg common or Series B preferred stock. The rights of those shareholders are governed at the present time by the federal stock charter, as amended, and the bylaws, as amended, of Nutmeg and the applicable provisions of Federal law.

   The following comparison is based on the current terms of the governing documents of NewMil and Nutmeg and on the provisions of the Delaware corporation law and Federal law. The discussion is intended to highlight important similarities and differences between the rights of holders of NewMil's common stock and Nutmeg's common and Series B preferred stock.

NewMil's Common Stock.

   NewMil is authorized to issue 20,000,000 shares of common stock, par value $.50 per share. As of June 30, 2000, 3,606,025 shares of NewMil's common stock were outstanding and NewMil had outstanding stock options granted to directors, officers and other employees for another 439,350 shares of NewMil's common stock. Each share of NewMil's common stock has the same relative rights and is identical in all respects to each other share of NewMil's common stock. NewMil's common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

   Holders of NewMil's common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. NewMil's common stock is not subject to additional calls or assessments by NewMil, and all shares of NewMil's common stock currently outstanding are fully paid and nonassessable. For a comparison of the rights of NewMil and Nutmeg shareholders under the respective charters of the two institutions, including provisions which may have to effect of discouraging a change in control of NewMil, see "Comparison of Charter Provisions".

   Holders of NewMil's common stock are entitled to receive dividends declared by the Board of Directors of NewMil out of any assets legally available for distribution.

   In the unlikely event of any liquidation, dissolution or winding up of NewMil, the holders of NewMil's common stock would be entitled to receive all remaining assets of NewMil available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of NewMil.

NewMil's Shareholder Rights Agreement.

   Pursuant to the rights agreement, the Board of Directors of NewMil declared a dividend distribution of one right for each five outstanding shares of common stock (a "Right"). Such Rights are evidenced by the stock certificate and the summary of the rights agreement, for those shares outstanding as of the Record Date, and by the stock certificate alone, for shares issued after the Record Date. NewMil adopted a rights agreement on July 14, 1994 (the "Record Date") to protect shareholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. In general, each Right entitles a holder to purchase from NewMil one share of NewMil common stock at a price of twenty dollars ($20.00) subject to adjustment.

   Upon the close of business on the earliest of:

  . the tenth day after a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of NewMil common stock,

  . the tenth day (or such later day as may be determined by action of the NewMil board prior to such time as any person becomes an Acquiring Person) after the date of the commencement of a tender offer or exchange offer by any person (other than NewMil) to acquire beneficial ownership of 10% of NewMil's common stock (when added to any shares as to which such person is the owner prior to the commencement), or

  . the tenth day (or such later day as may be determined by action of the NewMil board prior to such time as any person becomes an Acquiring Person) after the filing by any person of a registration statement under the Securities Act of 1933, as amended, with respect to a contemplated exchange offer to acquire beneficial ownership of 10% or more of the issued and outstanding common stock (when added to any shares as to which such person is the beneficial owner immediately prior to such filing) (the earliest date being called the "Distribution Date"), the Shareholder can exercise the Right and purchase one share of NewMil common stock for each Right exercised.

   As soon as practicable after the Distribution Date, NewMil will mail separate certificates evidencing the Rights to holders of record of NewMil common stock as of the close of business on the Distribution Date and such certificate alone will evidence the Rights. The rights are not exercisable until the Distribution Date and will expire on July 18, 2004 unless earlier redeemed by NewMil.

   In the event that NewMil is acquired in a merger or other business combination, each holder of a Right will have the right to receive, upon the exercise of the Right, the number of shares of common stock of the surviving company which at the time of such transaction would have a market value of four times the exercise price of the Right. If NewMil is the surviving company in a merger with any person, the rights agreement provides that each holder of a Right (other than the Acquiring Person) would have the right to receive, upon the exercise of the Right, that number of shares of NewMil having a market value of four times the exercise price of the Right.

   A copy of the NewMil rights agreement has been filed with the SEC. See "Where You Can Find More Information" for information on where you can obtain a copy. A copy of the NewMil rights agreement also is available free of charge from NewMil. This summary description of the NewMil rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Nutmeg's Common Stock.

   The federal stock charter of Nutmeg authorizes 6,000,000 shares of Nutmeg's common stock, par value $.003 per share, of which 1,435,324 shares were outstanding as of May 30, 2000 and 2,000,000 shares of Nutmeg Series B preferred stock, par value $.005 per share, of which 487,001 shares were outstanding as of May 30, 2000. As of May 30, 2000 there are (i) 103,127 shares of Nutmeg common stock subject to unexercised options under the director stock option plans, (ii) 183,425 shares of Nutmeg common stock subject to unexercised options under the Employer stock option plan, and (iii) 457,280 shares of Nutmeg common stock reserved for issuance upon exercise of the option to be issued to NewMil pursuant to the Option Agreement.

   Each share of Nutmeg common stock also has the same relative rights and is identical in all respects to each other share of Nutmeg common stock. As with NewMil's common stock, Nutmeg common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

   Holders of Nutmeg common stock also are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of Nutmeg common stock have distribution and liquidation rights similar to those of holders of NewMil's common stock. Nutmeg common stock is also not subject to additional calls or assessments by Nutmeg, and all shares of Nutmeg common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Nutmeg common stock, its lack of preemptive rights and provisions in Nutmeg's federal stock charter which may prevent a change in control of Nutmeg, see "--Certificate of Incorporation, Federal Stock Charter and Bylaw Provisions."

Nutmeg's Series B preferred stock.

   Nutmeg's federal stock charter authorizes 2,000,000 shares of Series B preferred stock, par value $.005 per share, of which 487,001 shares are outstanding as of May 30, 2000.

   By a vote of the Nutmeg board on April 24, 1997, 490,000 shares of Series B preferred stock were established and designated. The relative rights and preferences of the Series B preferred stock are as follows:

  (a) Dividends are payable quarterly at a fixed rate equal to 8.00%. The shares of the Series B preferred stock have a preference with respect to dividends senior to the holders of the common stock. Dividends that are not paid when due will not cumulate and be paid in the future. In the event dividends are not paid on the Series B preferred stock in any dividend period, holders of shares of the Series B preferred stock are entitled to receive a number of shares of common stock in an amount which represents the value of the unpaid dividend.

  (b) The shares of the Series B preferred stock are not entitled generally to vote on shareholder matters, except as otherwise provided in the federal charter or as required by law. However, a majority vote of the Series B preferred stock, voting as a class, is required to approve (i) a merger, consolidation, sale, lease or conveyance of the property or business of Nutmeg in exchange for securities of another corporation if the Series B preferred stock is exchanged for securities of the other corporation, or (ii) the issuance of a series of Series B preferred stock having dividend or liquidation preferences senior to the Series B preferred stock.

  (c) Nutmeg has the option to redeem all or a part of the Series B preferred stock at any time or from time to time after the fifth anniversary date of the original date of issuance (upon not less than thirty (30) or more than sixty (60) days' notice) at a redemption price of $8.75 per share. Accrued and unpaid dividends for the immediately preceding dividend period will be added to the redemption price.

  (d) The Series B preferred stock is entitled, before any distribution or payment to the holders of the common stock or other security ranking junior to the Series B preferred stock, to a preference of $8.75 per share in the event of a voluntary or involuntary liquidation or dissolution of Nutmeg. Notwithstanding the foregoing, however, until the occurrence of a voluntary or involuntary liquidation, such liquidation preference shall not be considered a matured liability or indebtedness of Nutmeg; shall not represent a present or vested interest in Nutmeg's assets and shall not be taken into account in determining surplus or net income available for dividends.

  (e) Shares of Series B preferred stock will be convertible at a price of $8.75 per share into shares of common stock. Accordingly, each share of Series B preferred stock may be converted into one (1) share of common stock plus cash in lieu of fractional shares (fractional shares will be determined on a shareholder-by-shareholder basis). The conversion price shall be subject to adjustment as set forth in sub-paragraph (f), below. If any of the Series B preferred stock is called for redemption by Nutmeg, the conversion rights pertaining thereto terminate at the close of business on the business day next preceding the redemption date so long as there is no default in the payment of the then applicable redemption price. In the event of a change in control of Nutmeg, the conversion of the Series B preferred stock to common stock will be mandatory.

  (f) If at any time the number of shares of Nutmeg common stock is increased by a stock dividend payable in shares of common stock, or by a stock split or similar event affecting the common stock, or if the number of shares of common stock is decreased by a combination or reverse split or similar event affecting the common stock, then the conversion price of the Series B preferred stock in effect immediately prior to such event with respect to the Series B preferred stock then outstanding will, concurrently with the effective date of such event, be appropriately increased or decreased, as the case may be, so that the number of shares of common stock issuable on conversion of each share of Series B preferred stock then outstanding shall be increased or decreased, as the case may be, in proportion to such increase or decrease in outstanding shares of common stock.

  (g) The Series B preferred stock has a stated value (the price to be paid by all subscribers) of $8.75 per share. Such stated value does not represent a determination of value by Nutmeg's Board of Directors.

Comparison of Charter Provisions.

   The following discussion is a general summary of provisions of NewMil's certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the federal stock charter and bylaws of Nutmeg. The discussion is necessarily general and, for provisions contained in NewMil's certificate of incorporation and bylaws or in Nutmeg's federal stock charter and bylaws, reference should be made to the documents themselves. Some of the provisions included in NewMil's certificate of incorporation and bylaws may serve to discourage a change in control of NewMil even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of NewMil and to discourage other takeover attempts.

 Directors.

   Some of the provisions of NewMil's certificate of incorporation and bylaws will impede changes in majority control of NewMil's Board of Directors. The certificate of incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The certificate of incorporation further provides that the Board of Directors is to be made up of no less than 6 and no more than 15 members. The bylaws also provide that:

  . except with respect to directors serving at the time the bylaws became effective, no person shall be eligible for election as director and no director shall be eligible for re-election after having reached his/her 70th birthday, and

  . in the event that any director is unable to attain an attendance record of 75% in any fiscal year, such director's office shall be immediately vacated.

   Like NewMil, Nutmeg also has three classes of directors, with directors in each class elected for three-year staggered terms. Unlike NewMil, Nutmeg's certificate of incorporation provides that:

  . at the time of election, each director must own in his individual capacity one hundred shares of Nutmeg common or Series B preferred stock;

  . any director who reaches the age of 72 during his term shall be deemed to have automatically resigned and be designated with the status of Director Emeritus; and

  . the position of any director who fails to attend six consecutive meetings of the board shall become vacant if the majority of the Board of Directors determines that such absence was without good cause.

   NewMil's certificate of incorporation and bylaws provide that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, is to be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Similarly, Nutmeg's bylaws provide that any vacancy on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum. A director of Nutmeg elected to fill a vacancy, including a vacancy created by an increase in the number of directors, is filled by election by the Board of Directors for a term continuing only until the next election of the directors by the shareholders.

   NewMil's certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for that purpose. If there is an interested shareholder (any person who is the beneficial owner of 10% or more of the voting power of the outstanding voting stock or an affiliate of NewMil who in the 2 years prior to the date of the vote was the beneficial owner of 10% or more of the outstanding voting stock) such two-thirds vote must include the affirmative vote of not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote by the shareholders other than the interested shareholders.

   Nutmeg's directors may be removed at any time only for cause by the affirmative vote of a majority of the shares then entitled to vote at an election of directors.

   NewMil's bylaws impose restrictions on the nomination by shareholders of candidates for election to the Board of Directors and the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. The bylaws of Nutmeg contain similar provisions.

 Call of Special Meetings.

   NewMil's certificate of incorporation provides that a special meeting of shareholders may be called at any time but only by the President or by the Board of Directors unless otherwise required by law. Shareholders are not authorized to call a special meeting. This may have the effect of preventing shareholders from raising issues before the shareholders without the consent of the Board of Directors. Nutmeg's bylaws provide that the chairman, president, or the Board of Directors can call such a special meeting and shall do so at the request of the holders of 10% of the outstanding stock of Nutmeg entitled to vote.

 Shareholder Action without a Meeting.

   NewMil's certificate of incorporation provides that shareholder action must be effected at a duly called annual or special meeting and may not be effected by written consent. Nutmeg's bylaws provide that shareholders may act by written consent without a meeting with the unanimous consent of all of the shareholders entitled to vote.

 Limitation on Liability of Directors and Indemnification.

   NewMil's certificate of incorporation provides that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director other than liability:

  . for any breach of the director's duty of loyalty to the corporation or its shareholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware corporation law; or

  . for any transaction from which a director derived an improper personal benefit.

   Nutmeg's organizational documents do not so limit the liability of its directors. Nutmeg's directors are indemnified as provided by applicable law.

   NewMil's bylaws also provide generally for the indemnification of the officers, directors, and employees of NewMil (and for other persons as provided for in Delaware corporation law) to the full extent required or permitted of corporations subject to Delaware corporation law. These protections for directors may discourage shareholders from raising legal issues about the decisions of NewMil directors.

 Cumulative Voting.

   Neither NewMil nor Nutmeg shareholders may cumulate voting rights in the election of directors. This may discourage attempts to change the control of NewMil by preventing minority shareholders from electing a representative director to the Board.

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

 Preemptive Rights.

   Both NewMil's certificate of incorporation and Nutmeg's federal stock charter provide that shareholders do not have any preemptive rights regarding the entity's securities.

 Notice of Meetings.

   NewMil's bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders. Nutmeg's bylaws require that notice of an annual or special meeting be given not less than 10 nor more than 50 days prior to a meeting.

 Quorum.

   Both NewMil's and Nutmeg's bylaws provide that the holders of a majority of the issued and outstanding shares of stock of the company entitled to vote at a meeting constitutes a quorum.

 General Vote.

   NewMil's bylaws provide that any matter brought before a meeting of shareholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or NewMil's certificate of incorporation or bylaws. Nutmeg's bylaws adopt Robert's Rules of Order which similarly require the affirmative vote of a majority of the votes cast on the matter, unless otherwise prescribed by the board or the bylaws.

 Record Date.

   NewMil's bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. Nutmeg's bylaws provide that the Board of Directors may set a record date which shall not be a date earlier than the date on which such action is taken by the Board of Directors, nor more than 60 nor less than 10 days before the particular event requiring such determination is to occur.

 Procedures for Certain Business Combinations.

   NewMil's certificate of incorporation requires that business combinations between NewMil or any majority-owned subsidiary of NewMil and a 10% or more shareholder or its affiliates or associates, referred to collectively in this section as the interested shareholder, be approved first by the Board of Directors and then by the affirmative vote of (i) the holders of at least two-thirds of the voting powers of the then outstanding shares of voting stock of NewMil and (ii) the holders of at least two-thirds of the voting powers of the then outstanding shares of voting stock, exclusive of any shares held by or on behalf of interested shareholders. The types of business combinations with an interested shareholder covered by this provision include: any merger or consolidation with any interested shareholder or other corporation which is (or after such merger or consolidation, would be) an affiliate or associate of an interested shareholder that was an interested shareholder prior to the transaction; any sale, lease, exchange, mortgage, pledge or other disposition to or with an interested shareholder of any of the assets of NewMil or subsidiary measured at the time of the approval of the transaction an aggregate book value of 10% or more of the total market value of the outstanding shares of NewMil or of its net worth as of the end of its most recent fiscal quarter; an issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of NewMil's outstanding shares; the issuance or transfer by NewMil or any subsidiary of any securities of NewMil or any subsidiary having an aggregate market value of five percent or more of the total market value of the outstanding shares of NewMil to any interested shareholder or any affiliate or associate of any interested shareholder; the adoption of any plan or proposal of liquidation or dissolution proposed by or on behalf of an interested shareholder; and any reclassification of securities, recapitalization of NewMil or any merger or consolidation of NewMil with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership interest of the interested shareholder. These provisions may discourage a shareholder from acquiring 10% or more of NewMil's stock in order to influence Board of Director decisions. Nutmeg's federal stock charter and bylaws do not contain a similar provision.

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

 Anti-Greenmail.

   NewMil's certificate of incorporation requires approval by a majority of the outstanding shares of voting stock before NewMil may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 3% or more of NewMil's voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority shareholder approval. This provision would not apply to any purchase or other acquisition of securities made as part of a tender or exchange offer by NewMil to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

   Nutmeg's federal stock charter does not contain a similar provision.

 Amendment to Certificate of Incorporation, Federal Stock Charter and Bylaws.

   Certain provisions of NewMil's certificate of incorporation described above may not be repealed or amended unless such amendment is approved by the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares entitled to vote on that issue, provided that, if there is an interested shareholder, the two-thirds vote must include two-thirds of the voting power of the issued and outstanding shares entitled to vote on that issue other than the interested shareholder. Certain provisions of NewMil's bylaws may be amended by a majority vote of the Board of Directors or by the affirmative vote of the holders of a majority of the voting power of shares entitled to vote on that issue, provided that certain provisions described above may be amended only upon the affirmative vote of the holders of two-thirds of the voting power of the issued and outstanding shares entitled to vote on that issue. If there is an interested shareholder, the two-thirds vote must include two-thirds of the voting power of the issued and outstanding shares entitled to vote on that issue other than the interested shareholder. These provisions may discourage attempts to change the control of NewMil.

   Nutmeg's federal stock charter may not be amended unless such amendment is first proposed by the Nutmeg board, preliminarily approved by the board and approved by the affirmative vote of a majority of the total votes eligible to be cast at the shareholder meeting. Nutmeg's bylaws may be amended by affirmative vote of a majority of the full Board of Directors or by the affirmative vote of a majority of the votes cast by the Nutmeg shareholders at a shareholder meeting.

 Applicable Law.

   The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

 Delaware Takeover Statute.

   Section 203 of the Delaware corporation law applies to Delaware corporations such as NewMil with a class of voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by 2,000 or more persons. It restricts transactions which may be entered into by the corporation and some of its shareholders. Section 203 provides, in essence, that a shareholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person's affiliates and associates, referred to in this section as an interested shareholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the shareholder became an interested shareholder unless before that date the corporation's board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder or at or after that time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested shareholder.
Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested shareholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

 Connecticut Regulatory Restrictions on Acquisitions of Stock.

   Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered savings bank, like New Milford Savings Bank, or a holding company of that kind of company, like NewMil, or a federal savings and loan association having its principal office in Connecticut, like Nutmeg, that would result in the person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of that entity unless the person had previously filed an acquisition statement with the Connecticut Commissioner of Banking and the offer or acquisition has not been disapproved by the Connecticut Commissioner.

 Federal Law.

   Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency. In the case of NewMil and New Milford Savings Bank, the appropriate federal banking agency is the Board of Governors of the Federal Reserve System and the FDIC, respectively, and in the case of Nutmeg, the appropriate federal banking agency is the Office of Thrift Supervision. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10% of any class of the institution's voting securities and other conditions are present. The Office of Thrift Supervision, the FDIC or the Board of Governors of the Federal Reserve System may prohibit the acquisition of control if the agency finds, among other things, that:

  . the acquisition would result in a monopoly or substantially lessen competition;

  . the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

  . the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

             FINANCIAL INFORMATION INCLUDED WITH THIS DOCUMENT

   Nutmeg and NewMil have included with this joint Proxy Statement/Prospectus Nutmeg's Audited Financial Statements for December 31, 1999 and 1998 and the years ended December 31, 1999, 1998 and 1997, and Nutmeg's Unaudited Financial Statements for the six months ended June 30, 2000 and 1999, and NewMil's 2000 Annual Report to Shareholders. The following paragraphs describe where you can find additional information about the two companies.

                    WHERE YOU CAN FIND MORE INFORMATION

   NewMil files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that NewMil files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. NewMil can be found on the Internet at http://www.newmil.com. NewMil's common stock is traded on the Nasdaq Stock Market's National Market Tier under the trading symbol "NMSB".

   Nutmeg is also subject to the information requirements of the 1934 Securities Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Office of Thrift Supervision (the "OTS"). The reports, proxy statements and other information filed by Nutmeg with the OTS can be inspected and copied at public reference facilities maintained by the OTS at its Public Reading Room, Basement Level, 1700 G Street, NW, Washington, D.C. on Tuesdays and Thursdays from 10 a.m. to 4 p.m. Copies of such material may be ordered from such Section by telephone request at prescribed rates by calling (202) 898-8920. Nutmeg can be found on the Internet at http://www.nutmegfederal.com. Nutmeg's common stock is traded on the Nasdaq under the trading symbol "NTMG".

   NewMil has filed with the SEC a registration statement on Form S-4 under the 1933 Securities Act relating to NewMil's common stock to be issued to Nutmeg's shareholders in the merger. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC's principal office in Washington, D.C. or the SEC's Internet site as described above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference into this Proxy Statement/Prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this Proxy Statement/Prospectus being qualified in all respects by reference to the document.

                             SHAREHOLDER PROPOSALS

   If the merger were not to be completed and Nutmeg were to hold an annual meeting of shareholders in 2001, any proposal which a Nutmeg shareholder wishes to have included in the Nutmeg proxy statement and form of proxy for that meeting must be received by Nutmeg at its principal executive offices at 301 Main Street, Danbury, Connecticut 06810, prior to December 1, 2000. Nothing in this paragraph shall be deemed to require Nutmeg to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the OTS in effect at the time. If the merger agreement is approved and the merger takes place, Nutmeg will not have an annual meeting of shareholders in 2001. If the merger does not take place, Nutmeg anticipates that its 2001 annual meeting will be held in April, 2001.

                                 OTHER MATTERS

   We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the Nutmeg or NewMil proxy card, to vote proxies in accordance with the determination of a majority of Nutmeg's or NewMil's Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

                                    EXPERTS

   The consolidated financial statements of NewMil as of June 30, 2000 and 1999 and for each of the three years in the period ended June 30, 2000, have been included in this document and in the registration statement in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

   The consolidated financial statements of Nutmeg, included with this document at December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been audited by Seward and Monde, independent auditors, as stated in their report, and have been so included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   A representative of PricewaterhouseCoopers LLP will be present at the NewMil special meeting and a representative of Seward and Monde will be present at the Nutmeg meeting. The representative will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

                                 LEGAL MATTERS

   The validity of NewMil's common stock to be issued in the merger and certain tax matters in connection with the merger are expected to be passed upon by Tyler Cooper & Alcorn, LLP, Hartford, Connecticut. Day, Berry & Howard LLP is expected to pass on certain legal matters for Nutmeg in connection with the merger.

                                                                      APPENDIX A

                               [MB&D LETTERHEAD]

The Board of Directors
Nutmeg Federal Savings & Loan Association
301 Main Street
Danbury, CT 06810

The Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to both the Common and Preferred stockholders of Nutmeg Federal Savings & Loan Association ("Nutmeg") of the consideration offered by NewMil Bancorp, Inc. ("NewMil") in connection with the proposed acquisition of Nutmeg by NewMil pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated May 30, 2000 by and between Nutmeg and NewMil. Pursuant to the Merger Agreement, Nutmeg will merge with and into NewMil, with NewMil being the surviving corporation.

   As is more specifically set forth in the Merger Agreement, upon consummation of the merger, each outstanding share of Nutmeg common stock, except for shares held by NewMil and its subsidiaries or by Nutmeg and its subsidiaries (in both cases, other than shares held in a fiduciary capacity or as a result of debts previously contracted), will be converted into and exchangeable for $8.25 plus any net gain (after expenses and taxes payable) on Nutmeg's sale of certain mortgage servicing rights. The consideration is payable in either cash or in shares of NewMil Common Stock, with the amount of NewMil Common Stock to be exchanged for each Nutmeg share to be determined during a 15 day pricing period ending prior to closing of the transaction. The proposed consideration to be paid to Nutmeg Preferred shareholders in exchange for their shares equals $14.4375 per Preferred share plus any net gain (after expenses and taxes payable) on Nutmeg's sale of the mortgage servicing rights. The consideration to be paid to the Nutmeg Preferred shareholders is also payable in either cash or shares of NewMil Common Stock as described above. The consideration to be received by Nutmeg Common and Preferred shareholders is subject to the limitation that no more than 50% of the total consideration to be paid to all shareholders and option holders in the transaction will be paid in cash. In addition, no more than 60% of the total consideration to be paid to all shareholders and option holders in the transaction will be paid in NewMil Common Stock. The Merger Agreement may be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

   McConnel, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a Nasdaq market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with Nutmeg includes having worked as a financial advisor to Nutmeg throughout the process and negotiations leading up to the proposed merger with NewMil. In the course of our role as financial advisor to Nutmeg in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

   In arriving at our opinion, we have reviewed the Merger Agreement and the joint proxy statement/prospectus in substantially the form in which this letter appears as an exhibit. We have also reviewed publicly available business, financial and shareholder information relating to Nutmeg and its subsidiaries and certain publicly available financial and shareholder information relating to NewMil.

   In connection with the foregoing, we have (i) reviewed Nutmeg's Annual Reports to Stockholders, Annual Reports on Form 10-KSB and related financial information for the four calendar years ended December 31, 1999 and Nutmeg's Quarterly Report on Form 10-Q and related unaudited financial information for the quarter ended March 31, 2000; (ii) reviewed NewMil's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1999 and NewMil's Quarterly Report on Form 10-Q and related unaudited financial information for the quarter ended March 31, 2000; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to McConnell, Budd & Downes, Inc. by Nutmeg and NewMil, respectively; (iv) held discussions with members of the senior management and board of Nutmeg concerning the past and current results of operations of Nutmeg, its current financial condition and management's opinion of its future prospects; (v) held discussions with members of Nutmeg's senior management regarding the current earnings contribution of the mortgage servicing business, the risks, capital requirements and growth potential of that business and the range of potential sale values for Nutmeg's mortgage servicing portfolio; (vi) held discussions with members of senior management of NewMil concerning the past and current results of operations of NewMil, its current financial condition and management's opinion of its future prospects; (vii) reviewed the historical record of reported prices, trading volume and dividend payments for Nutmeg Common and Preferred and NewMil Common Stock; (viii) considered the current state of and future prospects for the economy of Connecticut generally and the relevant market areas served by Nutmeg and NewMil in particular; (ix) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (x) reviewed the reported financial terms of selected recent business combinations of financial institutions; and
(xi) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

   In the course of our review and analysis we considered, among other things, such topics as the anticipated future earnings and dividend per share results for Nutmeg on a stand-alone basis, the capital adequacy of each of the parties, measures of asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of Nutmeg and NewMil. We considered the current earnings contribution and the range of potential sale values of Nutmeg's mortgage servicing business, the risks and capital requirements inherent to that business and the future viability and growth potential of the mortgage servicing business for Nutmeg. We considered the operating environment for both companies, both in terms of the overall environment for savings institutions and as regards the operating and competitive environment for community institutions in the markets in which Nutmeg and NewMil operate. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by Nutmeg and NewMil and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either Nutmeg or NewMil, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either Nutmeg or NewMil. We have also relied on the management of Nutmeg and NewMil as to various financial and operating forecasts and of the assumptions on which they are based, which were included in our analyses.

   In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of NewMil following consummation of the merger.

   Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the consideration is fair to the Common and Preferred stockholders of Nutmeg from a financial point of view.

                                          Very truly yours,

                                          McConnell, Budd & Downes, Inc.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Nutmeg Federal Savings and Loan Association
Danbury, Connecticut

   We have audited the accompanying consolidated statements of condition of Nutmeg Federal Savings and Loan Association and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nutmeg Federal Savings and Loan Association and its subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Seward and Monde
North Haven, Connecticut
January 31, 2000

                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                      CONSOLIDATED STATEMENTS OF CONDITION
                                 (In Thousands)

                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
                           ASSETS
Cash and due from banks..................................... $  1,975  $  1,029
Interest bearing deposits...................................    1,453     6,997
Securities available-for-sale, at market....................    3,819         0
Federal Home Loan Bank stock................................      762       762
Loans, net..................................................   94,186    93,362
Loans held for sale.........................................    2,118       820
Office premises and equipment...............................      472       579
Accrued interest receivable.................................      825       776
Deferred income taxes.......................................      316        50
Foreclosed real estate, net.................................      179        35
Loan servicing rights.......................................    9,641     6,179
Income taxes receivable.....................................       10        25
Other assets................................................    1,071       723
                                                             --------  --------
                                                             $116,827  $111,337
                                                             ========  ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits.................................................. $ 93,901  $ 90,728
  Advances from borrowers for taxes and insurance...........      420       568
  Federal Home Loan Bank advances...........................    7,000     6,508
  Other liabilities.........................................    5,087     3,852
                                                             --------  --------
                                                              106,408   101,656
                                                             --------  --------
Commitments and contingencies (Notes 14 and 20)
Shareholders' Equity:
  Series B, 8.00% non-cumulative convertible preferred
   stock, par value $.005, authorized 2,000,000 shares;
   issued and outstanding 489,772 shares (liquidation
   preference of $8.75 per share, aggregating $4,285,505)...        2         2
  Common stock, par value $.003, authorized 6,000,000
   shares; issued and outstanding 1,428,644 shares in 1999
   and 1,402,583 shares in 1998.............................        4         4
  Additional paid-in capital................................    8,117     8,043
  Retained earnings.........................................    2,314     1,632
  Accumulated other comprehensive income....................      (18)        0
                                                             --------  --------
    Total shareholders' equity..............................   10,419     9,681
                                                             --------  --------
                                                             $116,827  $111,337
                                                             ========  ========

                See notes to consolidated financial statements.

                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In Thousands, Except Per Share Amounts)

                                                          Year Ended December
                                                                  31,
                                                          ---------------------
                                                           1999    1998   1997
                                                          ------  ------ ------
Interest income:
  Interest on loans:
    First mortgage loans................................. $6,108  $6,732 $6,390
    Commercial and other loans...........................  1,228     944    732
  Interest and dividends on securities:
    Interest.............................................    265      75    152
    Dividends............................................     50      49     49
                                                          ------  ------ ------
      Total interest income..............................  7,651   7,800  7,323
                                                          ------  ------ ------
Interest expense:
  Interest on deposits...................................  2,528   2,834  2,780
  Interest on borrowed funds.............................    197     405    506
  Other..................................................      6      13     22
                                                          ------  ------ ------
      Total interest expense.............................  2,731   3,252  3,308
                                                          ------  ------ ------
      Net interest income................................  4,920   4,548  4,015
                                                          ------  ------ ------
Provision for loan losses................................    (25)    100    154
                                                          ------  ------ ------
      Net interest income after provision for loan
       losses............................................  4,945   4,448  3,861
                                                          ------  ------ ------
Noninterest income:
  Service fees charged on deposits.......................    382     350    361
  Securities gains, net..................................     12      56      0
  Gain on sale of loans..................................    481     691    414
  Loan fees..............................................    724     796    876
  Other operating income.................................     30      30     26
                                                          ------  ------ ------
                                                           1,629   1,923  1,677
                                                          ------  ------ ------
Noninterest expenses:
  Salaries and employee benefits.........................  2,378   2,222  2,084
  Occupancy and equipment................................    597     582    511
  Foreclosed real estate expense.........................     33      53     86
  SAIF deposit insurance premium.........................     56      55     49
  Other operating expenses...............................  1,626   1,458  1,340
                                                          ------  ------ ------
                                                           4,690   4,370  4,070
                                                          ------  ------ ------
      Income before income tax expense...................  1,884   2,001  1,468
Income tax expense.......................................    584     878    623
                                                          ------  ------ ------
      Net income......................................... $1,300  $1,123 $  845
                                                          ======  ====== ======
      Earnings per share of common stock:
        Basic............................................ $ 0.67  $ 0.58 $ 0.51
                                                          ======  ====== ======
        Diluted.......................................... $ 0.55  $ 0.48 $ 0.42
                                                          ======  ====== ======

                See notes to consolidated financial statements.

                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (In Thousands)

                                                               Accumulated
                                          Additional              Other
                         Preferred Common  Paid-in   Retained Comprehensive
                           Stock   Stock   Capital   Earnings    Income      Total
                         --------- ------ ---------- -------- ------------- -------
Balance at December 31,
 1996..................    $--      $ 4     $5,044    $  584      $--       $ 5,632
Comprehensive income
  Net income...........     --      --         --        845       --           845
  Other comprehensive
   income, net of tax:
    Change in net
     unrealized gains
     on securities
     available-for-
     sale, net of
     deferred income
     taxes of $16......     --      --         --        --         24           24
      Total
       comprehensive
       income..........     --      --         --        --        --           869
                                                                            -------
Issuance of preferred
 stock, net............       2     --       2,683       --        --         2,685
Stock options
 exercised.............     --      --          58       --        --            58
Cash dividends
 declared--common
 stock.................     --      --         --       (160)      --          (160)
Cash dividends
 declared--preferred
 stock.................     --      --         --       (193)      --          (193)
                           ----     ---     ------    ------      ----      -------
Balance at December 31,
 1997..................       2       4      7,785     1,076        24        8,891
Comprehensive income
  Net income...........     --      --         --      1,123       --         1,123
  Other comprehensive
   income, net of tax:
    Change in net
     unrealized gains
     on securities
     available-for-
     sale, net of
     deferred income
     taxes of $6.......     --      --         --        --          9            9
    Less:
     reclassification
     adjustment for
     gains included in
     net income, net of
     deferred income
     tax benefit of
     $22...............     --      --         --        --        (33)         (33)
                                                                            -------
      Total
       comprehensive
       income..........     --      --         --        --        --         1,099
                                                                            -------
Stock options
 exercised.............     --      --         258       --        --           258
Cash dividends
 declared--common
 stock.................     --      --         --       (223)      --          (223)
Cash in lieu of
 fractional shares--
 common stock..........     --      --         --         (1)      --            (1)
Cash dividends
 declared--preferred
 stock.................     --      --         --       (343)      --          (343)
                           ----     ---     ------    ------      ----      -------
Balance at December 31,
 1998..................       2       4      8,043     1,632       --         9,681
Comprehensive income
  Net income...........     --      --         --      1,300       --         1,300
  Other comprehensive
   income, net of tax:
    Change in net
     unrealized losses
     on securities
     available-for-
     sale, net of
     deferred income
     tax benefit of
     $10...............     --      --         --        --        (18)         (18)
                                                                            -------
      Total
       comprehensive
       income..........     --      --         --        --        --         1,282
                                                                            -------
Stock options
 exercised.............     --      --          74       --        --            74
Cash dividends
 declared--common
 stock.................     --      --         --       (275)      --          (275)
Cash dividends
 declared--preferred
 stock.................     --      --         --       (343)      --          (343)
                           ----     ---     ------    ------      ----      -------
Balance at December 31,
 1999..................    $  2     $ 4     $8,117    $2,314      $(18)     $10,419
                           ====     ===     ======    ======      ====      =======

                See notes to consolidated financial statements.

                  NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                     CONSOLIDATED STATEMENTS of CASH FLOWS
                                 (In Thousands)

                                                    Year Ended December 31,
                                                  -----------------------------
                                                    1999      1998      1997
                                                  --------  --------  ---------
Operating Activities:
 Net income.....................................  $  1,300  $  1,123  $     845
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Provision for loan losses......................       (25)      100        154
 Provision for losses on foreclosed real
  estate........................................         0         9         17
 Provision for depreciation and amortization....       187       197        149
 Amortization of premiums and (accretion) of
  discounts on securities, net..................        (1)        0         (2)
 Amortization of net deferred loan fees.........      (340)     (472)      (202)
 Amortization of loan servicing rights..........     1,766       952        590
 Gain on sale of loans..........................      (481)     (691)      (414)
 Securities gains, net..........................       (12)      (56)         0
 Loss (gain) on sale of foreclosed real estate,
  net...........................................       (17)        9          9
 Net change in loans held for sale..............    (1,298)    1,422     (1,696)
 Decrease (increase) in accrued interest
  receivable....................................       (49)       81       (238)
 Decrease (increase) in deferred income taxes...      (256)       14        (13)
 Decrease (increase) in other assets............      (348)      142       (306)
 Decrease in income taxes receivable............        15        14        119
 Increase in other liabilities..................     1,087     1,097      1,816
                                                  --------  --------  ---------
  Net cash provided by operating activities.....     1,528     3,941        828
                                                  --------  --------  ---------
Investing activities:
 Proceeds from sale of securities available-for-
  sale..........................................       887     2,350          0
 Purchase of securities available-for-sale......    (4,721)        0          0
 Purchase of securities held-to-maturity........         0         0       (698)
 Maturities of securities held-to-maturity......         0         0        500
 Net decrease (increase) in loans...............      (152)      397     (8,644)
 Proceeds from sale of foreclosed real estate...        47       702        355
 Purchase of equipment..........................       (80)     (143)      (342)
 Purchase and origination of loan servicing
  rights........................................    (5,228)   (3,529)    (1,568)
                                                  --------  --------  ---------
  Net cash used by investing activities.........    (9,247)     (223)   (10,397)
                                                  --------  --------  ---------
Financing activities:
 Increase in deposits...........................     3,173     4,607      8,560
 Proceeds from exercise of stock options........        74       258         58
 Issuance of preferred stock, net...............         0         0      2,685
 Proceeds of FHLB advances......................    59,510    96,352    189,901
 Repayment of FHLB advances.....................   (59,018)  (97,238)  (191,105)
 Cash dividends--preferred stock................      (343)     (343)      (193)
 Cash dividends--common stock...................      (275)     (223)      (160)
 Cash in lieu of fractional shares--common
  stock.........................................         0        (1)         0
                                                  --------  --------  ---------
  Net cash provided by financing activities.....     3,121     3,412      9,746
                                                  --------  --------  ---------
  Increase (decrease) in cash and cash
   equivalents..................................    (4,598)    7,130        177
Cash and cash equivalents--January 1............     8,026       896        719
                                                  --------  --------  ---------
Cash and cash equivalents--December 31..........  $  3,428  $  8,026  $     896
                                                  ========  ========  =========
Supplemental Disclosures:
 Cash paid during the year for:
 Interest expense...............................  $  2,714  $  3,245  $   3,322
 Income taxes...................................       140       425          7
 Noncash investing activity:
 Addition to foreclosed real estate.............       174        94        722

                See notes to consolidated financial statements.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1999 and 1998

1--Summary of Significant Accounting Policies

 Nature of Operations

   The Association provides a variety of financial services to individuals and corporate customers through its headquarters in Danbury, Connecticut and two branch offices. The Association's primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are residential, commercial, and commercial real estate loans.

 Consolidation

   The consolidated financial statements include the accounts of Nutmeg Federal Savings and Loan Association and its wholly-owned subsidiary, Nutmeg Passive Investment Company (herein collectively referred to as the "Association"). All significant intercompany items and transactions have been eliminated in consolidation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

   The Association's loans receivable consist primarily of residential and commercial real estate loans located within its primary market area in western Connecticut. Although the Association has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region. Accordingly, the ultimate collectibility of a substantial portion of the Association's loan portfolio is susceptible to changes in market conditions.

   While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for loan losses and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

 Securities

   Securities that may be sold as part of the Association's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized holding gains and losses on such securities are reported net of related taxes, as a component of accumulated other comprehensive income. Securities that the Association has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The amortization of premiums and accretion of discounts is recorded over the life of the security using a method which approximates the interest method. Realized gains and losses on the sales of all securities are reported in income and computed using the specific identification cost basis.

 Federal Home Loan Bank Stock

   The investment in Federal Home Loan Bank of Boston stock is stated at cost.

 Loans and Allowance for Loan Losses

   Loans originated and retained are done so with the general intent to hold such loans to maturity and are carried at the amount of the unpaid principal, reduced by unamortized nonrefundable fees and an allowance for loan losses.

   Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income. Realized gains and losses on sales of loans are reported in earnings when proceeds are received.

   Loan origination fees received and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment to the related loan's yield using a method which approximates the interest method over the life of the related loan.

   The Association evaluates the collectibility of both contractual interest and contractual principal of all loans when assessing the need for a loss accrual. When a loan is impaired, the Association measures impairment based on the present value of the expected future cash flows discounted at the loan's effective interest rate, or the fair value of the collateral, less estimated selling costs, if the loan is collateral-dependent and foreclosure is probable. The Association recognizes an impairment by creating a valuation allowance. A loan is impaired when, based on current information, it is probable that the Association will be unable to collect all amounts due according to the contractual terms of the loan.

   The allowance for loan losses is increased through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans, overall portfolio quality, the review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

   Interest income on mortgage and other loans is credited to operations as earned based upon the principal amount outstanding. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, period of delinquency and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful or when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of future loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


 Office Premises and Equipment

   Leasehold improvements and furniture, fixtures and equipment are carried at cost less accumulated depreciation and amortization. Furniture, fixtures and equipment are depreciated using the straight-line method over the estimated useful lives of the assets. The cost of leasehold improvements is amortized using the straight-line method over the terms of the related leases, or if shorter, the estimated useful lives.

 Foreclosed Real Estate

   Real estate acquired through foreclosure is recorded at the lower of the carrying value of the loan or fair value less estimated selling costs. Costs relating to the subsequent development or improvement of the property are capitalized and holding costs are charged to expense. If subsequent economic conditions warrant further decreases in the net fair value of the foreclosed real estate, management adjusts the values through a provision for losses charged to expense.

 Loan Servicing Rights

   Effective January 1, 1997 the Association adopted the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishing of liabilities. The adoption of this standard did not have a material effect on the Association's financial condition or its results of operations.

   The cost of loan servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues using a method which approximates the interest method. Impairment of loan servicing rights is assessed based on the fair value of those rights. For purposes of measuring impairment, the rights are stratified based on loan types, interest and prepayment rates and other risk characteristics of the underlying loans.

   The Association evaluates the carrying value of the servicing portfolio by estimating the future net servicing income of the portfolio based on management's best estimate of remaining loan lives.

 Income Taxes

   Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

 Cash and Cash Equivalents

   For purposes of the Statements of Cash Flows, cash and cash equivalents include cash on hand, deposits at other financial institutions and interest bearing deposits.

 Earnings Per Share

   In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 provides accounting and reporting standards for the calculation of earnings

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998

per share intended to simplify the computation by replacing presentation of primary earnings per share with the presentation of basic earnings per share. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. This statement was effective for periods ending after December 15, 1997 and has been applied for all periods presented.

 Comprehensive Income

   In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). Comprehensive income includes net income and any changes in equity that are not recorded in the consolidated statements of income. The purpose of reporting comprehensive income is to report a measure of all changes in equity of an enterprise that result from recognized transactions and other economic events of the period.

2--Securities

   Securities classified available-for-sale (carried at market value) at December 31 are as follows:

                                                          1999
                                         --------------------------------------
                                                     Gross      Gross
                                         Amortized Unrealized Unrealized Market
                                           Cost      Gains      Losses   Value
                                         --------- ---------- ---------- ------
                                                     (In Thousands)
   U.S. Treasury obligations............  $3,847      $--        $(28)   $3,819
                                          ======      ====       ====    ======

   The amortized cost and market value of securities at December 31, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                     1999
                                                               ----------------
                                                               Amortized Market
                                                                 Cost    Value
                                                               --------- ------
                                                                (In Thousands)
   Due after one year through five years......................  $3,847   $3,819
                                                                ======   ======

   Gross realized gains on sales of available-for-sale securities were $12,000 and $57,000, in 1999 and 1998 respectively. There were no gross realized losses on sales of available-for-sale securities in 1999. Gross realized losses on sales of available-for-sale securities were $1,000 in 1998. There were no sales of securities held-to-maturity for the years ended December 31, 1999, 1998 and 1997.

   During 1997, the Association transferred securities classified as held-to-maturity to the available-for-sale classification due to increased demand for loans. At transfer, the amortized cost and the related net unrealized gain of these securities totaled $2,294,000 and $41,000, respectively.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


3--Loans

   Loans receivable at December 31 are summarized as follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In Thousands)
   First mortgage loans:
    Principal balances:
     Secured by one-to-four family residences................. $58,917  $65,241
     Secured by other properties..............................  16,863   18,073
     Construction loans.......................................   2,161    2,300
                                                               -------  -------
                                                                77,941   85,614
       Less--undisbursed portion of construction loans........    (440)    (655)
                                                               -------  -------
         Total first mortgage loans...........................  77,501   84,959
                                                               -------  -------
   Other loans:
    Principal balances:
     Home equity..............................................   1,084    1,274
     Commercial...............................................  14,704    6,516
     Consumer and other.......................................   1,614    1,425
                                                               -------  -------
         Total other loans....................................  17,402    9,215
                                                               -------  -------
   Less:
     Allowance for loan losses................................    (504)    (531)
     Net deferred loan origination fees.......................    (213)    (281)
                                                               -------  -------
         Loans, net........................................... $94,186  $93,362
                                                               =======  =======

   Total loans are summarized between fixed and variable rates at December 31 as follows:

                                                                  1999    1998
                                                                 ------- -------
                                                                 (In Thousands)
   Fixed........................................................ $16,677 $15,020
   Variable.....................................................  78,666  79,809
                                                                 ------- -------
                                                                 $95,343 $94,829
                                                                 ======= =======

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   At December 31, 1999 and 1998, the Association had loans amounting to approximately $683,000 and $401,000, respectively that were specifically classified as impaired. The average balance of these loans amounted to approximately $736,000, $253,000 and $806,000 for the years ended December 31, 1999, 1998 and 1997, respectively. The allowance for loan losses relating to these loans amounted to approximately $13,000 and $12,000 at December 31, 1999 and 1998, respectively. The following is a summary of cash receipts on these loans and how they were applied:

                                                              1999  1998  1997
                                                              ----  ----  -----
                                                              (In Thousands)
   Cash receipts applied to reduce principal balance......... $205  $ 23  $   3
   Cash receipts recognized as interest income...............   22    29      5
                                                              ----  ----  -----
     Total cash receipts..................................... $227  $ 52  $   8
                                                              ====  ====  =====

   The Association has no commitments to loan additional funds to the borrowers of impaired loans.

   Changes in the allowance for loan losses during the years ended December 31 were as follows:

                                                              1999  1998  1997
                                                              ----  ----  -----
                                                              (In Thousands)
   Balance, beginning of year................................ $531  $466  $ 473
   Provisions charged to operations..........................  (25)  100    154
   Loan recoveries...........................................    1    52     21
   Loans charged off.........................................   (3)  (87)  (182)
                                                              ----  ----  -----
     Balance, end of year.................................... $504  $531  $ 466
                                                              ====  ====  =====

4--Loan Servicing

   The principal balances of loans serviced for the benefit of others at December 31 are as follows:

                                                1999       1998       1997
                                              ---------  ---------  ---------
                                                     (In Thousands)
   Balances serviced......................... $ 917,405  $ 550,238  $ 368,345
   Portions owned by others..................  (917,372)  (550,190)  (368,282)
                                              ---------  ---------  ---------
   The Association's interest--included in
    loans.................................... $      33  $      48  $      63
                                              =========  =========  =========

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $7,384,000 and $4,219,000 at December 31, 1999 and 1998, respectively.

   The Association may originate and sell certain residential mortgages for the purpose of providing liquidity. For some loans, the Association may retain an interest in their repayment; however, in most cases, the Association retains the servicing rights. Risk of loss to the Association for loans sold is limited to any interest in the loan which the Association may retain.

   During 1999 and 1998, the Association purchased at a total cost of $4,918,000 and $3,093,000, respectively the servicing rights for loans with outstanding principal balances totaling approximately $466,900,000 and $239,000,000, respectively.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The amortization of the cost of loan servicing rights for the years ended December 31 was as follows:

                                                         1999     1998    1997
                                                        -------  ------  ------
                                                           (In Thousands)
   Balance, beginning of year.......................... $ 6,179  $3,602  $2,624
   Purchased during the year...........................   4,918   3,093   1,383
   Originated during the year..........................     310     436     185
   Amortization........................................  (1,766)   (952)   (590)
                                                        -------  ------  ------
     Balance, end of year.............................. $ 9,641  $6,179  $3,602
                                                        =======  ======  ======

5--Accrued Interest Receivable

   Accrued interest receivable at December 31 is summarized as follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In Thousands)
   Securities................................................. $    64  $    28
   Loans......................................................     761      748
                                                               -------  -------
                                                               $   825  $   776
                                                               =======  =======

6--Office Premises and Equipment

   Office premises and equipment at December 31 are summarized as follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In Thousands)
   Leasehold improvements..................................... $   506  $   583
   Furniture, fixtures and equipment..........................   1,040    1,108
                                                               -------  -------
                                                                 1,546    1,691
   Less, Accumulated depreciation and amortization............  (1,074)  (1,112)
                                                               -------  -------
                                                               $   472  $   579
                                                               =======  =======

   Depreciation expense amounted to $158,000, $168,000 and $124,000 in 1999, 1998 and 1997, respectively.

7--Foreclosed Real Estate

   Foreclosed real estate at December 31 is summarized as follows:

                                                                1999     1998
                                                               -------  -------
                                                               (In Thousands)
   Residential land and buildings............................. $   214  $    70
   Less, Allowance for losses.................................     (35)     (35)
                                                               -------  -------
     Net value................................................ $   179  $    35
                                                               =======  =======

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The following summarizes the activity in the allowance for estimated losses for the years ended December 31:

                                                             1999  1998  1997
                                                             ----  ----  -----
                                                             (In Thousands)
   Balance, beginning of year............................... $ 35  $ 41  $ 343
   Sale of foreclosed real estate...........................  --    (15)  (319)
   Provisions for estimated losses charged to operations....  --      9     17
                                                             ----  ----  -----
     Balance, end of year................................... $ 35  $ 35  $  41
                                                             ====  ====  =====

   The components of foreclosed real estate expense for the years ended
December 31 are summarized as follows:

                                                             1999  1998  1997
                                                             ----  ----  -----
                                                             (In Thousands)
   Expenses of holding foreclosed real estate............... $ 50  $ 35  $  60
   Loss (gain) on sale of foreclosed real estate, net.......  (17)    9      9
   Provision for estimated losses...........................  --      9     17
                                                             ----  ----  -----
     Net expense............................................ $ 33  $ 53  $  86
                                                             ====  ====  =====

8--Deposits

   Deposits at December 31 consisted of the following:

                                                        1999           1998
                                                   -------------- --------------
                                                   Rates* Amount  Rates* Amount
                                                   ------ ------- ------ -------
                                                          (In Thousands)
Demand............................................        $21,202        $13,110
NOW and Super NOW.................................  0.54%   7,134  0.54%  11,267
Passbook..........................................  2.57   25,228  2.61   23,712
Money market......................................  1.18    1,640  1.19    1,632
                                                          -------        -------
                                                           55,204         49,721
                                                          -------        -------
Certificates of Deposit:
  Through 4%......................................         11,208          2,641
  4.01-5.00.......................................         10,283         13,700
  5.01-6.00.......................................         12,329         19,232
  6.01-7.00.......................................          4,877          5,434
                                                          -------        -------
                                                    4.75%  38,697  5.03%  41,007
                                                          -------        -------
                                                          $93,901        $90,728
                                                          =======        =======

--------
* Weighted average stated rates at year-end.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The maturity distribution of certificates of deposit issued with a minimum denomination of $100,000 at December 31, 1999 was (in thousands):

   Under six months..................................................... $1,975
   Over six months to twelve months.....................................  2,006
   Over twelve months...................................................    559
                                                                         ------
     Total.............................................................. $4,540
                                                                         ======

   At December 31, 1999, scheduled maturities of certificates of deposit were as follows:

                                                                     Weighted
                                                            % of      Average
                                                   Amount  Total   Interest Rate
                                                   ------- ------  -------------
                                                          (In Thousands)
   Within three months............................ $11,767   30.4%      4.17%
   Over three months to six months................   8,237   21.3       4.42
   Over six months to one year....................  13,500   34.9       5.15
   Over one year to two years.....................   1,366    3.5       5.28
   Over two years to three years..................   1,718    4.4       6.00
   Over three years...............................   2,109    5.5       5.45
                                                   ------- ------     ------
                                                   $38,697  100.0%      4.75%
                                                   ======= ======     ======

   Interest expense on deposits for the years ended December 31 is summarized as follows:

                                                    1999    1998       1997
                                                   ------- ------  -------------
                                                          (In Thousands)
   NOW and Super NOW.............................. $    55 $   53     $   46
   Passbook.......................................     652    582        519
   Money market...................................      16     20         28
   Certificates of deposit........................   1,805  2,179      2,187
                                                   ------- ------     ------
                                                   $ 2,528 $2,834     $2,780
                                                   ======= ======     ======

9--Federal Home Loan Bank Advances

   Advances from Federal Home Loan Bank (FHLB) consisted of the following at December 31:

       Interest
         Rate                 Maturity                          1999                           1998
       --------               --------                         ------                         ------
                                                                    (In Thousands)
      5.01-5.43%                1999                           $  --                          $2,500
      4.80-6.17                 2000                            6,000                          1,500
      4.49                      2001                            1,000                          2,008
      5.2                       2002                              --                             500
                                                               ------                         ------
                                                               $7,000                         $6,508
                                                               ======                         ======

   The FHLB advances included fixed rate loans totaling $3,000,000 and $6,508,000 at December 31, 1999 and 1998, respectively and variable rate loans totaling $4,000,000 at December 31, 1999. The FHLB advances are secured by a blanket lien on first mortgage residential loans.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The Association has a cash management line of credit with the FHLB aggregating $2,750,000, of which no amounts were outstanding at December 31, 1999 and 1998.

10--Income Taxes

   The components of the provision for income taxes are as follows:

                                                               1999   1998 1997
                                                               -----  ---- ----
                                                               (In Thousands)
   Current:
     Federal.................................................. $ 849  $651 $473
     State....................................................     1   215  161
   Deferred:
     Federal..................................................  (177)    2   (8)
     State....................................................   --    --    (3)
   Change in income tax laws..................................   --     10  --
   Change in valuation allowance..............................   (89)  --   --
                                                               -----  ---- ----
     Totals................................................... $ 584  $878 $623
                                                               =====  ==== ====

   Connecticut legislation was passed during 1998, effective January 1, 1999, that permits banks to shelter certain mortgage income from the Connecticut corporation business tax through the use of a new special purpose entity called a passive investment company ("PIC"). In general, the PIC can earn mortgage interest income, and pay dividends to its parent company, free from the Connecticut Corporation business tax. The Association formed a PIC called the Nutmeg Passive Investment Company. Effective January 1, 1999 the Association transferred mortgages into the PIC and income of the PIC and its dividends to the Association became exempt from the Connecticut Corporation business tax.

   A reconciliation of the income tax provision to that computed using the statutory tax rate for the years ended December 31 is as follows:

                                                                1999  1998 1997
                                                                ----  ---- ----
                                                                (In Thousands)
   Federal income tax statutory rates.......................... $641  $680 $499
   Connecticut corporation tax, net............................    1   142  106
   Bad debt allowance..........................................   (9)   22   (2)
   Change in income tax laws...................................  --     10  --
   Change in valuation allowance...............................  (89)  --   --
   Other, net..................................................   40    24   20
                                                                ----  ---- ----
                                                                $584  $878 $623
                                                                ====  ==== ====

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   The components of the Association's net deferred tax asset at December 31 is as follows:

                                                                   1999   1998
                                                                   -----  -----
                                                                       (In
                                                                   Thousands)
   Deferred tax assets:
     Bad debt allowance........................................... $ 171  $ 180
     Net deferred loan origination fees...........................     1      2
     Deferred compensation........................................   133     77
     Purchased mortgage servicing.................................   323    152
     Net unrealized losses on available-for-sale securities.......    10      -
     Office premises and equipment................................     9      3
                                                                   -----  -----
       Total deferred tax assets..................................   647    414
                                                                   -----  -----
   Deferred tax liabilities:
     Originated loan servicing....................................  (240)  (184)
                                                                   -----  -----
       Total deferred tax liabilities.............................  (240)  (184)
                                                                   -----  -----
   Net deferred tax asset.........................................   407    230
   Valuation reserve..............................................   (91)  (180)
                                                                   -----  -----
   Net deferred tax asset......................................... $ 316  $  50
                                                                   =====  =====

   The change in the total valuation allowance for the years ended December 31 is as follows:

                                                               1999  1998  1997
                                                               ----  ----  ----
                                                               (In Thousands)
   Balance, beginning of year................................. $180  $187  $191
   Decrease in allowance......................................  (89)   (7)   (4)
                                                               ----  ----  ----
   Balance, end of year....................................... $ 91  $180  $187
                                                               ====  ====  ====

11--Retirement Plans

   The Association maintains a retirement plan covering substantially all employees under Section 401(k) of the Internal Revenue Code. This plan allows employees to defer a portion of their income on a pre-tax basis. The Association's contribution is determined as a percent of the employee contribution and was $97,000, $90,000 and $89,000 for 1999, 1998 and 1997,
respectively.

   The Association has established deferred compensation arrangements for the directors whereby participating directors defer earned fees to future years with benefits commencing at retirement or pre-retirement at death or disability. The liabilities under these arrangements are being accrued from the commencement of the plans over the participants' remaining periods of service. These plans do not hold any assets. As of December 31, 1999 and 1998, the deferred compensation liability related to the plans was $392,000 and $226,000, respectively.

12--Disclosure About Fair Value of Financial Instruments

   Statement of Financial Accounting Standards No. 107 "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), requires the Association to disclose fair value information for certain of its

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998

financial instruments including securities, loans, loan servicing rights, deposits, borrowings and other such instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

   Cash and due from banks, Interest bearing deposits, Federal Home Loan Bank stock, Accrued interest receivable:

   The carrying amount is a reasonable estimate of fair value.

 Securities

   Securities classified as available-for-sale are carried at fair value. Fair values for securities classified as available-for-sale and held-to-maturity are based on quoted market prices.

 Loans

   Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as mortgage, construction, commercial, consumer, and home equity lines of credit and by performing and nonperforming categories. The mortgage portfolio is further segmented into fixed and adjustable rate interest terms.

   The fair value of performing loans is calculated by discounting future cash flows, adjusted for prepayment estimates, using estimated market discount rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair value for nonperforming loans is calculated by discounting estimated cash flows using a rate commensurate with the risk associated with the estimated cash flows.

 Loans held for sale

   Cost approximates market for loans held for sale, therefore the carrying amount is a reasonable estimate of fair value.

 Loan servicing rights

   Fair values are estimated using discounted cash flows based on a current market interest rate.

 Deposits

   The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, money market and NOW accounts, and club accounts is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows using rates currently offered for deposits of similar remaining maturities.

 Federal Home Loan Bank advances

   Rates currently available to the Association for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


 Off-balance sheet items

   The estimated fair value of the Association's off-balance sheet items is considered to approximate the contract amount.

   Financial instruments are summarized as follows:

                                                 December 31,     December 31,
                                                     1999             1998
                                               ---------------- ----------------
                                               Carrying  Fair   Carrying  Fair
                                                Amount   Value   Amount   Value
                                               -------- ------- -------- -------
                                                        (In Thousands)
Financial assets:
  Cash and due from banks..................... $ 1,975  $ 1,975 $ 1,029  $ 1,029
  Interest bearing deposits...................   1,453    1,453   6,997    6,997
  Securities available-for-sale...............   3,819    3,819     --       --
  Federal Home Loan Bank stock................     762      762     762      762
  Loans, net of allowance for loan losses.....  94,186   95,027  93,362   94,005
  Loans held for sale.........................   2,118    2,118     820      820
  Accrued interest receivable.................     825      825     776      776
  Loan servicing rights.......................   9,641   12,047   6,179    6,469

Financial liabilities:
  Deposits....................................  93,901   95,013  90,728   91,064
  Federal Home Loan Bank advances.............   7,000    7,024   6,508    6,559

13--Other Noninterest Expense

   Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                             1999   1998   1997
                                                            ------ ------ ------
                                                               (In Thousands)
   Data processing......................................... $  347 $  271 $  322
   Advertising.............................................    118    118    120
   Professional fees.......................................    140    126    143
   Office supplies.........................................    100    115     90
   Insurance...............................................     37     41     36
   Directors' fees.........................................    190    179    151
   Other loan expenses.....................................    179    127     70
   Other...................................................    515    481    408
                                                            ------ ------ ------
                                                            $1,626 $1,458 $1,340
                                                            ====== ====== ======

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


14--Lease Commitments

   The Association occupies office space under several lease agreements, the longest of which expires in February, 2004. The Association is responsible for maintenance, utilities and insurance and for pro rata portions of the lessor's costs for property taxes and insurance. Certain leases are also subject to periodic cost of living index adjustments.

   Net rental expense under the above operating leases was $185,000, $179,000 and $178,000 for 1999, 1998 and 1997, respectively. Future minimum payments under noncancelable operating leases having initial or remaining terms in excess of one year are as follows:

      2000............................................................. $186,000
      2001.............................................................  175,000
      2002.............................................................   56,000
      2003.............................................................   19,000
      2004.............................................................    3,000
                                                                        --------
                                                                        $439,000
                                                                        ========

15--Earnings Per Share

   The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                              1999        1998        1997
                                           ----------  ----------  ----------
                                           (In Thousands, except number of
                                                       shares)
Net income................................ $    1,300  $    1,123  $      845
Less: preferred dividends.................       (343)       (343)       (193)
                                           ----------  ----------  ----------
Income available to common stockholders
 used in basic EPS........................        957         780         652
Convertible preferred stock...............        343         343         193
                                           ----------  ----------  ----------
Income available to common stockholders
 after assumed conversions of dilutive
 securities............................... $    1,300  $    1,123  $      845
                                           ==========  ==========  ==========
Weighted average number of common shares
 used in basic EPS........................  1,418,340   1,351,248   1,285,163
Effect of dilutive securities:
  Stock options...........................     97,908     139,122     150,477
  Convertible preferred stock.............    857,100     857,100     596,123
                                           ----------  ----------  ----------
Weighted number of common shares and
 dilutive potential common stock used in
 diluted EPS..............................  2,373,348   2,347,470   2,031,763
                                           ==========  ==========  ==========

16--Stock Option Plans

   On April 28, 1994 the Association's stockholders ratified the Association's 1994 stock incentive plan (the "1994 Plan") to provide for the grant of options and stock appreciation rights ("SARS") to officers and employees. The 1994 Plan reserves 79,186 common shares for such options. The 1994 Plan provides that options are to be granted at an exercise price which is not less than the fair market value of the Association's stock on the date of the grant and carry a ten-year expiration period. SARS granted under the 1994 Plan permit

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998

holders of such rights to receive a payment of the difference between the fair market value of the Association's stock at the date of exercise and at the date of grant.

   In addition to the 1994 Plan, the Association has a stock option plan (the "Reserve Plan") for officers and employees that reserves 65,478 common shares for such options. The options under the Reserve Plan are generally exercisable cumulatively at 20% per year, are priced at fair market value at date of grant, and carry a ten-year expiration period.

   On April 30, 1998 the Association's stockholders ratified an additional stock option plan for officers and employees (the "1998 Plan"). The 1998 Plan reserves 78,750 common shares for such options. The options are priced at the greater of par value or fair market value of a common share at date of grant. The options may be exercisable in full at any time during their term or in cumulative or non-cumulative installments and generally carry a ten-year expiration period.

   On April 28, 1994 the Association's stockholders also ratified the Association's stock option plan for non-employee directors (the "Director Plan"). The Director Plan reserves 138,579 common shares for such options. The options are generally exercisable cumulatively at 20% per year, are priced at fair market value at date of grant, and carry a ten-year expiration period. The Director Plan allows directors to receive deferred compensation options under the plan in lieu of cash compensation.

   In addition to the Director Plan, the Association has an incentive stock option plan (the "Incentive Plan") for non-employee directors. This plan reserves 169,308 shares for such options. Each director at December 31, 1986 received options for 3,276 shares. From 1987 until 1997, each director received options for 435 shares for each year of service, granted on the date of each annual meeting at which directors are elected, at an exercise price equal to the fair market value of the Association's stock on such date. All such options carry a ten-year expiration period.

   The Association has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Association's stock option plans been determined based on the fair value at the grant date for awards in 1999, 1998 and 1997 consistent with the provisions of SFAS 123, the Association's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                      1999      1998     1997
                                                    --------- --------- --------
                                                          (In Thousands,
                                                     except per share amounts)
   Net income--as reported......................... $   1,300 $   1,123 $   845
   Net income--pro forma........................... $   1,272 $   1,093 $   823
   Basic earnings per share--as reported........... $     .67 $     .58 $   .51
   Basic earnings per share--pro forma............. $     .66 $     .55 $   .49
   Diluted earnings per share--as reported......... $     .55 $     .48 $   .42
   Diluted earnings per share--pro forma........... $     .54 $     .47 $   .41

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997: dividend yield of 5.00% in 1999, 5.00% in 1998 and 4.09% in 1997; expected volatility of 23.75% in 1999,
24.65% in 1998 and 23.76% in 1997; risk-free interest rate of 6.33% in 1999 and 5.25% in 1998 and 6.00% in 1997; and expected lives of 5 years.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   Stock option activity is summarized as follows:

                                1999              1998               1997
                          ----------------- ------------------ -----------------
                                   Weighted           Weighted          Weighted
                                   Average            Average           Average
                                   Exercise           Exercise          Exercise
                          Shares    Price    Shares    Price   Shares    Price
                          -------  -------- --------  -------- -------  --------
Outstanding, beginning..  244,322   $3.67    311,582   $2.79   312,754   $2.66
  Granted...............   40,302    8.78     38,052    8.06    22,889    4.29
  Exercised.............  (26,242)   2.84   (103,641)   2.50   (22,255)   2.49
  Cancelled.............      --      --      (1,671)   5.72    (1,806)   3.15
                          -------   -----   --------   -----   -------   -----
Outstanding, ending.....  258,382   $4.58    244,322   $3.67   311,582   $2.79
                          =======   =====   ========   =====   =======   =====
Exercisable, ending.....  188,868   $3.73    183,258   $3.14   234,085   $2.64
                          =======   =====   ========   =====   =======   =====
Weighted average fair
 value of options,
 granted during the
 year...................  $  5.26           $   6.95           $  8.07
                          =======           ========           =======

   The range of exercise prices for options outstanding at December 31, 1999, 1998 and 1997 was $1.64--$8.38, $1.64--$8.38 and $1.51--$4.29, respectively with a weighted average contractual life of 6 years for 1999, 1998 and 1997.

17--Capital

   At the annual meeting of stockholders on April 24, 1997, the Association's Charter was amended to increase the number of authorized preferred shares from 300,000 to 2,000,000 to conduct an offering to raise additional capital. In June 1997, the Association successfully completed the offering. Shares sold totaled 328,572 and the Association received net proceeds of $2,685,000. Furthermore, concurrent with the offering, Series A preferred shareholders exchanged all outstanding shares of Series A preferred stock for 161,200 shares of Series B preferred stock.

   On November 10, 1997, the Board of Directors approved a 4-for-3 common stock split to stockholders of record on December 1, 1997. On November 17, 1998, the Board of Directors approved a 5-for-4 common stock split to shareholders of record on December 1, 1998. On November 4, 1999, the Board of Directors declared a 5% stock dividend of the Association's common stock payable to stockholders of record on December 8, 1999. All references in the financial statements to number of shares and per share amounts have been restated to reflect the stock splits and dividend.

18--Regulatory Matters

   The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


   Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital and tangible capital to total assets. Management believes, as of December 31, 1999, that the Association meets all capital adequacy requirements to which it is subject.

   As of December 31, 1999, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Association will have to maintain minimum total risk-based, Tier I risk-based, Tier I leverage and tangible capital ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Association's prompt corrective action category.

   The Association's actual capital amounts and ratios are also presented in the table.

                                            December 31, 1999
                          ------------------------------------------------------
                                                                  To Be Well
                                                Minimum       Capitalized Under
                                              For Capital     Prompt Corrective
                              Actual       Adequacy Purposes  Action Provisions
                          ---------------  ------------------ ------------------
                          Ratio   Amount    Ratio    Amount    Ratio    Amount
                          ------ --------  -------- --------- -------- ---------
                                         (Dollars In Thousands)
Stockholders' equity,
 and ratio to total
 assets.................   8.92% $ 10,419
Intangible assets.......             (120)
                                 --------
Tangible capital, and
 ratio to adjusted total
 assets.................   8.82% $ 10,299     1.5%  $   1,751
                                 ========           =========
Tier I capital, and
 ratio to adjusted total
 assets.................   8.82% $ 10,299     4.0%  $   4,668     5.0% $   5,835
                                 ========           =========          =========
Tier I capital, and
 ratio to risk-weighted
 assets.................  12.95% $ 10,299     4.0%  $   3,182     6.0% $   4,773
                                                    =========          =========
Allowance for loan
 losses.................              504
Total risk-based
 capital, and ratio to
 risk-weighted assets...  13.58% $ 10,803     8.0%  $   6,365    10.0% $   7,956
                                 ========           =========          =========
Total assets............         $116,827
                                 ========
Adjusted total assets...         $116,707
                                 ========
Risk-weighted assets....         $ 79,558
                                 ========

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


                                            December 31, 1998
                          ------------------------------------------------------
                                                                  To Be Well
                                                Minimum       Capitalized Under
                                              For Capital     Prompt Corrective
                              Actual       Adequacy Purposes  Action Provisions
                          ---------------  ------------------ ------------------
                          Ratio   Amount    Ratio    Amount    Ratio    Amount
                          ------ --------  -------- --------- -------- ---------
                                         (Dollars In Thousands)
Stockholders' equity,
 and ratio to total
 assets.................   8.72% $  9,681
Intangible assets.......             (301)
                                 --------
Tangible capital, and
 ratio to adjusted total
 assets.................   8.45% $  9,380     1.5%  $   1,666
                                 ========           =========
Tier I capital, and
 ratio to adjusted total
 assets.................   8.45% $  9,380     4.0%  $   4,441     5.0% $   5,552
                                 ========           =========          =========
Tier I capital, and
 ratio to risk-weighted
 assets.................  13.04% $  9,380     4.0%  $   2,878     6.0% $   4,317
                                 ========           =========          =========
Allowance for loan
 losses.................              531
                                 --------
Total risk-based
 capital, and ratio to
 risk-weighted assets...  13.78% $  9,911     8.0%  $   5,755    10.0% $   7,194
                                 ========           =========          =========
Total assets............         $111,337
                                 ========
Adjusted total assets...         $111,036
                                 ========
Risk-weighted assets....         $ 71,943
                                 ========

19--Related Party Transactions

   The Association has granted loans to certain of its officers and Directors and to their associates. The aggregate dollar amount of these loans were $1,835,000 and $1,539,000 at December 31, 1999 and 1998, respectively. All loans were made in the ordinary course of business.

   Loan activity for the periods ended December 31 was as follows:

                                                           1999    1998   1997
                                                          ------  ------  -----
                                                            (In Thousands)
   Balance, beginning of year............................ $1,539  $  866  $ 860
   Additional borrowings.................................    545   1,196    162
   Payments and deletions................................   (249)   (523)  (156)
                                                          ------  ------  -----
     Balance, end of year................................ $1,835  $1,539  $ 866
                                                          ======  ======  =====

   At December 31, 1999, mortgage loans totaling $137,000 were made prior to May 1989 and did not require the payment of points and, in some cases, were made at an annual interest rate of one percent below the market rate. In addition, loans totaling $1,698,000 were granted on substantially the same terms and required substantially similar collateral as loans with others.

   For the years ended December 31, 1999, 1998 and 1997, payments aggregating approximately $136,000, $86,000 and $145,000, respectively, were made for professional services to firms in which certain Directors had more than a 10% interest.

                NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                           December 31, 1999 and 1998


20--Financial Instruments with Off-Balance Sheet Risk

   The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the balance sheet.

   The following table summarizes these financial instruments at December 31:

                                                                    1999  1998
                                                                    ----- -----
                                                                        (In
                                                                    Thousands)
   Commitments to extend credit:
     Outstanding construction mortgages............................ $ 440 $ 655
     Unused lines of credit........................................ 2,584 1,985
     Commitments to fund loans..................................... 1,795 3,805
   Standby letters of credit.......................................    25    19

   The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

   Commitments to extend credit are agreements to lend to a customer and generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Association upon extension of credit, is based on management's credit evaluation of the counterparty.

   Standby letters of credit are written conditional commitments issued by the Association to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                   CONSOLIDATED STATEMENTS OF CONDITION

                              (In Thousands)

                                (unaudited)

                                                June 30, 2000 December 31, 1999
                                                ------------- -----------------
                    ASSETS
Cash and due from banks........................   $  1,819        $  1,975
Interest bearing deposits......................      2,526           1,453
Securities available for sale, at market.......      4,629           3,819
Federal Home Loan Bank stock...................        762             762
Loans, net.....................................     97,976          94,186
Loans held for resale, at cost which
 approximates market value.....................      2,518           2,118
Office premises and equipment..................        587             472
Accrued interest receivable....................        929             825
Deferred Income Taxes..........................        316             316
Foreclosed real estate, net....................                        179
Loan servicing rights..........................      9,536           9,641
Income taxes receivable........................                         10
Other assets...................................      1,206           1,071
                                                  --------        --------
                                                  $122,804        $116,827
                                                  ========        ========
     LIABILITIES and SHAREHOLDERS' EQUITY
Liabilities:
  Deposits.....................................   $106,924        $ 93,901
  Advances from borrowers for taxes and
   insurance...................................        116             420
  Federal Home Loan Bank advances..............      2,500           7,000
  Other liabilities............................      2,451           5,087
                                                  --------        --------
                                                   111,991         106,408
                                                  --------        --------
Commitments and contingencies (Note 12)........
Shareholders' Equity:
  Series B 8.00% non-cumulative convertible
   preferred stock, par value $.005, authorized
   2,000,000 shares and 489,722 shares issued
   and outstanding in 1999 and 489,001 in 2000.
   (Liquidation preference of $8.75 per share,
   aggregating $4,278,759)                               2               2
  Common stock, par value $.003, authorized
   6,000,000 shares issued and outstanding
   1,435,535 shares in 2000 and 1,428,624
   shares in 1999                                        5               4
  Additional paid in capital...................      8,148           8,117
  Retained earnings............................      2,670           2,314
  Accumulated other comprehensive income.......        (12)            (18)
                                                  --------        --------
  Total shareholders' equity...................     10,813          10,419
                                                  --------        --------
                                                  $122,804        $116,827
                                                  ========        ========

               See notes to unaudited financial statements.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                     CONSOLIDATED STATEMENTS of INCOME

                 (In Thousands, Except Per Share Amounts)

                                (unaudited)

                                          Three months ended Three months ended
                                            June 30, 2000      June 30, 1999
                                          ------------------ ------------------
Interest income:
  Interest on loans:
    First mortgage loans.................       $1,595             $1,526
    Commercial and other loans...........          472                270
  Interest and dividends on securities:
    Interest.............................           93                128
    Dividends............................           15                 12
                                                ------             ------
      Total interest income..............        2,175              1,936
                                                ------             ------
Interest expense:
  Interest on deposits...................          754                644
    Interest on borrowed funds...........           45                 63
    Other................................            1                  1
                                                ------             ------
      Total interest expense.............          800                708
                                                ------             ------
      Net interest income................        1,375              1,228
                                                ------             ------
Provision for loan losses................                             (25)
                                                ------             ------
      Net interest income after provision
       for loan losses...................        1,375              1,253
                                                ------             ------
Noninterest income:
  Service fees charged on deposits.......          104                 97
  Securities losses......................           (1)
  Gain on sale of loans..................           45                139
  Loan fees..............................          191                128
  Other operating income.................           16                 19
                                                ------             ------
                                                   355                383
                                                ------             ------
Noninterest expenses:
  Salaries and employee benefits.........          655                589
  Occupancy and equipment................          167                155
  Foreclosed real estate expense.........            1                  4
  SAIF deposit insurance premium.........            5                 12
  Other operating expenses...............          358                379
                                                ------             ------
                                                 1,186              1,139
                                                ------             ------
      Income before income tax expense...          544                497
Income tax expense.......................          194                166
                                                ------             ------
      Net income.........................       $  350             $  331
                                                ======             ======
      Basic earnings per share of common
       stock:                                   $  .18             $  .17
                                                ======             ======
      Fully diluted earnings per share of
       common stock:                            $  .14             $  .13
                                                ======             ======

                See notes to unaudited financial statements

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                     CONSOLIDATED STATEMENTS of INCOME

                 (In Thousands, Except Per Share Amounts)

                                (unaudited)

                                              Six months Ended Six months Ended
                                               June 30, 2000    June 30, 1999
                                              ---------------- ----------------
Interest income:
  Interest on loans:
    First mortgage loans.....................      $3,106           $3,115
    Commercial and other loans...............         922              521
  Interest and dividends on securities:
    Interest.................................         179              187
    Dividends................................          28               25
                                                   ------           ------
      Total interest income..................       4,235            3,848
                                                   ------           ------
Interest expense:
  Interest on deposits.......................       1,462            1,309
  Interest on borrowed funds.................         110              141
  Other......................................           2                3
                                                   ------           ------
      Total interest expense.................       1,574            1,453
                                                   ------           ------
      Net interest income....................       2,661            2,395
                                                   ------           ------
Provision for loan losses....................         (50)             (25)
                                                   ------           ------
      Net interest income after provision for
       loan losses...........................       2,711            2,420
                                                   ------           ------
Noninterest income:
  Service fees charged on deposits...........         206              191
  Securities gains (losses), net.............          (1)
  Gain on sale of loans......................         113              280
  Loan fees..................................         347              271
  Other operating income.....................          20               24
                                                   ------           ------
                                                      685              766
                                                   ------           ------
Noninterest expenses:
  Salaries and employee benefits.............       1,296            1,164
  Occupancy and equipment....................         319              300
  Foreclosed real estate expense.............         (10)              (2)
  SAIF deposit insurance premium.............          10               34
  Other operating expenses...................         756              734
                                                   ------           ------
                                                    2,371            2,230
                                                   ------           ------
      Income before income tax expense.......       1,025              956
Income tax expense...........................         353              323
                                                   ------           ------
      Net Income.............................      $  672           $  633
                                                   ======           ======
      Basic earnings per share of common
       stock:                                      $  .34           $  .32
                                                   ======           ======
      Fully diluted earnings per share of
       common stock:                               $  .28           $  .27
                                                   ======           ======

               See notes to unaudited financial statements.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

        CONSOLIDATED STATEMENTS of CHANGES in SHAREHOLDERS' EQUITY

                              (In Thousands)

                                (unaudited)

                                                               Accumulated
                                          Additional              Other
                         Preferred Common  Paid-in   Retained Comprehensive
                           Stock   Stock   Capital   Earnings    Income      Total
                         --------- ------ ---------- -------- ------------- -------
Balance at December 31,
 1998...................    $ 2     $ 4     $8,043    $1,632      $-0-      $ 9,681
  Net income for the six
   months ended June 30,
   1999.................                                 633                    633
  Common stock options
   exercised............                        51                               51
  Cash dividends
   declared--common
   stock................                                (135)                  (135)
  Cash dividends
   declared--preferred
   stock................                                (171)                  (171)
                            ---     ---     ------    ------      ----      -------
Balance at June 30,
 1999...................    $ 2     $ 4     $8,094    $1,959      $ --      $10,059
                            ===     ===     ======    ======      ====      =======
Balance at December 31,
 1999...................    $ 2     $ 4     $8,117    $2,314      ($18)     $10,419
  Net Income for the six
   months ended June 30,
   2000.................                                 672                    672
  Change in net
   unrealized losses on
   securities...........                                             5            5
  Reclassification
   adjustment for loss
   included in income...                                             1            1
                                                                            -------
    Total comprehensive
     income.............                                                        678
                                                                            -------
  Common stock issued...              1         31                               32
  Cash dividends
   declared--common
   stock................                                (145)                  (145)
  Cash dividends
   declared--preferred
   stock................                                (171)                  (171)
                            ---     ---     ------    ------      ----      -------
Balance at June 30,
 2000...................    $ 2     $ 5     $8,148    $2,670      ($12)     $10,813
                            ===     ===     ======    ======      ====      =======

               See notes to unaudited financial statements.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                   CONSOLIDATED STATEMENTS of CASH FLOWS

                              (In Thousands)

                                (unaudited)

                                                              Six months Ended
                                                             ------------------
                                                             June, 30, June 30,
                                                               2000      1999
                                                             --------- --------
Operating activities:                                         $   672   $  633
  Net income................................................
  Adjustments to reconcile net income to net cash provided
   (used) by operating activities:
    Provision for loan losses...............................      (50)     (25)
    Provision for depreciation and amortization.............       98       93
    Accretion of discounts on securities....................       (3)     (20)
    Amortization of net deferred loan fees..................      (68)    (224)
    Amortization of cost of loan servicing rights acquired..    1,243      836
    (Gain) on sale of loans.................................     (113)    (280)
    Loss on sale of securities..............................        1
    (Gain) on sale of foreclosed real estate, net...........      (16)
    Net change in loans held for resale.....................     (400)  (1,081)
    (Increase) decrease in accrued interest receivable......     (104)      26
    Increase in other assets................................     (135)    (377)
    Decrease in income taxes receivable.....................       10       25
    Increase in other liabilities...........................   (2,940)     535
                                                              -------   ------
      Net cash provided (used) by operating activities......   (1,805)     141
                                                              -------   ------
Investing activities:
  Purchase of securities--available-for-sale................   (1,671)  (4,426)
  Proceeds from sale of securities--available-for-sale......      869
  Net (increase) decrease in loans..........................   (3,559)   2,909
  Proceeds from sale of foreclosed real estate..............      195
  Purchase of loan servicing rights.........................   (1,090)  (2,729)
  Origination of loan servicing rights......................      (48)    (213)
  Purchase of equipment.....................................     (213)     (20)
                                                              -------   ------
      Net cash used by investing activities.................   (5,517)  (4,479)
                                                              -------   ------
Financing activities:
  Increase in deposits......................................   13,023    5,361
  Proceeds from exercise of stock options...................       32       51
  Proceeds from issuance of preferred stock.................
  Repayment of FHLB advances................................  (81,474)  (9,257)
  Proceeds from FHLB advances...............................   76,974    7,505
  Cash dividends--common stock..............................     (145)    (135)
  Cash dividends--preferred stock...........................     (171)    (171)
                                                              -------   ------
      Net cash provided by financing activities.............    8,239    3,354
                                                              -------   ------
      Increase (decrease) in cash and cash equivalents......      917     (984)
  Cash and cash equivalents--January 1......................    3,428    8,026
                                                              -------   ------
  Cash and cash equivalents--June 30........................  $ 4,345   $7,042
                                                              =======   ======
Supplemental Disclosures:
  Cash paid during the six month period for:
    Interest expense........................................  $ 1,583   $1,460
    Income taxes............................................      900      140
Noncash investing activity:
  Addition to foreclosed real estate........................        0       85

               See notes to unaudited financial statements.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

           NOTES to UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                               June 30, 2000

1. Basis of Presentation:

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to form 10-Q. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements. However in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the six month period ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the financial statements and footnotes thereto in Nutmeg Federal Savings and Loan's annual report on Form 10-K for the year ended December 31, 1999.

   The 2000 consolidated financial statements include the amounts of Nutmeg Federal Savings & Loan Association and its wholly-owned subsidiary Nutmeg Passive Investment Company. There are significant intercompany items that have been eliminated in the consolidation.

2. Reclassifications

   Certain 1999 amounts have been reclassified to conform to the 2000 presentation.

3. Securities Available-For-Sale

   The amortized cost and approximate market value of securities available-for-sale were as follows:

                                                                 December 31,
                                               June 30, 2000         1999
                                              ---------------- ----------------
                                              Amortized Market Amortized Market
                                                Cost    Value    Cost    Value
                                              --------- ------ --------- ------
                                                       (In Thousands)
   U.S. Treasury Bills
     Greater than 1 year less than 5 years...  $4,641   $4,629  $3,847   $3,819
                                               ======   ======  ======   ======

   During the first six months of 2000 the Association sold securities totaling $869,000 for a loss of $1,000; during the first six months of 1999 the Association sold no securities.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                               June 30, 2000

4. Loans:

   Loans receivable are summarized as follows:

                                               June 30, 2000 December 31, 1999
                                               ------------- -----------------
                                                       (In Thousands)
   First mortgage loans:
     Principal balances:
       Secured by one-to-four family
        residences............................    $59,264         $58,917
       Secured by other properties............     18,525          16,863
       Construction loans.....................      2,764           2,161
                                                  -------         -------
                                                   80,553          77,941
       Less--undisbursed portion of
        construction loans....................       (607)           (440)
                                                  -------         -------
         Total first mortgage loans...........     79,946          77,501
                                                  -------         -------
   Other loans:
     Principal balances:
       Home equity............................        899           1,084
       Commercial.............................     16,553          14,704
       Consumer and other.....................      1,371           1,614
                                                  -------         -------
         Total other loans....................     18,823          17,402
                                                  -------         -------
   Less:
     Allowance for loan losses................       (523)           (504)
     Net deferred loan--origination fees......       (270)           (213)
                                                  -------         -------
         Loans, net...........................    $97,976         $94,186
                                                  =======         =======

   At June 30, 2000 and 1999 the Association had loans amounting to approximately $308,000 and $1,081,000, respectively, that were classified as impaired. The allowance for loan losses related to these loans amounted to approximately $6,000 and $81,000 at June 30, 2000 and 1999, respectively. The following is a summary of cash receipts on these loans and how they were applied in 1999 and 2000:

                                                  June 30, 2000 June 30, 1999
                                                  ------------- -------------
                                                        (In Thousands)
   Cash receipts applied to reduce principal
    balance......................................      $ 0           $ 4
   Cash receipts recognized as interest income...        0             5
                                                       ---           ---
     Total cash receipts.........................      $ 0           $ 9
                                                       ===           ===

   If interest on these loans has been recognized at its contractual interest rates, interest income on these loans would have been approximately $12,000 in 2000 and $19,000 in 1999.

   The Association has no commitments to loan additional funds to the borrowers of impaired or nonaccrual loans.

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                               June 30, 2000

   Changes in the allowance for loan losses during the periods indicated were as follows:

                                                          Six months ended:
                                                     ---------------------------
                                                     June 30, 2000 June 30, 1999
                                                     ------------- -------------
                                                           (In Thousands)
   Balance at beginning of year.....................     $504          $531
   Provision charged to operations..................      (50)          (25)
   Loan recoveries..................................       82
   Loans charged off................................      (13)           (4)
                                                         ----          ----
                                                         $523          $502
                                                         ====          ====

   The Association grants residential and commercial loans to customers primarily in Danbury, Connecticut and surrounding towns in northern Fairfield County. Although the Association has a diversified loan portfolio, its debtors' ability to honor their contracts is substantially dependent upon the general economic conditions of the region.

5. Loan Servicing:

   The Association may originate and sell certain residential mortgages for the purpose of providing liquidity. For some loans, the Association may retain an interest in their repayment; however, in all cases, the Association retains the servicing rights. Risk of loss to the Association for loans sold is limited to any interest in the loan which the Association may retain. The principal balances of loans serviced for the benefit of others are as follows:

                                               June 30, 2000 December 31, 1999
                                               ------------- -----------------
                                                       (In Thousands)
   Balances serviced..........................   $ 986,699       $ 917,405
   Portions owned by others...................    (986,672)       (917,372)
                                                 ---------       ---------
   The Association's interest--included in
    loans.....................................   $      27       $      33
                                                 =========       =========

   The amortization of the cost of loan servicing rights acquired for the six months ended is as follows:

                                                     June 30, 2000 June 30, 1999
                                                     ------------- -------------
                                                           (In Thousands)
   Balance at beginning.............................    $ 9,641       $6,179
   Purchased during period..........................      1,090        2,729
   Originated during period.........................         48          213
   Amortization.....................................     (1,243)        (836)
                                                        -------       ------
                                                        $ 9,536       $8,285
                                                        =======       ======

6. Foreclosed Real Estate:

   Foreclosed real estate is summarized as follows:

                                                 June 30, 2000 December 31, 1999
                                                 ------------- -----------------
                                                         (In Thousands)
   Residential land and buildings...............      $ 0            $214
   Less, Allowance for losses...................        0             (35)
                                                      ---            ----
   Net value....................................      $ 0            $179
                                                      ===            ====

               NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                              June 30, 2000

   The following summarizes the activity in the allowance for estimated losses:

                                                     June 30, 2000 June 30, 1999
                                                     ------------- -------------
                                                           (In Thousands)
   Balance at beginning of year.....................     $ 35           $35
   Sale of foreclosed real estate...................      (35)
                                                         ----           ---
   Balance at end of six month period...............     $  0           $35
                                                         ====           ===

   The components of foreclosed real estate expense are summarized as follows for the six months ended;

                                                   June 30, 2000 June 30, 1999
                                                   ------------- -------------
                                                         (In Thousands)
   Expenses of holding foreclosed real estate.....     $  6           $12
   Gain (loss) on sale of foreclosed real estate,
    net...........................................      (16)          (14)
                                                       ----           ---
   Provision for estimated losses.................
     Net expense..................................     $(10)          $(2)
                                                       ====           ===

7. Deposits:

   Deposits consisted of the following:

                                                 June 30, 2000 December 31, 1999
                                                 ------------- -----------------
                                                         (In Thousands)
   Demand.......................................   $ 24,662         $21,202
   NOW and Super NOW............................     11,706           7,134
   Passbook.....................................     24,367          25,228
   Money market.................................      1,034           1,640
   Certificates of deposit......................     45,155          38,697
                                                   --------         -------
     Total deposits.............................   $106,924         $93,901
                                                   ========         =======

8. Federal Home Loan Bank Advances:

   Advances from Federal Home Loan Bank (FHLB) consisted of the following:

                                                           June 30, December 31,
   Interest Rate                                  Maturity   2000       1999
   -------------                                  -------- -------- ------------
                                                              (In Thousands)
   4.80-6.17%....................................   2000    $1,500     $6,000
   4.49..........................................   2001     1,000      1,000
                                                            ------     ------
                                                            $2,500     $7,000
                                                            ======     ======

   At June 30, 2000 and December 31, 1999 FHLB advances all advances were fixed rate loans.

   All stock in the FHLB of Boston and first mortgage loans on residential property with unpaid principal amounts equal to 200% of the above FHLB advances are pledged as collateral to secure the FHLB advances.

               NUTMEG FEDERAL SAVINGS AND LOAN ASSOCIATION

                              June 30, 2000

   The Association has a cash management line of credit with Federal Home Loan Bank aggregating $2,750,000, of which $-0- were outstanding at June 30, 2000 and December 31, 1999.

9. Income Taxes

   Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   The components of the net deferred tax asset at June 30, 2000 and December 31, 1999 were as follows:

                                                         June 30, December 31,
                                                           2000       1999
                                                         -------- ------------
                                                         Federal    Federal
                                                         -------- ------------
                                                            (In Thousands)
   Deferred tax assets:
     Bad debt allowance.................................  $ 178      $ 171
     Net deferred loan origination fees.................                 1
     Deferred compensation..............................    154        133
     Purchased mortgage purchasing......................    364        323
     Net unrealized losses on available-for-sale
      securities........................................     10         10
     Other..............................................                 9
                                                          -----      -----
     Total deferred tax asset...........................    706        647
                                                          -----      -----
   Deferred tax liabilities:
     Originated mortgage servicing......................   (299)      (240)
                                                          -----      -----
     Total deferred tax liabilities.....................   (299)      (240)
                                                          -----      -----
   Net deferred tax asset...............................    407        407
   Valuation Reserve....................................    (91)       (91)
                                                          -----      -----
   Net deferred tax asset...............................  $ 316      $ 316
                                                          =====      =====

   A reconciliation of the income tax provision to that computed using the statutory tax rate for the six month ended June 30 is as follows:

                                                                     2000  1999
                                                                     ----  ----
   Federal income tax at statutory rates............................ $349  $325
   Connecticut corporation tax, net.................................
   Bad Debt Allowance...............................................    7    (9)
   Other, net.......................................................   (3)    7
                                                                     ----  ----
                                                                     $353  $323
                                                                     ====  ====

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                               June 30, 2000

10. Earnings Per Share:

   The following data show the amounts used in computing earnings per share and the effect on income and the weighted average number of shares of dilutive potential common stock.

                                                    June 30, 2000 June 30, 1999
                                                    ------------- -------------
                                                    (In Thousands Except Number
                                                            of Shares)
   Net income.....................................    $     672     $     633
   Less: preferred dividends......................         (171)         (171)
                                                      ---------     ---------
   Income available to common shareholders used in
    basic EPS.....................................          501           462
   Convertible preferred stock....................          171           171
                                                      ---------     ---------
   Income available to common shareholders after
    assumed conversions of dilutive sec. .........          672           633
                                                      ---------     ---------
   Weighted average number of common shares used
    in basic EPS..................................    1,433,535     1,414,039
   Effect of dilutive securities:
     Stock Options................................      108,502       117,432
     Convertible preferred stock..................      853,799       857,098
                                                      ---------     ---------
   Weighted average number of common shares and
    dilutive potential common shares used in
    dilutive EPS..................................    2,395,836     2,388,569

11. Regulatory Matters:

   The Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) of 1989 was signed into law on August 9, 1989 and, as a result, the OTS adopted new capital regulations effective December 7, 1989.

   Current OTS regulations require the Association to have minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3.0 percent leverage capital ratio and an 8.0 percent risk-based capital ratio.

   In addition, capital regulations of the FDIC are also relevant to the Association. The FDIC has adopted risk-based capital rules which are similar but not identical to those of the OTS. The FDIC also has regulations requiring a minimum leverage core capital ratio (shareholders' equity divided by average total assets for the most recent quarter) from 4.00 to 5.00 percent, based upon the risk profile of the Association.

   The regulatory capital positions reported by the Association at June 30, 2000 were as follows:

                                                    Regulatory Capital
                                                -----------------------------
                                                 Core    Tangible  Risk-Based
                                                -------  --------  ----------
                                                      (In Thousands)
   Stockholders' equity per financial state-
    ments...................................... $10,813  $10,813    $10,813
   Capital adjustments:
     General loss reserve......................                         523
     Excess loan servicing.....................    (120)    (120)      (120)
                                                -------  -------    -------
   Regulatory capital..........................  10,693   10,693     11,216
   Minimum required capital....................   3,684    1,842      6,633
                                                -------  -------    -------
   Excess...................................... $ 7,009  $ 8,851    $ 4,583
                                                =======  =======    =======

                NUTMEG FEDERAL SAVINGS and LOAN ASSOCIATION

                               June 30, 2000


                                                          Regulatory Capital
                                                          --------------------
                                                                         Risk-
                                                          Core  Tangible Based
                                                          ----  -------- -----
                                                            (In Thousands)
   Core capital as a percentage of adjusted tangible
    assets..............................................  8.70%
   Percentage required..................................  3.00
   Tangible capital as a percentage of tangible assets..          8.70%
   Percentage required..................................          1.50
   Risk-based capital as a percentage of risk weighted
    assets..............................................                 13.54%
   Percentage required..................................                  8.00

12. Financial Instruments with Off-Balance Sheet Risk:

   The Association is a party to financial instruments with off-balance sheet risk in the normal business to meet the financing needs of its customers that are not presented in the accompanying financial statements.

   The following table summarizes these financial instruments at June 30, 2000 and December 31, 1999:

                                                           June 30, December 31,
                                                             2000       1999
                                                           -------- ------------
                                                              (In Thousands)
   Commitments to extend credit:
   Outstanding construction mortgages.....................  $  607     $  440
   Unused lines of credit.................................   4,484      2,584
   Commitments to fund loans..............................   1,362      1,795
   Standby letters of credit..............................      10         25

   The Association does not anticipate any material losses as a result of financial instruments not reflected on the balance sheet.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20 Indemnification of Directors and Officers

   Reference is made to the provisions of Articles Ninth and Tenth of NewMil's certificate of incorporation, and the provisions of Article XII of NewMil's bylaws, as amended.

   NewMil is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of NewMil, or are or were serving at the request of NewMil in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of NewMil, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

   NewMil's bylaws provide for indemnification of its directors, officers, employees and such other persons specified in Section 145 of the Delaware Corporation Law to the full extent permitted or required of corporations subject to the Delaware Corporation Law.

   Articles Ninth and Tenth of NewMil's certificate of incorporation provides that no director will be personally liable to NewMil or its shareholders for monetary damages for any breach of fiduciary duty as a director other than liability for any breach of such director's duty of loyalty to NewMil or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or for any transaction from which the director derived an improper personal benefit.

   The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NewMil pursuant to the foregoing provisions, or otherwise, NewMil has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by NewMil of expenses incurred or paid by a director, officer or controlling person of NewMil in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, NewMil will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21

 (a) Exhibits
 ------------
      *2.1    Agreement and Plan of Merger dated May 30, 2000 by and between
              NewMil Bancorp, Inc. ("NewMil") and Nutmeg Federal Savings & Loan
              Association ("Nutmeg").

      *2.2    Option Agreement dated May 30, 2000 by and between NewMil and
              Nutmeg.

      *2.3 Stockholders Agreement dated May 30, 2000 by and between NewMil and the stockholders of Nutmeg as identified therein.

 Exhibits
 --------
   3.1    Certificate of Incorporation of NewMil filed on December 9, 1986
          (incorporated by reference to Exhibit 3.1 to NewMil's Registration
          Statement on Form S-4 (No. 33-10693)).

   3.1.1 Amendment to Certificate of Incorporation of NewMil increasing authorized shares of common stock from 6,000,000 to 20,000,000
          (incorporated by reference to NewMil's 1994 Proxy Statement dated
          September 23, 1994, page A-1)).

   3.2    Bylaws of NewMil (incorporated by reference to Exhibit 3.2 to
          NewMil's Registration Statement on Form S-4 (No. 33-10693) filed on
          December 9, 1986.

   3.3    Amendment to Bylaws of NewMil (incorporated by reference to Exhibit
          10.14 of the Registrant's 1999 Form 10-K).

   4.1 Instruments defining the rights of security holders (included in Exhibits 3.1 and 3.2).

  *5. Opinion of Tyler Cooper & Alcorn, LLP as to the legality of the securities being registered hereunder, including the consent of that firm.

  *8. Opinion of Tyler Cooper & Alcorn, LLP as to certain tax matters, including the consent of that firm.

  10.1    The New Milford Savings Bank 1986 Stock Option and Incentive Plan
          (incorporated by reference to Exhibit 10.1 to the Company's
          Registration Statement on Form S-4 (No. 33-10693) filed on December
          9, 1986).

  10.2    The New Milford Savings Bank 1986 Stock Option and Incentive Plan
          Incentive Stock Option Agreement and Non-Qualified Stock Option
          Agreement (incorporated by reference to the Registrant's 1988 Form
          10-K).

  10.3    1992 Stock Option Plan for Outside Directors of NewMil Bancorp, Inc.
          (incorporated by reference to the Registrant's 1992 Proxy Statement dated September 22, 1992, pages 17 through 20).

  10.5    Rights Agreement between NewMil Bancorp, Inc. and American Stock
          Transfer and Trust Company as Rights Agent dated as of July 19, 1994 concerning NewMil Bancorp's shareholder rights plan of same date
          (incorporated by reference to the Registrant's 1994 Form 10-K).

  10.6    The NewMil Bancorp, Inc. Amended and Restated 1986 Stock Option and
          Incentive Plan (incorporated by reference to the Registrant's 1995
          Proxy Statement dated September 20, 1995, pages A-1 to A-11).

  10.7    Employment Agreement between New Milford Savings Bank and its
          President and CEO, Francis J. Wiatr, as of March 31, 1994
          (incorporated by reference to the Registrant's 1995 Form 10-K).

  10.8    Dividend reinvestment plan for NewMil Bancorp's shareholders
          (incorporated by reference to the Registrant's 1996 Form 10-K).

  10.9 Change in control agreements between New Milford Savings Bank and management (Messrs. Grant, McMahon and Shannon; Ms. Farrell)
          (incorporated by reference to the Registrant's 1996 Form 10-K).

  10.10 The Amended and Restated 1992 Stock Option Plan for Outside Directors of NewMil Bancorp, Inc. (incorporated by reference to the Registrant's 1995 Proxy Statement dated September 20, 1995, pages B-1 to B-4).

  10.12 The Amended 1986 Stock Option and Incentive Plan (extending term until 2005 and increasing shares to 525,000), approved by shareholders October 1997 (incorporated by reference to Exhibit 10.12 of the Registrant's 1999 Form 10-K).

  10.13   First and Second Amendments to Employment Agreement of Francis J.
          Wiatr, as of August 1998 (incorporated by reference to Exhibit 10.13 of the Registrant's 1999 Form 10-K).

 Exhibits
 --------

   21.1   Subsidiaries of the Registrant (incorporated by reference to NewMil's
          Form 10-K for the fiscal year ended June 30, 1999).

  *23.1   Consent of PricewaterhouseCoopers LLP.

  *23.2   Consent of McConnell, Budd & Downes, Inc.

  *23.3   Consent of Seward and Monde.

   23.4   Consent of Tyler Cooper & Alcorn, LLP (included as part of Exhibit 5)

   23.5   Consent of Tyler Cooper & Alcorn, LLP (included as part of Exhibit 8)

  *23.6   Consent of PricewaterhouseCoopers (updated)

  *24     Power of Attorney (included on signature page)

  *99.1   Form of Nutmeg Proxy Card

  *99.2   Form of NewMil Proxy Card

  *99.3   Stock/Cash Election Form for Nutmeg Shareholders

  *99.4   Second Election Form for Nutmeg Shareholders

--------

* Filed herewith.

(b)Not required.

(c)See Appendix A to the Proxy Statement/Prospectus

ITEM 22. UNDERTAKINGS

   (a) NewMil hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

   (b) NewMil hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of NewMil's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) NewMil hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), NewMil undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (d) NewMil undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undertaking concerning indemnification is included as part of the response to Item 20.

   (f) NewMil hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent in the effective date of the registration statement through the date of responding to the request.

   (g) Newmil hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it becomes effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Danbury, State of Connecticut, on June 30, 2000.

                                          NewMil Bancorp, Inc.

                                                  /s/ Francis J. Wiatr
                                          By: _________________________________
                                                      Francis J. Wiatr
                                               Chairman, President and Chief
                                                     Executive Officer

   Each person whose signature appears below appoints Francis J. Wiatr or B. Ian McMahon, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power or substitution in such person's name, place and stead, in any and all capacities to sign this Registration Statement on Form S-4 and any amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                 Name                                       Title
                 ----                                       -----

       /s/ Francis J. Wiatr
 _____________________________________
           Francis J. Wiatr            Chairman, President and Chief Executive Officer

    /s/ Willis H. Barton, Jr.
 _____________________________________
         Willis H. Barton, Jr.         Director

      /s/ Herbert E. Bullock
 _____________________________________
          Herbert E. Bullock           Director

      /s/ Joseph Carlson II
 _____________________________________
           Joseph Carlson II           Director

      /s/ Laurie G. Gonthier
 _____________________________________
          Laurie G. Gonthier           Director

      /s/ Robert J. McCarthy
 _____________________________________
          Robert J. McCarthy           Director

      /s/ Suzanne L. Powers
 _____________________________________
           Suzanne L. Powers           Director

       /s/ Betty F. Pacocha
 _____________________________________
           Betty F. Pacocha            Director and Secretary

       /s/ Mary C. Williams
 _____________________________________
           Mary C. Williams            Director

                                   SIGNATURE

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement on Form S-4/A to be signed on its behalf by the undersigned, hereunto duly authorized, in the Town of New Milford, State of Connecticut, on September 13, 2000.

                                                  /s/ Francis J. Wiatr
                                          By: _________________________________
                                                      Francis J. Wiatr
                                                  Chairman, President and
                                                  Chief Executive Officer

                 Name                  Title
                 ----                  -----

    /s/ Willis H. Barton, Jr.*
 _____________________________________
         Willis H. Barton, Jr.         Director

     /s/ Herbert E. Bullock*
 _____________________________________
          Herbert E. Bullock           Director

      /s/ Joseph Carlson II*
 _____________________________________
           Joseph Carlson II           Director

     /s/ Laurie G. Gonthier*
 _____________________________________
          Laurie G. Gonthier           Director

     /s/ Robert J. McCarthy*
 _____________________________________
          Robert J. McCarthy           Director

      /s/ Suzanne L. Powers*
 _____________________________________
           Suzanne L. Powers           Director

      /s/ Betty F. Pacocha*
 _____________________________________
           Betty F. Pacocha            Director and Secretary

      /s/ Mary C. Williams*
 _____________________________________
           Mary C. Williams            Director

* by power of attorney

 Exhibit No.                               Exhibit
 -----------                               -------
     *2.1    Agreement and Plan of Merger dated May 30, 2000 by and between
             NewMil Bancorp, Inc. ("NewMil") and Nutmeg Federal Savings & Loan
             Association ("Nutmeg").

     *2.2    Option Agreement dated May 30, 2000 by and between NewMil and
             Nutmeg.

     *2.3 Stockholders Agreement dated May 30, 2000 by and between NewMil and the stockholders of Nutmeg as identified therein.

     3.1     Certificate of Incorporation of NewMil filed on December 9, 1986
             (incorporated by reference to Exhibit 3.1 to NewMil's Registration
             Statement on Form S-4 (No. 33-10693)).

     3.1.1 Amendment to Certificate of Incorporation of NewMil increasing authorized shares of common stock from 6,000,000 to 20,000,000
             (incorporated by reference to NewMil's 1994 Proxy Statement dated
             September 23, 1994, page A-1)).

     3.2     Bylaws of NewMil (incorporated by reference to Exhibit 3.2 to
             NewMil's Registration Statement on Form S-4 (No. 33-10693) filed on December 9, 1986.

     3.3 Amendment to Bylaws of NewMil (incorporated by reference to Exhibit 10.14 of the Registrant's 1999 Form 10-K).

     4.1 Instruments defining the rights of security holders (included in Exhibits 3.1 and 3.2).

    *5. Opinion of Tyler Cooper & Alcorn, LLP as to the legality of the securities being registered hereunder, including the consent of that firm.

    *8. Opinion of Tyler Cooper & Alcorn, LLP as to certain tax matters, including the consent of that firm.

    10.1     The New Milford Savings Bank 1986 Stock Option and Incentive Plan
             (incorporated by reference to Exhibit 10.1 to the Company's
             Registration Statement on Form S-4 (No. 33-10693) filed on
             December 9, 1986).

    10.2     The New Milford Savings Bank 1986 Stock Option and Incentive Plan
             Incentive Stock Option Agreement and Non-Qualified Stock Option
             Agreement (incorporated by reference to the Registrant's 1988 Form
             10-K).

    10.3     1992 Stock Option Plan for Outside Directors of NewMil Bancorp,
             Inc. (incorporated by reference to the Registrant's 1992 Proxy
             Statement dated September 22, 1992, pages 17 through 20).

    10.5     Rights Agreement between NewMil Bancorp, Inc. and American Stock
             Transfer and Trust Company as Rights Agent dated as of July 19,
             1994 concerning NewMil Bancorp's shareholder rights plan of same date (incorporated by reference to the Registrant's 1994 Form 10-
             K).

    10.6 The NewMil Bancorp, Inc. Amended and Restated 1986 Stock Option and Incentive Plan (incorporated by reference to the Registrant's
             1995 Proxy Statement dated September 20, 1995, pages A-1 to A-11).

    10.7     Employment Agreement between New Milford Savings Bank and its
             President and CEO, Francis J. Wiatr, as of March 31, 1994
             (incorporated by reference to the Registrant's 1995 Form 10-K).

    10.8     Dividend reinvestment plan for NewMil Bancorp's shareholders
             (incorporated by reference to the Registrant's 1996 Form 10-K).

    10.9 Change in control agreements between New Milford Savings Bank and management (Messrs. Grant, McMahon and Shannon; Ms. Farrell)
             (incorporated by reference to the Registrant's 1996 Form 10-K).

    10.10    The Amended and Restated 1992 Stock Option Plan for Outside
             Directors of NewMil Bancorp, Inc. (incorporated by reference to the Registrant's 1995 Proxy Statement dated September 20, 1995, pages B-1 to B-4).

    10.12 The Amended 1986 Stock Option and Incentive Plan (extending term until 2005 and increasing shares to 525,000), approved by shareholders October 1997 (incorporated by reference to Exhibit
             10.12 of the Registrant's 1999 Form 10-K).

 Exhibit No.                               Exhibit
 -----------                               -------
    10.13    First and Second Amendments to Employment Agreement of Francis J.
             Wiatr, as of August 1998 (incorporated by reference to Exhibit
             10.13 of the Registrant's 1999 Form 10-K).

    21.1 Subsidiaries of the Registrant (incorporated by reference to NewMil's Form 10-K for the fiscal year ended June 30, 1999).

   *23.1     Consent of PricewaterhouseCoopers LLP.

   *23.2     Consent of McConnell, Budd & Downes, Inc.

   *23.3     Consent of Seward and Monde.

    23.4     Consent of Tyler Cooper & Alcorn, LLP (included as part of Exhibit
             5)

    23.5     Consent of Tyler Cooper & Alcorn, LLP (included as part of Exhibit
             8)

   *23.6     Consent of PricewaterhouseCoopers LLP (updated)

   *24       Power of Attorney (included on signature page)

   *99.1     Form of Nutmeg Proxy Card

   *99.2     Form of NewMil Proxy Card

   *99.3     Stock/Cash Election Form for Nutmeg Shareholders

   *99.4     Second Election Form for Nutmeg Shareholders

--------
* Filed herewith.